UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Home BancShares, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)Title of each class of securities to which the transaction applies:

(2)Aggregate number of securities to which the transaction applies:

(3)Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)Proposed maximum aggregate value of the transaction:

(5)Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)Amount Previously Paid:

(2)Form, Schedule or Registration Statement No.:

(3)Filing Party:

(4)Date Filed:

Explanatory Note
We are filing this revised definitive proxy statement to correct an inadvertent error in the title of “Proposal Three – Approval of 2022 Equity Incentive Plan” in the table of contents of the proxy statement, which was incorrectly listed in the table of contents of the original definitive proxy statement filed with the Securities and Exchange Commission on March 4, 2022.

2022 Annual Meeting of Shareholders and Proxy Statement

Notice of Annual Meeting of Shareholders
HOME BANCSHARES, INC.
719 Harkrider Street, Suite 100
Conway, Arkansas 72032
(501) 339-2929
Internet Site: www.homebancshares.com

Notice of Annual Meeting of Shareholders To Be Held on April 21, 2022
The Annual Meeting of Shareholders of Home BancShares, Inc. (the “Company”) will be held on April 21, 2022, at 10:00 a.m. (CDT) at the Company’s corporate office, located at 719 Harkrider Street, Conway, Arkansas, for the following purposes:
(1)To elect directors for a term of one year.
(2)To provide an advisory (non-binding) vote approving the Company’s compensation of its named executive officers.
(3)To approve the Company’s 2022 Equity Incentive Plan.
(4)To ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the next fiscal year.
(5)To transact such other business as may properly come before the meeting or any adjournments thereof.
Only shareholders of record on February 25, 2022, will be entitled to vote at the meeting or any adjournments thereof. A list of shareholders will be available for inspection at the office of the Company at 719 Harkrider Street, Suite 100, Conway, Arkansas, 72032, beginning two business days after the date of this notice and continuing through the meeting. The stock transfer books will not be closed.
The 2021 Annual Report to Shareholders is included in this publication.

By Order of the Board of Directors

JOHN W. ALLISON
Chairman and Chief Executive Officer

Conway, Arkansas
March 4, 2022
YOUR VOTE IS IMPORTANT
PLEASE COMPLETE, DATE AND SIGN YOUR PROXY AND RETURN IT WITHOUT DELAY

i	www.homebancshares.com

Notice of Annual Meeting of Shareholders

How to Vote if you are A Shareholder of Record
Your vote is important. You can save the Company the expense of a second mailing by voting promptly. Shareholders of record can vote by telephone, on the Internet, by mail or by attending the Annual Meeting and voting by ballot as described below. (Please note: if you are a beneficial owner of shares held in the name of a bank, broker or other holder, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.)
The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 1:00 a.m. Central time on April 21, 2022.

Vote by Telephone	Vote on the Internet	Vote by Mail	Voting at the Annual Meeting
You can vote by calling the toll-free telephone number on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.
You also can choose to vote on the Internet by visiting the website for Internet voting printed on your proxy card. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to Computershare in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Proxy Services, c/o Computershare Investor Services, P.O. Box 505000, Louisville, Kentucky, 40233.

The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.
Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on April 21, 2022:
The Notice and Proxy Statement and the Annual Report on Form 10-K
are available at www.envisionreports.com/HOMB.

www.homebancshares.com	ii

Table of Contents

1	Proxy Summary

9	About the Annual Meeting

14	Proposal One – Election of Directors
	14	Directors and Executive Officers of the Company
	14	Nominees for Director
	21	Being Responsive to Shareholder Feedback
	22	Executive Officers

23	Corporate Governance
	23	Duties of the Board
	23	Corporate Governance Guidelines and Policies
	23	Director Independence
	23	Board Structure and Role in Risk Oversight
	24	Code of Ethics
	24	Derivative Trading and Hedging

25	Board Meetings and Committees of the Board
	25	Committees of the Board
	25	Audit and Risk Committee
	26	Compensation Committee
	27	Nominating and Corporate Governance Committee
	29	Asset/Liability Committee

30	Director Compensation
	30	Director Compensation Table

32	Certain Relationships and Related Transactions

33	Delinquent Section 16(a) Reports

34	Principal Shareholders of the Company

36	Compensation Discussion and Analysis
	36	Named Executive Officers for 2021
	36	Responding to 2021 Say- on-Pay Vote
	39	2021 Performance Highlights
	40	2019 CEO Transition and Pay-for-Performance Alignment

	41	Aligning Executive Compensation with Metrics that Drive Shareholder Value
	41	Compensation Philosophy
	42	Compensation Committee Role and Decision-Making Process
	43	Components of Compensation

51	Report of the Compensation Committee of the Board of Directors

52	Executive Compensation
	52	Summary Compensation Table
	52	Employment Agreements
	54	Stock Awards and Stock Option Grants
	56	Option Exercises and Stock Awards Vested in 2021
	57	Pension and Other Benefits
	57	Nonqualified Deferred Compensation
	57	Payments Upon Termination or Change-In-Control
	59	Compensation Risk Assessment
	60	CEO Pay Ratio

61	Proposal Two – Advisory (Non-Binding) Vote Approving Executive Compensation

62	Proposal Three – Approval of 2022 Equity Incentive Plan

66	Proposal Four – Ratification of Appointment of Independent Registered Public Accounting Firm

67	Report of the Audit Committee of the Board of Directors

68	Audit and Non-Audit Fees

69	Submission of Shareholder Proposals

69	Where You Can Find More Information

A-1	Appendix A

B-1	Appendix B

www.homebancshares.com

Proxy Summary
HOME BANCSHARES, INC.
719 Harkrider Street, Suite 100
Conway, Arkansas 72032
(501) 339-2929
Internet Site: www.homebancshares.com
Proxy Summary
This summary highlights selected information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting. For more complete information regarding our 2021 performance, please review our 2021 Annual Report on Form 10-K, which accompanies this document.

The Annual Meeting

Date:	April 21, 2022

Time:	10:00 a.m. CST

Location:	Home BancShares, Inc. Corporate Office, 719 Harkrider Street, Conway, Arkansas

Record Date:	February 25, 2022

Number Shares Outstanding and Entitled to Vote:	163,891,908

Voting Matters and Board Recommendations

Matter		Board Recommendation	Page Reference
Proposal 1.	Election of Directors. To elect the 15 nominees listed in this Proxy Statement as directors for a term of one year.	✓ FOR each nominee	14
Proposal 2.	Advisory (Non-Binding) Vote on Executive Compensation. To approve, on an advisory (non-binding) basis, the Company’s compensation of its named executive officers.	✓ FOR	61
Proposal 3.	Approval of 2022 Equity Incentive Plan. To approve the Company’s 2022 Equity Incentive Plan.	✓ FOR	62
Proposal 4.	Ratification of Appointment of Independent Registered Public Accountants. To ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the next fiscal year.	✓ FOR	66

1	www.homebancshares.com

Proxy Summary

Shareholder Engagement and Enhancements to our Compensation and Governance Programs
At our 2020 Annual Meeting, our proposal to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, commonly known as “say-on-pay,” received a “For” vote of 45.9% of the shares voted. Although this vote is advisory and non-binding, the Compensation Committee of our Board of Directors and our entire Board of Directors took these results very seriously. The Company’s previous say-on-pay votes have generally shown strong support for the Company’s executive compensation programs, with our 2019 say-on-pay vote, for example, receiving the support of 92.4% of our shareholders. In response to the 2020 say-on-pay vote, we reached out to our shareholders and listened to their concerns regarding our executive compensation and governance practices.
After hearing from shareholders and proxy advisors and reviewing recent corporate governance developments, the Company implemented a number of enhancements to its executive compensation and governance programs. In addition, we enhanced our disclosure regarding the transition of our Chairman back into the Chief Executive Officer role in late 2019 and the factors considered by the Compensation Committee in establishing our executive compensation programs.
Following these actions, we were encouraged that our shareholders approved our “say-on-pay” resolution at our 2021 Annual Meeting with 56.6% of votes cast in support of the resolution. While the Compensation Committee values the support that our enhancements to our executive compensation program received in 2021, we are committed to further rebuilding our shareholders’ confidence in our executive compensation practices. As a result of the 2021 outcome, we continue to have ongoing conversations with shareholders to solicit their feedback and advice. The feedback with regard to changes the Company made in its executive compensation programs in 2021 has been largely positive, and the Company continues to implement and refine its incentive programs adopted in 2021, as well as address other areas of interest, including appointing a full-time Director of Corporate Social Responsibility and establishing a management level committee to oversee our environmental, social and governance efforts.

The table below highlights key outcomes of these processes, all of which are discussed in more detail below.

Highlights of Compensation and Governance Enhancements
•Adopted a new annual cash Executive Incentive Plan for our NEOs for the 2021 performance year based on predetermined, weighted performance metrics reflecting key absolute and relative financial performance indicators. A full discussion of Executive Incentive Plan and the 2021 results is included in the Compensation Discussion and Analysis.
•Implemented a new performance-based equity incentive program for the Chairman and CEO under which two-thirds of the annual equity award to our Chairman and CEO beginning in 2021 is subject to predetermined, weighted performance targets relative to a peer group measured over a 3-year performance period.
•Enhanced disclosure regarding the Board’s rationale in entering into the Chairman’s Agreement with our Chairman and CEO in March 2021 and in determining the compensation provided under such agreement.
•Established a performance peer group of banking organizations between $10 billion and $50 billion in total assets for purposes of our new cash and equity incentive programs.
•Utilized a targeted peer group of six banks and bank holding companies for evaluating our Chairman and CEO’s compensation.
•Adopted meaningful clawback features as part of the newly adopted cash and equity incentive programs.
•Established a management level ESG committee and named a new Director of Corporate Social Responsibility (CSR) in 2021 and are publishing the Company’s third annual CSR Report.
•Strengthened the Board’s commitment to increasing diversity. The Board nominees for election at the Annual Meeting include three diverse candidates, each of whom has joined the Board within the past five years.
•Co-founder Robert H. Adcock, Jr., resigned from his independent Board committee positions and the Board elected a new Chairman of the Nominating and Corporate Governance Committee in response to shareholder feedback following the 2020 Annual Meeting.

www.homebancshares.com	2

Proxy Summary

What We Heard	How We Responded
Develop incentive plans that are performance-based utilizing selected predetermined performance metrics, goals, or payouts formulas, and explain the Board’s rationale for selecting specific metrics or goals or its reasoning for using a different approach to executive compensation. Shareholders and ISS expressed concern that the Company’s annual cash bonus program was entirely discretionary, and that equity awards to the Chairman and CEO were composed solely of time-vesting shares.

✓ We have adopted and implemented a new annual cash Executive Incentive Plan (EIP) for our NEOs in 2021 utilizing predetermined performance metrics, goals and payout formulas.
✓ We have implemented a performance-based equity incentive program for the Chairman and CEO utilizing predetermined performance metrics, goals and payout formulas under which two-thirds of his annual award beginning in 2021 is subject to 3-year performance targets and one-third will be time-based with 3-year cliff vesting.
✓ A discussion of these programs, including the metrics selected and the rationale for selecting such metrics, is included in the Compensation Discussion and Analysis section of this Proxy Statement.

Discuss the Board’s decision to reappoint the Chairman as the CEO in November 2019 and its view regarding the resulting CEO pay misalignment in 2019.
✓ We have included a discussion in the Compensation Discussion and Analysis section of this Proxy Statement regarding the Chairman’s history with the Company, the Board’s reasons for his reappointment as the CEO in November 2019 and the differential in his compensation from our former CEO who retired in 2019, which the Board believes has resulted in a distorted CEO pay-for-performance analysis.
✓ Our Chairman, who served as our founding CEO from 1998 to 2009 and did not take any salary for the first 10 years of the Company’s history, did not receive any additional compensation in connection with his reappointment as CEO in 2019.
✓ Our Chairman remains the largest individual shareholder of the Company and the majority of his annual total compensation continues to be comprised of stock awards, which we believe closely aligns his interests with the interests of all of our shareholders.
✓ Our Chairman’s 2019 and 2020 annual total compensation is below the median of CEO/Executive Chairman total annual compensation for the Company’s peer group for 2019.

Describe the Compensation Committee’s rationale in determining the size of the equity grant to the Chairman and CEO.
✓ We have included a discussion of the Compensation Committee’s rationale in determining the size of the equity grant to the Chairman and CEO in the Compensation Discussion and Analysis section of this Proxy Statement.

Further describe the Compensation Committee’s rationale for entering into the Chairman’s Agreement in March 2021 and for the compensation provided in the agreement for Mr. Allison’s services as Executive Chairman or as Chairman Emeritus.
✓ The Compensation Committee believes establishing the terms of Mr. Allison’s continued service as an executive of the Company is beneficial to Company and our shareholders in light of his experience and history as the Company’s founding Chairman and CEO and our largest individual shareholder, his strategic leadership in our future growth, and being the driving force behind the Company’s discipline in maintaining strong asset quality and being one of the nation’s top-performing bank holding companies in several key performance measures.
✓ We have included a discussion of the Compensation Committee’s rationale in determining the compensation to the Chairman and CEO in the Compensation Discussion and Analysis section of this Proxy Statement.

3	www.homebancshares.com

Proxy Summary

Consider designating a peer group for measuring the Company’s executive compensation and financial performance and describe the Compensation Committee’s methodology for selecting those peers.
✓ For purposes of our new cash and equity incentive programs, we have designated a peer group consisting of U.S. banks and bank holding companies with $10 billion to $50 billion in total assets.
✓ For purposes of evaluating our Chairman and CEO’s compensation, the Compensation Committee utilized a smaller peer group consisting of six comparable banking organizations selected based on a combination of size, geographic location and certain performance factors.
✓ Further discussion regarding these peer groups and the Committee’s methodology for selecting the peer companies is included in the Compensation Discussion and Analysis section of this Proxy Statement.

Home BancShares Performance Highlights
Home BancShares, Inc. has consistently been one of the nation’s top-performing bank holding companies according to Forbes. In 2022, for the third time in five years, the Company has been ranked by Forbes as the #1 Best Bank in America and has been listed on the Forbes “America’s Best Banks” list for eight consecutive years (2015-2022).

Forbes
BEST BANKS

America’s Best Banks	World’s Best Banks
2022 - #1	2021
2021	2020
2020
2019 - #1
2018 - #1
2017
2016
2015

www.homebancshares.com	4

Proxy Summary
Company Records Set in 2021

Our bank subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and New York City. Through our community banking philosophy, we are dedicated to consistently exceeding the expectations of our customers, shareholders and bankers while enriching the communities we serve. Our continued strong performance is reflected in the following annual metrics that represent Company records in 2021:

Record Annual Metrics	12/31/2021
Net Income	$319.0 million
Earnings per share	$1.94/Share
Book Value	$16.90/Share
Tangible Book Value (non-GAAP)(1)	$10.80/Share
Dividends to Shareholders	$0.56/Share
Total Assets	$18.05 billion
Total Deposits	$14.26 billion
Total Equity	$2.77 billion
Total Non-interest Income	$137.6 million
(1) Non-GAAP financial measure. See Appendix A to this Proxy Statement for further information and a reconciliation to the most directly comparable GAAP financial measure.
Listing on the New York Stock Exchange (NYSE)

In November 2021, after sixteen years as a publicly traded company, we transferred our common stock listing from The Nasdaq Global Select Market to the New York Stock Exchange and began trading on the NYSE under our existing ticker symbol of ‘HOMB’. The transfer to NYSE represents a milestone that offers specialists in the way of designated market makers and the prestige of being listed with a landmark American institution that is the global leader in listings.

Executive Compensation Highlights
Our compensation policies and practices are designed to align the interests of our employees with the interests of our shareholders. We seek to attract, retain, incent, and reward individuals who contribute to our long-term success. We strive to link pay to Company performance for all executive officers, including our Chairman and CEO.
✓    Adopted and implemented the 2021 Executive Incentive Plan under which our named executive officers earned short-term incentive compensation based on predetermined performance metrics and goals, including a mix of absolute and relative performance targets compared to a peer group.
✓    Implemented a performance-based equity program for our Chairman and CEO beginning in 2021 under which two-thirds of his equity-based compensation is subject to predetermined relative performance metrics compared to a peer group and measured over a 3-year performance period.
✓    Our performance measures reflect key financial performance indicators that we believe drive value to our shareholders.
✓    A majority of our Chairman and CEO’s compensation consists of equity awards and is therefore at risk and aligned with our shareholders’ interests. Our Chairman and CEO remains the largest individual shareholder of the Company.
✓    Adopted the 2022 Equity Incentive Plan that addresses certain shareholder priorities such as limiting share recycling and requiring a minimum one-year vested period and is proposed for approval by our shareholders at this meeting.
✓    Our newly adopted cash and equity incentive programs, including the 2022 Equity Incentive Plan, contain meaningful clawback features.
✓    Our Chairman and CEO voluntarily took a $100,000, or 20%, reduction in his annual base salary during 2020 effective May 8, 2020 in response to shareholder concerns indicated by the 2020 say-on-pay vote results.

5	www.homebancshares.com

Proxy Summary
✓    Our Compensation Committee has designated a peer group of U.S. banks and bank holding companies with $10 billion to $50 billion in total assets for our new cash and equity incentive programs, while utilizing a smaller peer group of six comparable bank holding companies based on size, geographic location or certain performance factors for evaluating our Chairman and CEO’s compensation.

Environmental, Social and Governance Highlights
As a customer- and community-focused bank, Home BancShares and Centennial Bank are committed to delivering on each of our core values while balancing the interests of our shareholders, our communities and, of course, our customers. Community involvement is a core focus for our Company. In the communities we serve, we support our schools, neighborhoods, cities and towns by volunteering for local boards and committees, grilling thousands of hamburgers and hot dogs, donating millions of dollars and investing in financial education opportunities that will affect those we serve. In our Company, we strive to build a talent-focused culture, one which is inclusive and provides opportunities for employees from all backgrounds to grow internally and succeed. Throughout our daily operations we seek ways to reduce our impact on the environment by eliminating or reducing the use of paper statements and documents where possible and utilizing energy-saving features in many of our offices and bank branches. We are also committed to maintaining high standards of corporate governance. Strong corporate governance practices help us achieve our performance goals and maintain the trust and confidence of our shareholders, employees and other constituents. As we move forward, we will continue to focus on our core values and incorporate innovative methods to reach our environmental, social responsibility and governance goals and continue to earn the trust of our shareholders.
Highlights of our commitments in these areas are provided below. Please visit https://www.my100bank.com/community-involvement/ to learn more about how our values come to life in our Corporate Social Responsibility Report.
Environmental
✓    We regularly encourage our customers to sign up to receive statements and notices electronically through the use of E-statements and E-notices and to take advantage of our online and mobile banking services. As of December 31, 2021:
❖    70.7% of checking accounts and 63.3% of savings accounts of our customers are enrolled in E-notices.
❖    72.2% of checking accounts and 64.0% of savings accounts of our customers are enrolled in E-statements.
❖    We delivered an estimated 69,337 E-notices during 2021.
✓    We encourage our employees to reduce their use of paper documents where possible and to receive tax documents through the use of E-tax forms.
✓    We have implemented a policy that 100% of our shredded paper is recycled. During 2021, we estimate this resulted in:
❖    Lbs. of paper recycled: 641,020
❖    Gallons of oil saved: 121,797
❖    Trees saved: 5,475
❖    Kilowatts of energy saved: 1,282,045
❖    Cubic yards of landfill space saved: 961
❖    Gallons of water saved: 2,243,580
✓    During 2021, we recycled an estimated 7,810 pounds of electronic waste across the Company.
✓    We are investing in energy efficient data hardware for our offices and employees. As of December 21, 2021:
❖    Approximately 4,760 pieces of hardware deployed in the Company are Energy Star Rated.
❖    Approximately 2,000 monitors are TCO Certified.
✓    Our corporate office and many of our banking locations also utilize various energy-saving features, including:
❖    Smart thermostats
❖    Energy efficient mechanical units
❖    LED lights (many with motion detection sensors)
❖    Energy efficient water heaters
❖    Low water flow plumbing

www.homebancshares.com	6

Proxy Summary
✓    In 2021, we removed and replaced all of the windows and frames at our corporate office with new low emissivity (Low-E), thermally broken, level 3 glass. This investment increases the building’s efficiency with better insulation and prevention of leaks.
❖    Solar Heat Gain Coefficient (SHGC) rating went from 0.51 to 0.12
Corporate Social Responsibility
✓    70% of our 2,024 total employees are women.
✓    19% of our total employees identify as persons of color.
✓    61% of leadership roles in our Company are held by women.
✓    We established a management level Environmental, Social and Corporate Governance Committee in 2021 to support our ongoing commitment to environmental performance, health and safety, corporate responsibility, corporate governance, sustainability and other public policy efforts.
✓    We named a Director of Corporate Social Responsibility in 2021.
✓    We are investing in our employees through education and training in diversity and inclusion, regulatory compliance programs, company policies and procedures, software applications and professional development.
❖    Total employee classes taken in 2021: 171,711
❖    Total hours spent on training in 2021: 30,203
✓    We awarded 21,626 hours of emergency paid time off during 2021 for COVID-19 absences.
✓    We have created an in-house product known as The Dream Loan Program that provides loan options to those who would otherwise not qualify for a mortgage, including funding 82 loans in 2021 with 100% financing to first time homebuyers.
✓    We are a bronze sponsor of the National Association of Minority Mortgage Bankers of America.
✓    We established a program in 2021 to create a documented process to allow us to communicate more effectively to Spanish-speaking customers in our market areas.
✓    Through our in-house Affinity Loan Program we provided a $1,025 lender credit to 379 customers employed in fields related to education, emergency medical services, firefighting, law enforcement and nursing for their primary home purchase or refinancing.
✓    We are publishing our third annual Corporate Social Responsibility Report which will be available on our Centennial Bank website at https://www.my100bank.com/community-involvement/.

7	www.homebancshares.com

Proxy Summary
Our Workforce
Total Employees 2,031

●	Female	(70%)
●	Male	(30%)

61% of leadership positions are held by women

●	>20	(2%)
●	20-29	(25%)
●	30-39	(17%)
●	40-49	(21%)
●	50-59	(21%)
●	60+	(14%)

70%	19%
Women	Employees who identify as person of color
Corporate Governance
✓    Annual director elections
✓    Independent Vice Chairman who presides at regular executive sessions of our independent directors
✓    All non-employee directors (11 of 15 directors) are independent
✓    Clawback provisions in newly adopted incentive programs
✓    Annual Corporate Social Responsibility report
✓    Our Board of Directors is comprised of individuals possessing a well-rounded variety of skills, knowledge, experience, diverse backgrounds and unique perspectives on our business.
✓    73% of our Board members satisfy NYSE independence standards, and each of the Audit, Compensation, and Nominating and Corporate Governance Committees are comprised wholly of independent directors.
Our Board

65.7	20%	73%
Average Age	Diverse	Independent
* Persons of color

www.homebancshares.com	8

About the Annual Meeting
About the Annual Meeting
The questions and answers below contain summary information and may not contain all of the information that is important to you. To better understand the nominees being solicited for directors and the proposals that are submitted for a vote, you should carefully read this entire document and other documents to which we refer.

What is the Purpose of this Proxy Statement?
This Proxy Statement and the accompanying proxy card are being mailed in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Home BancShares, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on April 21, 2022. This Proxy Statement and the accompanying proxy card are being first mailed to shareholders of the Company on or about March 11, 2022.
The proxies being solicited by this Proxy Statement are being solicited by the Company. The expense of soliciting proxies, including the cost of preparing, assembling and mailing the material submitted with this Proxy Statement, will be paid by the Company. The Company will also reimburse brokerage firms, banks, trustees, nominees and other persons for the expense of forwarding proxy material to beneficial owners of shares held by them of record. Solicitations of proxies may be made personally or by telephone, electronic communication or facsimile, by directors, officers and regular employees, who will not receive any additional compensation in respect of such solicitations.

When and Where Is the Annual Meeting?

Date:	Thursday, April 21, 2022
Time:	10:00 a.m., Central Daylight Time
Location:	Home BancShares, Inc. Corporate Offices, 719 Harkrider Street, Conway, Arkansas

What Matters Will Be Voted Upon at the Annual Meeting?
At our Annual Meeting, shareholders will be asked to:
•consider and vote on a proposal to elect the nominees listed in this Proxy Statement as directors for a term of one year;
•consider and vote on a proposal to approve, on an advisory (non-binding) basis, the Company’s compensation of its named executive officers;
•consider and vote on a proposal to approve the Company’s 2022 Equity Incentive Plan;
•consider and vote on a proposal to ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the next fiscal year; and
•transact such other business as may properly come before the meeting or any adjournments thereof.

Who Is Entitled to Vote?
Only shareholders of record at the close of business on the record date, February 25, 2022, are entitled to receive the Notice of Annual Meeting and to vote the shares of common stock that they held on that date at the Meeting or at any postponement or adjournment of the Meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted on. As of the close of business on February 25, 2022, there were 163,891,908 shares of the Company’s common stock outstanding.

Who Can Attend the Meeting?
To protect the health and safety of those attending the Annual Meeting in person, only shareholders as of the record date, or their duly appointed proxies, may attend the Meeting. Registration will begin at 9:00 a.m., and seating will be available at approximately 9:30 a.m.

9	www.homebancshares.com

About the Annual Meeting
The Company asks that any shareholders who plan to attend the meeting please contact our Director of Investor Relations, Donna Townsell, at (501) 328-4625 at least 24 hours prior to the meeting to register your attendance. Attendees may be required to wear face coverings and may be subject to health screening procedures or required to show proof of COVID-19 vaccination, in accordance with current directives and guidelines from the Arkansas Department of Health and the Centers for Disease Control and Prevention that may be in place at the time of the meeting. Seating may be limited and will be on a first-come, first-served basis.
The use of cameras, videotaping equipment and recording devices will not be permitted at the Meeting.
Attendees may not bring large bags, briefcases or packages into the Meeting.
Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Meeting.

What Constitutes a Quorum?
The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business. As of the record date, 163,891,908 shares of common stock of the Company were outstanding. Proxies received, but marked as abstentions and broker non-votes, will be included in the calculation of the number of shares considered to be present at the Meeting.

Can a Shareholder Nominate a Director?
The Nominating and Corporate Governance Committee (“Nominating Committee”) of the Board of Directors will consider a candidate properly and timely recommended for directorship by a shareholder or group of shareholders of the Company. The recommendation must be submitted by one or more shareholders that have beneficially owned, individually or as a group, 2% or more of the outstanding common stock for at least one year as of the date the recommendation is submitted. Shareholder recommendations must be submitted to the Secretary of the Company in writing via certified U.S. mail not less than 120 days prior to the first anniversary of the date of the Proxy Statement relating to the Company’s previous Annual Meeting. Shareholder recommendations for the Annual Meeting of Shareholders in 2023 must be received by the Company by November 4, 2022. Recommendations must be addressed as follows:
Home BancShares, Inc.
Attn: Corporate Secretary
P.O. Box 966
Conway, Arkansas 72033
DIRECTOR CANDIDATE RECOMMENDATION
Generally, candidates for a director position should possess:
•relevant business and financial expertise and experience, including an understanding of fundamental financial statements;
•the highest character and integrity and a reputation for working constructively with others;
•sufficient time to devote to meetings and consultation on Board matters; and
•freedom from conflicts of interest that would interfere with their performance as a director.
The full text of our “Policy Regarding Director Recommendations by Stockholders” and “Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy” are published on our website at www.homebancshares.com and can be found under the caption “Investor Relations”/“Overview”/“Governance Documents.”
A shareholder intending to nominate a director at the Annual Meeting but not intending the nomination to be included in the Company’s proxy materials for the Annual Meeting must comply with the procedural and informational requirements described in Article II, Section 9 of the Company’s Bylaws, a copy of which may be obtained upon written request to the Secretary of the Company.

www.homebancshares.com	10

About the Annual Meeting

How Can I Communicate Directly with the Board?
Shareholders and other interested parties may communicate with the Board of Directors, any committee of the Board, our independent Vice Chairman, our independent directors, or any one or more other directors in writing sent via certified U.S. mail to the Corporate Secretary at the following address:
Home BancShares, Inc.
Attn: Corporate Secretary
P.O. Box 966
Conway, Arkansas 72033
Our “Stockholder Communications Policy” is published on the Company’s website at www.homebancshares.com and can be found under the caption “Investor Relations”/“Overview”/“Governance Documents.”

How Do I Vote?
The enclosed proxy card indicates the number of shares you own. There are four ways to vote:
•By Internet at the website shown on your proxy card; we encourage you to vote this way.
•By toll-free telephone at the number shown on your proxy card.
•By completing and mailing your proxy card.
•By written ballot at the Meeting.
If you vote by Internet or telephone, your vote must be received by 1:00 a.m. Central time on April 21, 2022. If your shares are held in “street name,” the instructions from your broker or nominee will indicate whether Internet or telephone voting is available and, if so, will provide details regarding how to use those systems. If you complete and properly sign the accompanying proxy card and return it to the Company, or tender your vote via telephone or the Internet, it will be voted as you direct. If you do not indicate your voting preferences, Brian S. Davis and Jennifer C. Floyd will vote your shares FOR all of the director nominees and FOR Proposals 2, 3 and 4.
If You Vote by Telephone or on the Internet, You Do NOT Need to Return Your Proxy Card.
If you plan to attend the Meeting, you may deliver your completed proxy card in person. However, please see Who Can Attend the Meeting? above for instructions on registering your attendance prior to the Meeting and for important information regarding certain health and safety protocols and seating limitations that may be place due to the ongoing COVID-19 pandemic. Additionally, if your shares are held in “street name” and you wish to vote your shares by written ballot at the Meeting, you will need to request and obtain a legal proxy from your broker, bank or other nominee (the stockholder of record) giving you the right to vote the shares at the Annual Meeting, complete such legal proxy and present it to the Company at the Meeting. Even if you plan to attend the Meeting, we recommend that you submit your proxy card or voting instructions in advance so that your vote will be counted if you later decide not to attend the Meeting.
A proxy duly executed and returned by a shareholder, and not revoked prior to or at the Meeting, will be voted in accordance with the shareholder’s instructions on such proxy.

If My Shares Are Held By a Broker or Nominee, Do I Need to Instruct the Broker or Nominee How to Vote My Shares?
Yes. If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Under current stock exchange rules, brokers who do not have instructions from their customers may not use their discretion in voting their customers’ shares on certain specific matters which are not considered to be “routine” matters, including the election of directors, executive compensation and other significant matters. The proposals in this Proxy Statement to elect directors, to approve on an advisory basis the Company’s executive compensation and to approve the Company’s 2022 Equity Incentive Plan are not considered to be routine matters. Thus, if you do not give your broker or nominee specific instructions with respect to each of these matters, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.
The ratification of BKD, LLP as the Company’s independent registered public accounting firm is considered a routine matter, and therefore, if you do not give your broker or nominee specific instructions with respect to this proposal, your broker or nominee will have the discretionary authority to vote your shares on this proposal.

11	www.homebancshares.com

About the Annual Meeting

What Are the Board’s Recommendations?
Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with each proposal in this Proxy Statement. In summary, the Board recommends a vote:
•FOR the election of the nominated slate of directors (see pages 14-60).
•FOR the approval, on an advisory (non-binding) basis, of the Company’s compensation of its named executive officers (see page 61).
•FOR the approval of the Company’s 2022 Equity Incentive Plan (see pages 62-65).
•FOR the ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm (see pages 66-68).

What Other Business May Be Brought Before the Meeting?
As of the date of this Proxy Statement, the Board knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. With respect to any other matter that properly comes before the Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, at their own discretion.

What Vote Is Required to Approve Each Proposal?
•Election of Directors. The affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, is required for the election of directors. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more of the directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Accordingly, a “withhold” vote will have no effect on the outcome of the vote.
•Other Proposals. For each other proposal, the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have no effect on the outcome of the vote.
The authorized common stock of the Company consists of 300,000,000 shares at $0.01 par value. As of the close of business on February 25, 2022, there were 163,891,908 shares eligible to vote.

Can I Change My Vote After I Return the Proxy Card?
Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Meeting in person and so request, although attendance at the Meeting will not by itself revoke a previously granted proxy. If you hold your shares in “street name,” your broker votes your shares and you should follow your broker’s instructions regarding the revocation of proxies.

What Should I Do If I Receive More Than One Set Of Voting Materials?
You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxies or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and instruction card that you receive.

Where Can I Find The Voting Results Of The Annual Meeting?
The Company will publish final voting results of the Annual Meeting in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the Annual Meeting on April 21, 2022.

www.homebancshares.com	12

About the Annual Meeting

What Do I Need To Do Now?
First, read this Proxy Statement carefully. Then, if you are a registered owner of shares of our common stock as of February 25, 2022, you should, as soon as possible, submit your proxy by executing and returning the proxy card or by voting by telephone or on the Internet. If you are the beneficial owner of shares held in “street name,” then you should follow the voting instructions of your broker or other nominee. Your shares will be voted in accordance with the directions you specify. If you submit an executed proxy card to the Company but fail to specify voting directions, your shares will be voted in accordance with the recommendations of the Board of Directors.
You Should Carefully Read this Proxy Statement in its Entirety.

13	www.homebancshares.com

Proposal One – Election of Directors
Proposal One – Election of Directors
Our Restated Articles of Incorporation provide that the number of directors shall not be less than two nor more than fifteen, with the exact number to be fixed by the shareholders or the Board. The Board of Directors proposes that the nominees for directors described below be elected for a term of one year and until their successors are duly elected and qualified. All nominees are currently serving as directors.
Each of the nominees has consented to serve the term for which he or she is nominated. If any nominee becomes unavailable for election, which is not anticipated, the directors’ proxies will vote for the election of such other person as the Board may nominate, unless the Board resolves to reduce the number of directors to serve on the Board and thereby reduce the number of directors to be elected at the Annual Meeting.
The Board of Directors Recommends that Shareholders Vote
FOR
Each of the Nominees Listed Herein

Directors and Executive Officers of the Company
The names of the Company’s directors and executive officers and their respective ages and positions as of February 25, 2022, are listed in the table below.

Name	Age	Positions Held with Home BancShares, Inc.	Positions Held with Centennial Bank
John W. Allison	75	Chairman of the Board, Chief Executive Officer and President	Director
Brian S. Davis	56	Chief Financial Officer, Treasurer and Director	Chief Financial Officer, Treasurer and Director
Jennifer C. Floyd	47	Chief Accounting Officer	Chief Accounting Officer
Tracy M. French	60	Director and Executive Officer	Chairman of the Board, Chief Executive Officer and President
Kevin D. Hester	58	Chief Lending Officer	Chief Lending Officer and Director
J. Stephen Tipton	40	Chief Operating Officer	Chief Operating Officer
Donna J. Townsell	51	Senior Executive Vice President, Director of Investor Relations and Director	Senior Executive Vice President and Director
Russell D. Carter, III	46	Executive Officer	Regional President
Milburn Adams	78	Director	Director
Robert H. Adcock, Jr.	73	Director	Director
Richard H. Ashley	66	Director	Director
Mike D. Beebe	75	Director	—
Jack E. Engelkes	72	Vice Chairman of the Board	Director
Karen E. Garrett	49	Director	—
James G. Hinkle	73	Director	—
Alex R. Lieblong	71	Director	Advisory Director
Thomas J. Longe	59	Director	—
Jim Rankin, Jr.	54	Director	Director
Larry W. Ross	74	Director	Advisory Director

NOMINEES FOR DIRECTOR
The director nominees consist of the fifteen current members of the Board. The biography of each of the nominees below contains information regarding the person’s service as a director, business experience, including but not limited to director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that the person should serve as a director.
In the biographies of our directors and executive officers below, and elsewhere in this Proxy Statement, we from time to time refer to certain former separately chartered bank subsidiaries that we merged into a single charter during 2008 and 2009 under the name Centennial Bank. These subsidiaries included First State Bank, Community Bank, Twin City Bank, Marine Bank, Bank of Mountain View and Centennial Bank (of Little Rock).

www.homebancshares.com	14

Proposal One – Election of Directors

JOHN W. ALLISON AGE: 75 DIRECTOR SINCE: 1998 COMMITTEES: Asset/Liability Committee
EXPERIENCE
John W. Allison is the co-founder and has been the Executive Chairman of the Board of Home BancShares since 1998. During 2019, Mr. Allison was appointed President and Chief Executive Officer of Home Bancshares, which he had previously served as from 1998 to 2009. He also serves on the Asset/Liability Committee of Home BancShares. Mr. Allison has more than 35 years of banking experience, including service as Chairman of First National Bank of Conway from 1983 until 1998, and as a director of First Commercial Corporation from 1985 (when First Commercial acquired First National Bank of Conway) until 1998. At various times during his tenure on First Commercial’s board, Mr. Allison served as the Chairman of that company’s Executive Committee and as Chairman of its Asset Quality Committee. Prior to its sale to Regions Financial Corporation in 1998, First Commercial was a publicly traded company and the largest bank holding company headquartered in Arkansas, with approximately $7.3 billion in assets.
SKILLS & EXPERTISE
Mr. Allison is a successful business owner with extensive experience in the management of banks and bank holding companies. As the co-founder and Chief Executive Officer of Home BancShares, he has intimate knowledge of the issues facing our management, and he has been a guiding figure in the development of Home BancShares and its growth strategy. He is also the largest individual shareholder of Home BancShares, which the Board of Directors believes aligns his interests with those of our shareholders. Mr. Allison is the brother-in-law of Donna Townsell, one of our directors and executive officers.

BRIAN S. DAVIS AGE: 56 DIRECTOR SINCE: 2015 COMMITTEES: Asset/Liability Committee (Chair)
EXPERIENCE
Brian S. Davis has served as the Chief Financial Officer and Treasurer of Home BancShares and Centennial Bank and as a director of Home BancShares and Centennial Bank since July 2015. He also serves as Chairman of the Asset/Liability Committee of Home BancShares. Mr. Davis joined Home BancShares in 2004 as Director of Financial Reporting and added Investor Relations Officer to his responsibilities in 2006. In 2010, he was promoted to Chief Accounting Officer while continuing to serve as Investor Relations Officer until his promotion to Chief Financial Officer and Treasurer in 2015. He is a Certified Public Accountant and has 28 years of banking experience, which includes serving as Vice President of Finance for Simmons First National Corporation, Controller of Simmons First Mortgage Company, and Assistant Vice President of Finance for Worthen Banking Corporation. Mr. Davis is a graduate of the University of Arkansas at Fayetteville.
SKILLS & EXPERTISE
Mr. Davis has extensive experience in financial and accounting matters relating to banks and bank holding companies. Through his current and previous roles with the Company, he provides an in-depth understanding of the Company’s financial condition on a current and historical basis, as well as knowledge and experience with internal controls, risk assessment, shareholder relations and management of the financial affairs of a public company.

MILBURN ADAMS AGE: 78 DIRECTOR SINCE: 2011 COMMITTEES: Audit and Risk Committee and Compensation Committee
EXPERIENCE
Milburn Adams has been a director of Home BancShares since October 2011 and a director of Centennial Bank (formerly First State Bank) since 2004. He was appointed to the Audit and Risk Committee and the Compensation Committee of Home BancShares in January 2012. Prior to Mr. Adams’ service with First State Bank, he spent 13 years with the Arkansas Department of Education, serving as an Area Supervisor of Special Education and Director of Evaluation and Admissions at the Arkansas School for the Deaf. This experience was followed by 19 years of service in the manufactured home business. From 1982 to 1986, he was responsible for the administration, sales, manufacturing, and distribution of manufactured homes throughout an eight state area as General Manager of Squire Homes. Mr. Adams was the President of Spirit Homes, Inc. of Conway, Arkansas, from 1986 to 1997. He served as a Division President of Cavalier Homes, Inc. from 1997 to 2000, when Spirit Homes was acquired by Cavalier Homes, Inc. of Alabama. From 2005 to the present, Mr. Adams has been an Operations Consultant for Reliance Health Care. Reliance, founded in 1998, provides administrative services to 41 skilled nursing facilities in Arkansas and Missouri.
SKILLS & EXPERTISE
Mr. Adams is an experienced business person, managing and operating several businesses in the central Arkansas area and has substantial knowledge of the banking business through his over 15 years of service on the board of our bank subsidiary.

15	www.homebancshares.com

Proposal One – Election of Directors

ROBERT H. ADCOCK, JR. AGE: 73 DIRECTOR From 1998 to 2003 and Since 2007 COMMITTEES: Asset/Liability Committee
EXPERIENCE
Robert H. Adcock, Jr. has been a director since July 2007. Mr. Adcock served as Vice Chairman of Home BancShares from 2007 to 2019.  He also serves on the Asset/Liability Committee of Home BancShares. Mr. Adcock is a co-founder of Home BancShares with Mr. Allison. He previously served as a director and Vice Chairman of Home BancShares from 1998 to 2003. In June 2003, Mr. Adcock stepped down from the Board of Directors of Home BancShares to become the Arkansas State Bank Commissioner. He was reappointed as Vice Chairman of Home BancShares in July 2007 upon completion of his four-year term as Arkansas State Bank Commissioner. Mr. Adcock retired from the First National Bank of Conway, Arkansas, in 1996 after more than 20 years of service. He presently operates a farming operation in Gould (Lincoln County), Arkansas, and has many real estate holdings in the Conway, Arkansas, area.
SKILLS & EXPERTISE
Mr. Adcock has an extensive background in banking, and as a co-founder of Home BancShares, he has a vast knowledge of the Company and our markets. His experience as Arkansas State Bank Commissioner gives him particular insight into regulatory matters affecting the Company and the bank, as well as contacts in the banking industry throughout Arkansas.

RICHARD H. ASHLEY AGE: 64 DIRECTOR SINCE: 2004 COMMITTEES: Asset/Liability Committee and Compensation Committee
EXPERIENCE
Richard H. Ashley has been a director of Home BancShares since 2004 and served as Vice Chairman from 2006 to July 2007. He also serves on the Asset/Liability Committee and the Compensation Committee of Home BancShares. He has served as a director of Centennial Bank since February 2009. He served as a director of the former Twin City Bank from 2000 until its charter was merged into Centennial Bank in 2009, and as Chairman of Twin City Bank from 2002 to 2009. From 2007 to 2009, he was a director of Entergy Arkansas, Inc., an electric public utility company.
SKILLS & EXPERTISE
Mr. Ashley is President and owner of the Ashley Company, a privately held company involved in land development and investment in seven states throughout the United States since 1978. Mr. Ashley has extensive experience and knowledge with respect to real estate and real estate financing, which is a significant part of our lending. He has substantial banking experience through his over 20 years of service on the boards of Centennial Bank and our former subsidiary bank, Twin City Bank. In addition, his service on the Compensation Committee of Home BancShares has enhanced his knowledge of public company executive compensation matters.

www.homebancshares.com	16

Proposal One – Election of Directors

MIKE D. BEEBE AGE: 75 DIRECTOR SINCE: 2016 COMMITTEES: Compensation Committee (Chair) and Asset/Liability Committee
EXPERIENCE
Mike D. Beebe has served as a director of Home BancShares since 2016. He is currently the Chairman of the Compensation Committee and a member of the Asset/Liability Committee of Home BancShares. Mr. Beebe serves as a director of Tyson Foods, Inc. and a member of the Governors’ Council of the Bipartisan Policy Center in Washington, D.C. He previously served as Of Counsel for the Roberts Law Firm, P.A. in Little Rock, Arkansas. Mr. Beebe was the Governor of the State of Arkansas from 2007 to 2015 and the state’s Attorney General from 2003 to 2007, prior to which he served as a state senator for 20 years. Beebe began his law career in 1972, practicing law until 2002 at Lightle, Beebe, Raney, Bell and Simpson in Searcy, Arkansas. From 1974 to 1979, he was a member of the Board of Trustees at Arkansas State University. After receiving a Bachelor of Arts degree in political science from Arkansas State University in 1968, Mr. Beebe completed law school at the University of Arkansas while serving in the U.S. Army Reserve from 1968 to 1974.
SKILLS & EXPERTISE
Mr. Beebe’s extensive leadership experience, ability to collaborate and his long-time support and understanding of business bring an important perspective to the Board.

JACK E. ENGELKES AGE: 72 DIRECTOR SINCE: 2004 COMMITTEES: Audit and Risk Committee (Chair) and Compensation Committee
EXPERIENCE
Jack E. Engelkes was appointed Vice Chairman of Home BancShares during 2019 and has been a director of Home BancShares since 2004 and a director of Centennial Bank (formerly First State Bank) since 1998. He serves as Chairman of the Audit and Risk Committee and a member of the Compensation Committee of Home BancShares. He also serves as Chairman of the Audit and Risk Committee of Centennial Bank. From 1995 to 1998, he served as a director of First National Bank of Conway. Mr. Engelkes served as managing partner in the accounting firm of Engelkes and Felts, Ltd. from 1990 through 2015. He was a director of the Conway Regional Medical Center from 2005 through 2016, and served as Chairman of the Conway Regional Medical Center Board during 2011 and 2012. He also served as Chairman of the Board of Conway Regional Health Foundation in 2006. Mr. Engelkes holds a bachelor’s degree in Business and Economics from Hendrix College in Conway.
SKILLS & EXPERTISE
Mr. Engelkes is a Certified Public Accountant and has extensive knowledge and experience in accounting, auditing and financial reporting. He has a strong understanding of the banking business, and particularly the Company, through his combined service over the past 25 years as a director of Home BancShares, our subsidiary bank and First National Bank of Conway. Based on that service and his other directorships, he offers valuable experience with respect to corporate governance and compensation matters.

TRACY M. FRENCH AGE: 60 DIRECTOR SINCE: 2015 COMMITTEES: Asset/Liability Committee
EXPERIENCE
Tracy M. French has served as a director of Home BancShares and as Chief Executive Officer and President of Centennial Bank since January 2015. In 2019, Mr. French was appointed as Chairman of Centennial Bank. He also serves on the Asset/Liability Committee of Home BancShares. From 2009 to January 2015, Mr. French served as a Regional President for Centennial Bank. He was the President and Chief Executive Officer and a director of our former bank subsidiary, Community Bank, from 2002 to 2009.
SKILLS & EXPERTISE
Mr. French has over 35 years of banking experience. He is a graduate of the University of Arkansas at Fayetteville and the Southwestern Graduate School of Banking at Southern Methodist University. Based on his extensive banking and management experience, Mr. French provides significant strategic and operational insights into the management of the Company and our bank subsidiary.

17	www.homebancshares.com

Proposal One – Election of Directors

KAREN E. GARRETT AGE: 49 DIRECTOR SINCE: 2017 COMMITTEES: Audit and Risk Committee and Asset/Liability Committee
EXPERIENCE
Karen E. Garrett has served as a director of Home BancShares since 2017. She serves on the Audit and Risk Committee and the Asset/Liability Committee of Home BancShares. Ms. Garrett currently serves as the Managing Partner of HCJ CPA’s & Advisors, PLLC (“HCJ”) (formerly known as Hudson, Cisne & Co., LLP), a certified public accounting firm in Little Rock, Arkansas. Ms. Garrett has been a Certified Public Accountant with HCJ since 1996 and previously served as the firm’s personnel and recruiting coordinator for ten years. She has been a member of the Accounting Advisory Board for both the University of Central Arkansas and the University of Arkansas at Little Rock, and she served a five-year term on the Arkansas State Board of Accountancy from 2010 to 2015. She currently serves on the Conway Development Corporation Board.
SKILLS & EXPERTISE
Ms. Garrett was the first female recipient of the Associated General Contractors of Arkansas annual Distinguished Service Award for 20 years of service to the construction industry in 2015. She is a graduate of the University of Central Arkansas in Conway, Arkansas. Ms. Garrett provides valuable leadership experience and expertise in tax accounting, auditing, financial statement analysis, leadership succession planning, business consulting and personnel management and recruiting.

JAMES G. HINKLE AGE: 73 DIRECTOR SINCE: 2005 COMMITTEES: Nominating and Corporate Governance Committee and Audit and Risk Committee
EXPERIENCE
James G. Hinkle has been a director of Home BancShares since 2005. Mr. Hinkle currently serves as a member of the Nominating and Corporate Governance Committee and the Audit and Risk Committee of Home BancShares and has previously served on our Asset/Liability Committee. He has over 38 years of banking experience. Mr. Hinkle currently serves on the Arkansas State Police Commission. He served as Chairman of the former Bank of Mountain View from 2005 until its charter was merged into Centennial Bank in 2009. From 1995 to 2005, he served as President of Mountain View BancShares, Inc., until the company’s merger into Home BancShares. He served as President of the Bank of Mountain View from 1981 to 2005. From 1996 to 2003, Mr. Hinkle served on the Arkansas Game and Fish Commission. From 2003-2018, Mr. Hinkle was a director of the National Wild Turkey Federation, a national nonprofit conservation and hunting organization.
SKILLS & EXPERTISE
Mr. Hinkle has a lengthy background in banking and executive management through his long-time service as an officer and director of the former Bank of Mountain View and Mountain View Bancshares. In addition, he has particular knowledge of the Company’s customer base in North Central Arkansas.

ALEX R. LIEBLONG AGE: 71 DIRECTOR SINCE: 2003 COMMITTEES: Nominating and Corporate Governance Committee and Audit and Risk Committee
EXPERIENCE
Alex R. Lieblong has been a director of Home BancShares since 2003. He has served as an advisory director of Centennial Bank (formerly First State Bank) since 2002, and he served as a director of First State Bank from 1998 to 2002. He also serves as a member of the Audit and Risk Committee of Home BancShares and has previously served as Chairman of the Nominating and Corporate Governance Committee. Mr. Lieblong currently serves on the board of directors of Ballard Petroleum, a privately held energy company. Since 1997, Mr. Lieblong has been an owner and general principal in the brokerage firm of Lieblong & Associates, Inc. Prior to Lieblong & Associates, Inc., he held management positions with Paine Webber, Merrill Lynch, and E.F. Hutton. Mr. Lieblong was a founder and has been managing partner of Key Colony Fund, L.P., a hedge fund, since 1998. He served as a director of Deltic Timber from 1997 to February 2007. He also served as a director of Lodgian, Inc., a publicly traded owner and operator of hotels, from 2006 to 2010.
SKILLS & EXPERTISE
Mr. Lieblong has extensive experience in the financial services industry and over a decade of experience as a director of other publicly traded and privately held companies. He has substantial knowledge of financial, regulatory, corporate governance and other matters affecting public companies which the Board of Directors believes is valuable to the Company.

www.homebancshares.com	18

Proposal One – Election of Directors

THOMAS J. LONGE AGE: 59 DIRECTOR SINCE: 2014 COMMITTEES: Audit and Risk Committee and Nominating and Corporate Governance Committee
EXPERIENCE
Thomas J. Longe has served as a director of Home BancShares since 2014. He currently serves on the Audit and Risk Committee and the Nominating and Corporate Governance Committee. Mr. Longe is the President and Chief Executive Officer of The Trianon Companies and for over 35 years he has been involved in the acquisition, development, management and financing of commercial and residential real estate developments. He is the former Chairman, CEO and President of TIB Financial Corporation (“TIB Financial”), which was a publicly traded bank holding company in Florida with $1.8 billion in assets. Mr. Longe directed the successful acquisition of a $500 million asset failed bank from the Federal Deposit Insurance Corporation and negotiated the recapitalization/sale of TIB Financial to North American Financial Holdings.
SKILLS & EXPERTISE
Mr. Longe began his career as a loan officer and credit analyst at Bank One, Columbus, N.A. and Comerica Bank. He graduated from Albion College with a Bachelor of Arts in Economics and from the University of Detroit with a Masters of Business Administration. Mr. Longe brings a wealth of knowledge and experience in banking and real estate development, as well as experience managing a publicly held bank holding company and particular familiarity with our South Florida markets and the Florida Keys.

JIM RANKIN, JR. AGE: 54 DIRECTOR SINCE: 2017 COMMITTEES: Nominating and Corporate Governance Committee (Chair), Compensation Committee and Asset/Liability Committee
EXPERIENCE
Jim Rankin, Jr. has served as a director of Home BancShares since 2017. He serves as Chairman of the Nominating and Corporate Governance Committee, and a member of the Compensation Committee and the Asset/Liability Committee of Home BancShares. Mr. Rankin has served as President of Trinity Development Company and Four Winds, Inc., two family-owned real estate development and management companies with primary business interests in Faulkner County, Arkansas, since 1999. Mr. Rankin is also an attorney serving in private practice since 1993. Mr. Rankin has been a director of our bank subsidiary, Centennial Bank, since 2001. He is a director and former chairman of the Conway Regional Heath System, a director of the Conway Development Corporation and a former chair of the board of directors of the Conway Regional Health System Foundation. He is a graduate of the University of Arkansas at Fayetteville and received his Juris Doctor from the University of Arkansas at Little Rock School of Law.
SKILLS & EXPERTISE
Mr. Rankin brings substantial experience and expertise in residential and commercial real estate, law and banking, and health services in addition to his knowledge and understanding of our business as a current director of Centennial Bank.

19	www.homebancshares.com

Proposal One – Election of Directors

LARRY W. ROSS AGE: 74 DIRECTOR SINCE: 2021 COMMITTEES: Audit and Risk Committee and Asset/Liability Committee
EXPERIENCE
Larry W. Ross was appointed as a director of Home BancShares, Inc. in January 2021. Mr. Ross serves on the Audit and Risk Committee and the Asset/Liability Committee of Home BancShares. He also serves as a member of the Centennial Bank Little Rock regional advisory board of directors where he has served since 2005. Mr. Ross is a member of the Pulaski County Bridge and Facilities Board; Arkansas PBS Foundation Board; and the North Little Rock Rotary Club, where he served as Past President. Mr. Ross is the former President of Ross Consulting Service, LLC and is a retired executive from AT&T/Southwestern Bell with more than 30 years of service. He is a retired Presiding Elder in the Christian Methodist Church, where he presided over 75 pastors and congregations in Arkansas. Mr. Ross is the former Chair of the Arkansas Independent Citizens Commission, former Chair of the Arkansas Educational Television Network Commission (AETN), former Board member of the national Association of Public Television Stations (APTS) now America’s Public Television Stations (APTS), and former Chair of the State of Arkansas Ethics Commission. He is a graduate of Philander Smith College in Little Rock, Arkansas, with a Bachelor of Arts Degree, and a Masters of Science in Education Degree from State College of Arkansas, now the University of Central Arkansas in Conway, with additional graduate studies at the University of Indiana-Bloomington and Arkansas State University in Jonesboro. Mr. Ross’ extensive business and leadership experience, his extensive community involvement and his knowledge of our Little Rock market through his membership on our Little Rock Region Advisory Board bring valuable insight to the Board.
SKILLS & EXPERTISE
Mr. Ross’ extensive business and leadership experience, his extensive community involvement and his knowledge of our Little Rock market through his membership on our Little Rock Region Advisory Board bring valuable insight to the Board.

DONNA J. TOWNSELL AGE: 51 DIRECTOR SINCE: 2019 COMMITTEES: Asset/Liability Committee
EXPERIENCE
Donna J. Townsell was appointed as a director of Home BancShares, Inc. and Centennial Bank in February 2019. She serves on the Asset/Liability Committee of Home BancShares. Ms. Townsell has served as the Senior Executive Vice President of Home BancShares and Centennial Bank since October 2015. Since May 2018, she has served as Director of Investor Relations for Home BancShares, and from August 2016 to May 2018, she served as Director of Marketing for Centennial Bank. Prior to becoming Senior Executive Vice President, Ms. Townsell served as Project Manager for Centennial Bank and led the bank’s Build-A-Better-Bank (“B3”) campaign, which included the successful effort to improve the Company’s efficiency ratio, a long-term corporate goal of the Company.
SKILLS & EXPERTISE
Ms. Townsell joined the Company in 2007. She is a graduate of the University of Central Arkansas in Conway, Arkansas, and is the sister-in-law of the Company’s Chairman, John W. Allison. Ms. Townsell provides significant knowledge of the Company and its operations, along with experience and understanding of shareholder and investor relations, which the Board believes are valuable to the Company.

www.homebancshares.com	20

Proposal One – Election of Directors

Being Responsive to Shareholder Feedback
During our shareholder outreach in 2020, some shareholders expressed concerns with two of the Company’s directors, Robert H. Adcock, Jr. and Alex R. Lieblong, as reflected in the number of votes cast in favor of their election in 2020, with Messrs. Adcock and Lieblong each receiving less than 72% of the votes cast or withheld for their election. Below is a discussion of the Company’s response to these concerns and why the Board believes Messrs. Adcock and Lieblong remain important contributors to our Board and that their continued service on the Board is valuable to and in the best interests of the Company and our shareholders. We were pleased that Messrs. Adcock and Lieblong each received more than 97% of the votes cast or withheld for their election in 2021.

Shareholder Feedback	Shareholder Feedback
Shareholders expressed concern over Mr. Adcock’s independence from management as a co-founder of the Company and with his service on independent committees of the Board.
The Board should disclose its rationale for its nomination of Mr. Lieblong for reelection to the Board and his continued service as chairman of the Nominating and Corporate Governance Committee (the “Nominating Committee”) after he received fewer votes in favor of his reelection at the 2019 Annual Meeting than votes withheld.

Company Response	Company Response
ln response to shareholder concerns, on April 22, 2020, Mr. Adcock resigned from his positions as a member of the Nominating and Corporate Governance Committee (the “Nominating Committee”) and the Audit and Risk Committee (“Audit Committee”) of the Board.
Notwithstanding Mr. Adcock’s status as a co-founder, the Board believes Mr. Adcock has and continues to qualify as an “independent director” as defined in the NYSE Listed Company Manual and provides a perspective that is independent from management. While Mr. Adcock helped to organize and was a co-founding shareholder of the Company and formerly served as our Vice Chairman, he has never been employed by the Company or any of its subsidiaries. His extensive experience in the banking industry, which includes service as Arkansas State Bank Commissioner, provides an important oversight perspective as an outside director of the Company that the Board believes is valuable to the Company and our shareholders. In addition, his beneficial ownership of over 1.4 million shares of our common stock strongly aligns his interests with those of our shareholders.

In light of the shareholder feedback we received, Mr. Lieblong resigned as chairman of the Nominating Committee on April 22, 2020, and the Board appointed Jim Rankin, Jr. as the new chairman of the committee effective immediately.
The Board believes that Mr. Lieblong remains a strong Board member and a leader whose extensive experience in the financial services industry and service on other private and public company boards of directors brings important insight and perspective to our Board and the Board committees on which he serves. Therefore, the Board asked Mr. Lieblong to continue serving as a member of the Nominating Committee and Audit Committee and has nominated him for reelection to the Board at the 2022 Annual Meeting.
The Company believes the voting results for Mr. Lieblong in 2019 and 2020 were primarily due to concerns over the Company’s disclosure in the 2019 Proxy Statement that he attended fewer than 75% of the aggregate of the meetings of the Board and Board committees on which he served during 2018, as the 2019 results for Mr. Lieblong were in stark contrast to his reelection votes in prior years. Mr. Lieblong’s reduced meeting attendance in 2018, however, was an anomaly during his tenure on the Board. During 2019, 2020 and 2021, he attended all meetings of the Board and the Board committees on which he served. The Board believes his attendance record indicates Mr. Lieblong’s commitment and track record of active and valuable service to the Company.

21	www.homebancshares.com

Proposal One – Election of Directors

Executive Officers
The biography below of each of our executive officers who is not a member of our Board of Directors contains information regarding the person’s business experience, including but not limited to positions held currently or at any time during the last five years.
Russell D. Carter, III
Russell D. Carter, III was named Executive Officer of Home BancShares in January 2018 and has served as a Regional President for Centennial Bank since 2013. He currently serves on the bank’s Executive Loan Committee and Executive Risk Committee and is Chairman of the bank’s regional board of directors for North Arkansas. Mr. Carter was appointed to the board of directors of the Federal Reserve Bank Memphis Branch in 2019. Mr. Carter has over 20 years of banking experience and is a licensed attorney. He holds a Juris Doctor degree with honors from the University of Arkansas at Little Rock’s William H. Bowen School of Law and a bachelor’s degree in finance from Arkansas State University in Jonesboro, Arkansas. He is an alumnus of the Graduate School of Banking at Louisiana State University in Baton Rouge. Mr. Carter served as a state representative in the Arkansas House of Representatives from January 2009 to January 2015 and served as the Speaker of the House from January 2013 to January 2015.
Jennifer C. Floyd
Jennifer C. Floyd has served as the Chief Accounting Officer of Home BancShares and Centennial Bank since July 2015. From July 2015 to May 2018, she also served as Investor Relations Officer for Home BancShares. Ms. Floyd joined the Company in June 2015 as Director of Financial Reporting. She began her career with Deloitte & Touche, LLP in 1997, primarily auditing public and private financial institutions, and served as Senior Manager until joining the Company. Ms. Floyd is a Certified Public Accountant and a graduate of Harding University in Searcy, Arkansas, where she received a bachelor’s degree in accounting and marketing.
Kevin D. Hester
Kevin D. Hester joined Centennial Bank (formerly First State Bank) in 1998 as Executive Vice President of Lending and became Chief Lending Officer of Home BancShares in 2010. He has more than 35 years of banking experience. From 1985 to 1998, Mr. Hester held various positions at First Commercial Corporation, including Executive Vice President of Lending at First Commercial’s Kilgore, Texas, affiliate. Mr. Hester is a graduate of the University of Central Arkansas with a bachelor’s degree in accounting and is an honor graduate of the National Commercial Lending School in Norman, Oklahoma. He is a former board member of the National Association of Government Guaranteed Lenders (NAGGL) and is still active within the organization.
J. Stephen Tipton
J. Stephen Tipton was appointed to serve as the Chief Operating Officer of Home BancShares and Centennial Bank in August 2015. Mr. Tipton previously served as a Regional Vice President of Centennial Bank. He began his banking career in 2005 and joined Centennial Bank in 2006. Prior to becoming Regional Vice President, Mr. Tipton served as Director of Credit Risk Management during 2013 and as a Commercial Lender from 2009 to 2012. Mr. Tipton has a vast array of experience in retail, business development, lending and acquisitions. He is a graduate of the University of Arkansas at Fayetteville.

www.homebancshares.com	22

Corporate Governance
Corporate Governance

Duties of the Board
The Board of Directors has the responsibility to serve as the trustee for the shareholders. It also has the responsibility for establishing broad corporate policies and for the overall performance of the Company. The Board, however, is not involved in day-to-day operating details. Members of the Board are kept informed of the Company’s business through discussion with the Chief Executive Officer, Chief Financial Officer and other officers, by reviewing analyses and reports sent to them quarterly, and by participating in Board and Committee meetings.

Corporate Governance Guidelines and Policies
We believe that good corporate governance helps ensure that the Company is managed for the long-term benefit of its shareholders. We continue to review our corporate governance policies and practices, corporate governance rules and regulations of the Securities and Exchange Commission (the “SEC”), and the listing rules of the New York Stock Exchange on which our common stock is traded. The Board has adopted various corporate governance policies to assist the Board in the exercise of its responsibilities to the Company and its shareholders. These policies address, among other items, director independence and director qualifications. You can access and print our corporate governance policies, including the charters of our Audit and Risk Committee, Compensation Committee, Nominating and Corporate Governance Committee, our Corporate Code of Ethics for Directors, Executive Officers and Employees and other Company policies and procedures required by applicable law or regulation on our website at www.homebancshares.com under the caption “Investor Relations”/“Overview”/“Governance Documents.” As a result of our recent listing on the New York Stock Exchange, we plan to adopt corporate governance guidelines in compliance with applicable NYSE rules within the applicable transition period, which will be available on our website at www.homebancshares.com.

Director Independence
New York Stock Exchange rules require that a majority of the directors of NYSE-listed companies be “independent.” For a director to be “independent” under the NYSE’s rules, the Board of Directors must affirmatively determine that the director has no material relationship with the Company, including its subsidiaries, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. Certain categories of persons are deemed not to be independent under the NYSE rules, such as persons who are or have been employed by the listed company within the last three years, and persons who have received (or whose immediate family members have received) payments exceeding a specified amount from the listed company during any twelve-month period within the last three years, excluding payments that are not of a disqualifying nature (such as compensation for board service and pension or other forms of deferred compensation for prior service). NYSE rules impose somewhat more stringent independence requirements on persons who serve as members of the audit committee or the compensation committee of a listed company.
Of the fifteen persons who currently serve on our Board of Directors, we believe that Messrs. Adams, Adcock, Ashley, Beebe, Engelkes, Hinkle, Lieblong, Longe, Rankin, Ross and Ms. Garrett are “independent” for purposes of NYSE rules. Messrs. Allison, Davis, French and Ms. Townsell are not considered independent because they are officers of Home BancShares. The Board has also determined that no member of the Audit and Risk Committee, Compensation Committee or Nominating and Corporate Governance Committee has any material relationship with the Company (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company) and that all members of these committees meet the criteria for independence under the NYSE Listed Company Manual.

Board Structure and Role in Risk Oversight
The Board of Directors believes that it should maintain the flexibility to select its leadership structure from time to time based on the criteria that it deems to be in the best interests of the Company and its shareholders. At this time, the offices of the Chairman of the Board and the Chief Executive Officer are combined, with Mr. Allison serving as Chairman and CEO. The Board believes that combining the Chairman and CEO positions is the right corporate governance structure for the Company at this time because it most effectively utilizes Mr. Allison’s extensive experience and knowledge of the Company and the industry and provides for the most efficient leadership of our Board and Company. However, while the Board has recently combined the positions of Chairman and CEO of our holding company, the Company maintains a separate CEO and President of our bank subsidiary. The Board believes that having a separate CEO of our bank subsidiary serves to facilitate and strengthen the succession of management of the Company and allows for greater oversight by the Board of the Company’s operations.
The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the description of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

23	www.homebancshares.com

Corporate Governance

Code of Ethics
We have adopted a Code of Ethics that applies to all of our directors, officers, and employees. We believe our Code of Ethics is reasonably designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of conflicts of interest, full, fair and accurate disclosure in filings and other public communications made by us, compliance with applicable laws, prompt internal reporting of ethics violations, and accountability for adherence to the Code of Ethics. This Code of Ethics is published in its entirety on our website at www.homebancshares.com under the caption “Investor Relations”/“Overview”/“Governance Documents.” We will post on our website any amendment to this code and any waivers of any provision of this code made for the benefit of any of our senior executive officers or directors.

Derivative Trading and Hedging
We have a policy that all Company directors, officers and other employees who possess material nonpublic information regarding the Company should refrain from trading in put and call options on the Company’s securities. We believe these types of hedging instruments create an enticement for abusive trading and can give the unwelcome appearance of betting against the Company.

www.homebancshares.com	24

Board Meetings and Committees of the Board
Board Meetings and Committees of the Board
The business of the Company is managed under the direction of the Board of Directors, who meet on a regularly scheduled basis during the calendar year to review significant developments affecting the Company and to act on matters that require Board approval. Special meetings are also held when Board action is required on matters arising between regularly scheduled meetings. Written consents to action without a meeting may be obtained if the Company deems it more appropriate.
All members of the Board are strongly encouraged to attend each meeting of the Board and meetings of the Board committees on which they serve, as well as the Annual Meeting. The Board of Directors held four regularly scheduled meetings and two special meetings during calendar year 2021. During this period each of our current Board members participated in at least 75% of the aggregate of the meetings of the Board and the Board committees on which the director served during the period in which the member served as a director. In addition, all of the current Board members attended the Company’s Annual Meeting in 2021. As a safety precaution due to the COVID-19 pandemic, our non-employee Board members attended the 2021 Annual Meeting by teleconference. Our “Director Attendance Policy” is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Overview”/“Governance Documents.”
Our Board of Directors has four standing committees: the Audit and Risk Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Asset/Liability Committee. Committee members are elected annually by the Board and serve until their successors are elected and qualified or until their earlier resignation or removal.
The following table discloses the Board members who serve on each of the Board’s committees and the number of meetings held by each committee during calendar year 2021.

Committees of the Board

	Audit	Compensation	Nominating and Corporate Governance	Asset/Liability
Milburn Adams	X	X
Robert H. Adcock, Jr.				X
John W. Allison				X
Richard H. Ashley		X		X
Mike D. Beebe		Chair		X
Brian S. Davis				Chair
Jack E. Engelkes	Chair	X
Tracy M. French				X
Karen E. Garrett	X			X
James G. Hinkle	X		X
Alex R. Lieblong	X		X
Thomas J. Longe	X		X
Jim Rankin, Jr.		X	Chair	X
Larry W. Ross	X			X
Donna J. Townsell				X
Number of Meetings	5	3	1	4

Audit and Risk Committee
The Audit and Risk Committee assists the Board in fulfilling its oversight responsibility relating to the integrity of our accounting and financial reporting processes and our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal audit function and our independent auditors and our system of risk management. In fulfilling its duties, the Audit and Risk Committee, among other things:
•prepares the Audit Committee report for inclusion in the annual proxy statement;
•appoints, compensates, retains and oversees the independent auditors;
•pre-approves all auditing and appropriate non-auditing services performed by the independent auditor;
•discusses with the internal and independent auditors the scope and plans for their respective audits;
•reviews the results of each quarterly review and annual audit by the independent auditors;

25	www.homebancshares.com

Board Meetings and Committees of the Board
•reviews the Company’s financial statements and related disclosures in the Company’s quarterly and annual reports prior to filing with the SEC;
•reviews the Company’s policies with respect to risk assessment and risk management;
•reviews the effectiveness of the Company’s internal control over financial reporting and its internal audit function;
•establishes procedures for handling complaints regarding accounting, internal accounting controls, and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding such matters; and
•reviews the Company’s legal and regulatory compliance programs.
The Board of Directors has adopted a written charter for the Audit and Risk Committee that meets the applicable standards of the SEC and NYSE. A copy of the Audit and Risk Committee Charter is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Overview”/“Governance Documents.”
The Audit and Risk Committee is comprised of Jack E. Engelkes, Chairman, Milburn Adams, Karen E. Garrett, James G. Hinkle, Alex R. Lieblong, Thomas J. Longe and Larry W. Ross. The Board has determined that each member of the Committee satisfies the independence requirements of the NYSE Listed Company Manual and applicable SEC regulations, that each member of the Committee is financially literate, knowledgeable and qualified to review financial statements, and that Mr. Engelkes and Ms. Garrett each has the attributes of an “audit committee financial expert” as defined by the regulations of the SEC.

Compensation Committee
The Compensation Committee aids the Board in discharging its responsibility with respect to the compensation of our executive officers and directors. The Compensation Committee is responsible for evaluating and approving the Company’s compensation plans and policies and for communicating the Company’s compensation policies to shareholders in our annual proxy statement. In fulfilling its duties, the Compensation Committee, among other things:
•reviews and approves corporate goals and objectives relevant to the compensation of our Chairman and our CEO;
•evaluates the performance and determines the annual compensation of the Chairman and the CEO in accordance with these goals and objectives;
•reviews and approves the amounts and terms of the annual compensation for our other executive officers;
•reviews and approves employment agreements, severance agreements or arrangements, retirement arrangements, change-in-control agreements/provisions and special supplemental benefits for the executive officers;
•reviews and makes recommendations to the Board with respect to incentive based compensation plans and equity based plans, and establishes criteria for and grants awards to participants under such plans;
•reviews and recommends to the Board the compensation for our directors; and
•reviews and recommends to the Board that the Compensation Discussion and Analysis be included in the annual proxy statement and Form 10-K annual report.
The Board of Directors has adopted a written charter for the Compensation Committee that meets the applicable standards of the SEC and NYSE. The Compensation Committee Charter is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Overview”/“Governance Documents.”
The Compensation Committee is comprised of Mike D. Beebe, Chairman, Milburn Adams, Richard H. Ashley, Jack E. Engelkes and Jim Rankin, Jr. The Board has determined that each member of the Committee satisfies the independence requirements of the NYSE Listed Company Manual and qualifies and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and as a “nonemployee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.
The Compensation Committee charter authorizes the Committee to delegate to subcommittees of the Committee any responsibility the Committee deems necessary or appropriate. The Committee shall not, however, delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.
The Chairman and CEO, after consulting with executive officers and others, makes recommendations to the Committee regarding the form and amount of compensation paid to each executive officer. Additionally, the Chairman and CEO, our Chief Operating Officer (“COO”) and the CEO of our bank subsidiary attend the Committee meetings and answer questions and provide information to the Committee as requested. This normally includes a history of the primary compensation components for each executive officer, including an internal pay equity analysis. The Committee then considers the recommendations of the Chairman and CEO, the information provided by the COO and the CEO of our bank subsidiary,

www.homebancshares.com	26

Board Meetings and Committees of the Board
historical compensation of each executive, and other factors. Based on this information, the Committee sets the compensation for the executive officers and reports its decisions to the Board of Directors. The executive officers do not make any recommendations with regard to director compensation. Although the executive officers are involved in the process of evaluating compensation, including their own, the final decision is made by the Committee or the Board. The Committee understands the inherent conflict in obtaining information from the Chairman and CEO and other executive officers, but believes that this information is valuable in determining the appropriate compensation. The Chairman and CEO is not present during the Committee’s deliberations or voting regarding his compensation.
Historically, the Committee meets each year in December and/or January to discuss any new compensation issues, the compensation, bonus and incentive plan award analyses and, if applicable, the engagement of a compensation consultant for annual executive and director compensation. The Committee also meets in December and/or January to, among other things:
•review and discuss the recommendations made by the Chairman and CEO;
•review the performance of the Company and the individual officers;
•review the level to which the Company’s performance goals, as applicable, were attained and approve short-term cash bonus and long-term incentive awards; and
•determine the executive officers’ base salaries for the following year.
Management also advises the full Board, including the Committee members, throughout the year of new issues and developments regarding executive compensation.

Compensation Committee Interlocks and Insider Participation
During 2021, Messrs. Adams, Ashley, Beebe, Engelkes and Rankin served as members of the Compensation Committee. None of these five directors during 2021 or at any previous time served as an officer or employee of Home BancShares or our bank subsidiary. During 2021, none of our executive officers served as a director or member of the compensation committee (or group performing equivalent functions) of any other entity for which any of our independent directors served as an executive officer.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee develops and maintains the corporate governance policies of the Company. The Committee’s responsibilities include, among other things:
•developing and maintaining the Company’s corporate governance policies;
•identifying, screening and recruiting qualified individuals to become Board members;
•making recommendations regarding the composition of the Board and its committees;
•assisting the Board in assessing the Board’s effectiveness;
•assisting management in preparing the disclosures regarding the Committee’s operations to be included in the Company’s annual proxy statement; and
•reviewing and approving all related party transactions required to be disclosed in our annual proxy statement.
The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee that meets the applicable standards of the SEC and NYSE. The Nominating and Corporate Governance Committee Charter is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Overview”/“Governance Documents.”
The Nominating and Corporate Governance Committee is comprised of Jim Rankin, Jr., Chairman, James G. Hinkle, Alex R. Lieblong and Thomas J. Longe. The Board has determined that all members of the Committee satisfy independence requirements of the NYSE Listed Company Manual. The Nominating and Corporate Governance Committee met on January 21, 2022, to select director nominees to be voted on at the Annual Meeting.

27	www.homebancshares.com

Board Meetings and Committees of the Board

Director Candidate Qualifications
The Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy outlines the qualifications the Committee looks for in a director nominee. Generally, the candidate should possess:
•relevant business and financial expertise and experience, including an understanding of fundamental financial statements;
•the highest character and integrity and a reputation for working constructively with others;
•sufficient time to devote to meetings and consultation on Board matters; and
•freedom from conflicts of interest that would interfere with performance as a director.
More specifically, the Nominating Committee seeks candidates who possess various qualifications, skills, or other factors it deems appropriate. These factors may include leadership experience in business or other relevant fields, knowledge of the Company and the financial services industry, experience in serving as a director of another financial institution or public company generally, education, wisdom, integrity, analytical ability, familiarity with and participation in the communities served by the Company and its subsidiaries, commitment to and availability for services as a director, and any other factors the Committee deems relevant.
In addition, the Board of Directors has adopted a policy under which a director will not be eligible to stand for re-election once he or she has reached 75 years of age or if he or she will reach the age of 75 during the first six months of the calendar year in which he or she is to stand for re-election. However, our Board of Directors has granted a waiver of this mandatory retirement age to Milburn Adams, John W. Allison, Mike D. Beebe and James G. Hinkle until the Company’s 2023 Annual Meeting of Shareholders.

Director Nominations Process
After assessing and considering prevailing business conditions of the Company, legal and listing standard requirements for Board composition, the size and composition of the current Board, and the skills and experience of current Board members, any of the Chairman, the Nominating Committee or any Board member may identify the need to add a Board member or to fill a vacancy on the Board. The Committee identifies qualified director nominees from among persons known to the members of the Committee, by reputation or otherwise, and through referrals from trusted sources, including senior management, existing Board members, shareholders and independent consultants hired for such purpose. The Committee may request that senior officers of the Company assist the Committee in identifying and assessing prospective candidates who meet the criteria established by the Board. The Committee will consider director candidates recommended by shareholders in accordance with the procedures set forth in the Company’s policy regarding director recommendations by shareholders. This policy is described above under the caption “Can a Shareholder Nominate a Director?” and is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Overview”/“Governance Documents.” The Committee intends to evaluate any candidate recommended by a shareholder in the same manner in which it evaluates candidates recommended by other sources, according to the criteria described below.
The Nominating Committee evaluates candidates based upon the candidate’s qualifications, recommendations, or other relevant information, which may include a personal interview. The Nominating Committee has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Board believes it should be comprised of persons with skills in areas such as banking, finance, accounting, sales and marketing, law, strategic planning and leadership of large, complex organizations. The Nominating Committee prefers a mix of background and experience among the Board’s members but does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of Board service to the Company. Since 2017, the Board has elected Karen E. Garrett and Larry W. Ross, who are both considered independent directors, and Donna J. Townsell to the Board, resulting in increased gender and racial diversity of our Board members and broadening the Board’s expertise and imparting fresh new perspectives.
In addition to the targeted skill areas, the Nominating Committee looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to a Board including:
•Strategy – knowledge of the Company’s business model, the formulation of corporate strategies, knowledge of key competitors and banking markets;
•Leadership – skills in coaching senior executives and the ability to assist in their development;
•Organizational issues – understanding of strategy implementation, management processes, group effectiveness and organizational design;
•Relationships – understanding how to interact with investors, regulatory bodies, and communities in which the Company operates;

www.homebancshares.com	28

Board Meetings and Committees of the Board
•Functional – understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and
•Ethics – the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.
The Committee meets to consider and approve the candidates to be presented to the Board. The Committee then presents its proposed nominees to the full Board. The Board considers the recommendations of the Committee and approves candidates for nomination.
The Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Overview”/“Governance Documents.”

Asset/Liability Committee
Our Asset/Liability Committee consists of Brian S. Davis, Chairman, Robert H. Adcock, Jr., John W. Allison, Richard H. Ashley, Mike D. Beebe, Tracy M. French, Karen E. Garrett, Jim Rankin, Jr, Larry W. Ross and Donna Townsell. The Asset/Liability Committee meets quarterly and is primarily responsible for:
•development and control over the implementation of liquidity, interest rate and market risk management policies;
•review of interest rate movements, forecasts, and the development of the Company’s strategy under specific market conditions; and
•continued monitoring of the overall asset/liability structure of our bank subsidiary to minimize interest rate sensitivity and liquidity risk.

29	www.homebancshares.com

Director Compensation
Director Compensation
The following table sets forth elements of compensation awarded to or paid by us to our directors, other than our directors who are named executive officers, during the fiscal year ended December 31, 2021:

Director Compensation Table

Name	Fees earned or paid in cash (1)	Stock awards (2)(3)	Option awards (2)(3)	Non-equity incentive plan compensation	Change in pension value and nonqualified compensation earnings	All other compensation (4)		Total
Milburn Adams	$64,375	$66,540	$—	$—	$—	$5,313		$136,228
Robert H. Adcock, Jr.	54,600	66,540	—	—	—	9,002		130,142
Richard H. Ashley	177,375	66,540	—	—	—	5,313		249,228
Mike D. Beebe	43,500	66,540	—	—	—	6,313		116,353
Jack E. Engelkes	192,875	66,540	—	—	—	6,313		265,728
Karen E. Garrett	50,250	66,540	—	—	—	6,313		123,103
James G. Hinkle	37,500	66,540	—	—	—	6,313		110,353
Alex R. Lieblong	32,250	66,540	—	—	—	6,313		105,103
Thomas J. Longe	153,750	66,540	—	—	—	6,313		226,603
Jim Rankin, Jr.	170,100	66,540	—	—	—	6,313		242,953
Larry W. Ross	39,725	11,090	—	—	—	3,420		54,235
Donna J. Townsell (5)	—	66,540	—	—	—	526,457	(6)	592,997
(1)Includes Company Board of Directors and committee retainers and fees, subsidiary bank director fees, subsidiary bank advisory board fees and subsidiary bank committee fees.
(2)Restricted stock awards and stock options are based on the grant date fair value and are calculated pursuant to the provisions of FASB ASC Topic 718 “Compensation – Stock Compensation.” On January 22, 2021, each of our then serving directors, other than our Chairman of the Board, was granted 3,000 restricted shares of our common stock with a grant date fair value of $22.18 per share. On January 22, 2021, Mr. Ross was granted 500 restricted shares of our common stock with a grant date fair value of $22.18 per share in connection with his appointment to the Board.
(3)As of December 31, 2021, each of our non-employee directors, except for Mr. Ross, held 6,000 restricted shares of our common stock and the following aggregate number of outstanding options to acquire our common stock: Mr. Ashley, 12,000; Mr. Engelkes, 11,000 and Mr. Longe, 10,000. Mr. Adams, Mr. Adcock, Mr. Beebe, Ms. Garrett, Mr. Hinkle, Mr. Lieblong and Mr. Rankin each held no options to acquire our common stock as of December 31, 2021. Mr. Ross held 3,333 restricted shares of our common stock and 3,000 options to acquire our common stock as of December 31, 2021. Ms. Townsell held 31,000 restricted shares of our common stock and 180,000 options to acquire our common stock as of December 31, 2021.
(4)Includes income realized from restricted stock dividends, $3,173 for each of our non-employee directors, except for Mr. Ross, director gifts for each non-employee director and cell phone expenses for Mr. Adcock. Includes income realized from restricted stock dividends of $280 for Mr. Ross. See footnote 6 below for information regarding Ms. Townsell.
(5)Except for the reported stock award received in 2021 for her service as a director, the 2021 compensation reported for Ms. Townsell, was for her services as an executive officer. She does not receive any additional compensation for service as a director of the Company or its bank subsidiary.
(6)Includes salary, $299,366; annual bonus, $180,000; 401(k) contribution, $8,978; auto allowance, $15,600; country club dues, $1,981; and income realized from restricted stock dividends $20,533. $18,000 of the annual bonus earned in 2021 will be paid in January 2024, subject to Ms. Townsell’s continued employment with the Company.

www.homebancshares.com	30

Director Compensation
During 2021, we paid the following compensation to each of our non-employee directors and our Chairman for their service on the holding company Board and Board committees:
•an annual cash retainer of $10,000.
•an additional annual cash retainer of $2,500 to the chairmen of the Audit and Compensation Committees.
•$3,000 ($6,000 for our Chairman of the Board) for each Board meeting attended.
•$1,500 ($3,000 for the chairman) for the January Compensation Committee meeting.
•$1,000 ($2,000 for the chairman) for each other Compensation Committee meeting attended.
•$750 ($1,500 for the chairman) for each Audit and Risk Committee meeting attended.
•$750 for each Asset/Liability Committee meeting attended.
•$500 ($1,000 for the chairman) for each Nominating and Corporate Governance Committee meeting attended.
Only our non-employee directors and our Chairman of the Board received committee attendance fees during 2021. In addition, on January 22, 2021, we granted each of our then-serving directors, other than our Chairman of the Board, 3,000 restricted shares of our common stock which will vest annually in three equal installments beginning on January 22, 2022. The compensation paid to our Chairman of the Board and our other employee directors who are named executive officers of the Company is included in the Compensation Discussion and Analysis and the related executive compensation tables in this Proxy Statement.

31	www.homebancshares.com

Certain Relationships and Related Transactions
Certain Relationships and Related Transactions
Banking Transactions. Most of our directors and officers, as well as the firms and businesses with which they or members of their immediate families are associated, are customers of our bank subsidiary. Our bank subsidiary has engaged in a variety of loan transactions in the ordinary course of business with individuals and their families and businesses, and it is anticipated that such transactions will occur in the future. In the case of all such related party transactions in 2021, each transaction was approved by either the Audit and Risk Committee, the Nominating and Corporate Governance Committee, the Board of Directors or the bank subsidiary’s board of directors. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable loans with persons not related to us. In the opinion of our management, those loan transactions do not involve more than a normal risk of collectability or present other unfavorable features.
We believe that all extensions of credit by our bank subsidiary to its directors and officers and to directors and officers of the Company, either directly or as guarantors, were made in conformity with the requirements of Federal Reserve Board Regulation O. As of December 31, 2021, the aggregate amount outstanding on these loans, including available borrowings, was approximately $60.7 million, of which approximately $36.4 million was attributable to the largest borrowing relationship. None of these loans are non-accrual, past due 90 days or more, restructured or potential problems.
Other Transactions. On January 18, 2021, we issued $300.0 million of 3.125% fixed-to-floating rate subordinated notes, which mature in 2032, in a registered underwritten public offering. Our Vice Chairman of the Board, Jack E. Engelkes, purchased certain of these notes in a principal amount of $500,000 from the underwriter at the public offering price of 100% of par. As of February 25, 2022, the outstanding principal balance of the subordinated notes beneficially owned by Mr. Engelkes remains $500,000. These notes will bear interest at an initial rate of 3.125% per annum, payable in arrears on January 30 and July 30 of each year, commencing July 30, 2022. From and including January 30, 2027 to, but excluding the maturity date or earlier redemption, the notes will bear interest at a floating rate equal to a benchmark rate (which is expected to be the three-month term SOFR), plus 182 basis points, payable quarterly in arrears on January 30, April 30, July 30, and October 30 of each year, commencing on April 30, 2027.
We are currently considering paying off our $300.0 million of 5.625% fixed-to-floating rate subordinated notes, which mature in 2027, on or after April 15, 2022, in accordance with the terms of the indenture under which the notes were issued. As of February 25, 2022, our Chairman and CEO, John W. Allison, beneficially owns $1.5 million in aggregate principal amount of these subordinated notes. If we were to redeem the notes on April 15, 2022, he would receive an aggregate of approximately $1,542,188 in principal and interest payable on the subordinated notes he beneficially owns on the same terms as the redemption of the notes held by unaffiliated note holders. Since January 1, 2021, the largest principal amount outstanding payable to Mr. Allison has been $1.5 million, and we have paid an aggregate of $84,375 to Mr. Allison in interest on these notes at an annual fixed interest rate of 5.625%. From and including April 15, 2022 to, but excluding the maturity date or earlier redemption, these subordinated notes will bear interest at a floating rate equal to three-month LIBOR as calculated on each applicable date of determination plus 3.575%; provided, however, that in the event three-month LIBOR is less than zero, then three-month LIBOR will be deemed to be zero.
We lease certain properties from persons who are members of our Board. During 2021, the aggregate payments we made, directly or indirectly, to each of these directors for the various leases were less than $120,000. We believe the terms of each of these transactions are no less favorable to us than we could have obtained from an unaffiliated third party.
We expect we will continue to engage in similar banking and business transactions in the ordinary course of business with our directors, executive officers, principal shareholders and their associates. All proposed related party transactions are presented to the Nominating and Corporate Governance Committee of our Board of Directors for consideration and approval. The Committee does not currently have any formal policies or procedures with respect to its review, approval, or ratification of related party transactions, but considers each related party transaction or proposed related party transaction on a case-by-case basis. According to its charter, the Committee follows the definition of “related party transaction” provided in the SEC’s regulations under the Securities Act of 1933.

www.homebancshares.com	32

Delinquent Section 16(a) Reports
Delinquent Section 16(a) Reports
Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires each director, officer, and any individual beneficially owning more than 10 percent of the Company’s common stock to file reports on Forms 3, 4, and 5 disclosing beneficial ownership and changes in beneficial ownership of the common stock of the Company with the SEC within specified time frames. These specified time frames require Form 3 filings to be made within 10 days after the person becomes a reporting person. Changes in ownership generally must be filed on Form 4 within two business days of the transaction. Based solely on a review of such reports filed electronically with the SEC and written representations from the individual directors and officers that no other reports were required, we believe that all our Section 16 filers complied with the filing requirements during the fiscal year.

33	www.homebancshares.com

Principal Shareholders of the Company
Principal Shareholders of the Company
The following table sets forth certain information as of January 31, 2022, concerning the number and percentage of shares of our common stock beneficially owned by our directors, our named executive officers, and all of our directors and executive officers as a group, and by each person known to us who beneficially owned more than 5% of the outstanding shares of our common stock.
Information in this table is based upon “beneficial ownership” concepts described in the rules issued under the Exchange Act. Under these rules, a person is deemed to be a beneficial owner of any shares of our common stock if that person has or shares “voting power,” which includes the power to vote or direct the voting of the shares, or “investment power,” which includes the right to dispose or direct the disposition of the shares. Thus, under the rules, more than one person may be deemed to be a beneficial owner of the same shares. A person is also deemed to be a beneficial owner of any shares as to which that person has the right to acquire beneficial ownership within 60 days from January 31, 2022.
Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and investment power with respect to his or her shares. The address for each of our directors and named executive officers is c/o Home BancShares, Inc., 719 Harkrider Street, Suite 100, Conway, Arkansas 72032.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding (1)
5% or greater holders:
BlackRock, Inc.(2)	17,749,948	10.83%
The Vanguard Group(3)	15,621,642	9.53%
T. Rowe Price Associates, Inc.(4)	12,532,448	7.65%
Directors and named executive officers:
Milburn Adams(5)	142,050	*
Robert H. Adcock, Jr.(6)	1,472,126	*
John W. Allison(7)(8)	6,876,135	4.20%
Richard H. Ashley(8)(9)	2,702,125	1.65%
Mike D. Beebe(10)	16,000	*
Brian S. Davis(8)(11)	257,075	*
Jack E. Engelkes(8)(12)	388,574	*
Tracy M. French(8)(13)	661,227	*
Karen E. Garrett(14)	19,000	*
Kevin D. Hester(8)(15)	265,522	*
James G. Hinkle(16)	620,752	*
Alex R. Lieblong(8)(17)	591,813	*
Thomas J. Longe(18)	31,500	*
Jim Rankin, Jr.(19)	222,389	*
Larry W. Ross(20)	55,208	*
J. Stephen Tipton(21)	122,149	*
Donna J. Townsell(8)(22)	369,405	*
All directors and executive officers as a group (19 persons)(8)	14,923,904	9.11%
*Less than 1%.
(1)The percentage of our common stock beneficially owned was calculated based on 163,891,908 shares of our common stock outstanding as of January 31, 2022. The percentage assumes that the person in each row has exercised all options that are exercisable by that person or group within 60 days of January 31, 2022.
(2)Based on information as of December 31, 2021, obtained from a Schedule 13G/A filed with the SEC on or about February 7, 2022, by BlackRock, Inc., located at 55 East 52nd Street, New York, New York 10055 (“BlackRock”). BlackRock reported in its Schedule 13G/A that it has sole voting power over 17,449,054 shares, sole dispositive power over 17,749,948 shares and no shared voting power or shared dispositive power over any shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in BlackRock’s Schedule 13G/A.
(3)Based on information as of December 31, 2021, obtained from a Schedule 13G/A filed with the SEC on or about February 10, 2022, by Vanguard Group, Inc., located at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355 (“Vanguard”). Vanguard reported in its Schedule 13G/A that it has sole voting power over zero shares, shared voting power over 127,157 shares, sole dispositive power over 15,354,214 shares and shared dispositive power over 267,428 shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Vanguard’s Schedule 13G/A.

www.homebancshares.com	34

Principal Shareholders of the Company
(4)Based on information as of December 31, 2021, obtained from a Schedule 13G/A filed with the SEC on or about February 14, 2022, by T. Rowe Price Associates, Inc., located at 100 E. Pratt Street, Baltimore, Maryland 21202 (“Price Associates”). Price Associates reported in its Schedule 13G/A that it has sole voting power over 3,950,950 shares, sole dispositive power over 12,532,448 shares and no shared voting power or shared dispositive power over any shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Price Associates’ Schedule 13G/A. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(5)Includes 6,000 shares of restricted stock.
(6)Includes 79,426 shares held in Mr. Adcock’s IRA account, 1,092,927 shares owned by the Robert H. Adcock Trust, 227,460 shares owned by the Carol Adcock Trust, and 6,000 shares of restricted stock.
(7)Includes 859,360 shares owned by Mr. Allison’s spouse, 1,605 shares held in Mr. Allison’s IRA, 403,000 shares of restricted stock, 24,638 shares owned by Mr. Allison’s 401(k) plan, and 67,328 shares owned by Capital Buyers, a company that is owned by Mr. Allison.
(8)Includes shares that may be issued upon the exercise of vested common stock options, as follows: Mr. Allison, 100,000; Mr. Ashley, 12,000; Mr. Davis, 155,720 shares; Mr. Engelkes, 11,000 shares; Mr. French, 308,580 shares; Mr. Hester, 105,720 shares; Mr. Tipton, 34,288 shares; Ms. Townsell, 111,720 shares; and all directors and executive officers as a group, 888,316 shares.
(9)Includes 17,177 shares held in Mr. Ashley’s IRA, 1,689,236 shares owned by RH Ashley Investments, LLC, 819,584 shares owned by Conservative Development Company, a corporation of which Mr. Ashley is president, 1,685 shares owned by Square Associates, LLC, a company of which Mr. Ashley is a partner, 6,000 shares of restricted stock, 1,088 shares for which Mr. Ashley is custodian for his children and 837,312 shares pledged as security.
(10)Includes 6,000 shares of restricted stock.
(11)Includes 2,568 shares owned by Mr. Davis’s 401(k) plan, 16,000 shares of restricted stock and 7,128 shares held in Mr. Davis’s IRA.
(12)Includes 400 shares owned by the IRA of Mr. Engelkes’ spouse, 191,904 shares owned by Mr. Engelkes’ spouse, 32,719 shares for which Mr. Engelkes is custodian for his children, and 6,000 shares of restricted stock.
(13)Includes 46,026 shares owned by Mr. French’s 401(k) plan, 29,672 shares held in Mr. French’s IRA and 81,000 shares of restricted stock.
(14)Includes 6,000 shares of restricted stock.
(15)Includes 5,762 shares owned by Mr. Hester’s 401(k) plan, 30,000 shares of restricted stock, 7,128 shares held in Mr. Hester’s IRA and 98,246 shares pledged as security.
(16)Includes 587,127 shares owned by the James G. Hinkle Revocable Trust and 6,000 shares of restricted stock.
(17)Includes 6,000 shares of restricted stock and 400,000 shares pledged as security.
(18)Includes 9,500 shares owned by Mr. Longe’s IRA and 6,000 shares of restricted stock.
(19)Includes 6,000 shares of restricted stock.
(20)Includes 3,333 shares of restricted stock.
(21)Includes 19,553 shares owned by Mr. Tipton’s 401(k) plan, 30,000 shares of restricted stock and 22,974 shares pledged as security.
(22)Includes 31,000 shares of restricted stock and 31,457 shares for which Ms. Townsell is custodian for her child.

35	www.homebancshares.com

Compensation Discussion and Analysis
Compensation Discussion and Analysis

Named Executive Officers for 2021
The following Compensation Discussion and Analysis provides information regarding the Company’s compensation program for our “named executive officers.” Our “named executive officers” for 2021 are:
•John W. Allison, Chairman of the Board, CEO and President
•Brian S. Davis, CFO and Treasurer,
•Tracy M. French, CEO and President of our bank subsidiary
•Kevin D. Hester, Chief Lending Officer
•J. Stephen Tipton, Chief Operating Officer
Specific information regarding the compensation paid to each named executive officer is disclosed in the Summary Compensation Table and the other compensation tables that follow beginning on page 52 of this Proxy Statement. All references to shares of our common stock and to our diluted earnings per share in this Compensation Discussion and Analysis and in the tables and narrative that follow under “Executive Compensation” have been adjusted to reflect the 2-for-1 split of our common stock paid to our shareholders on June 8, 2016.

Responding to 2020 and 2021 Say-on-Pay Votes
After many years of consistently strong shareholder support of the Company’s executive compensation program, our “say-on-pay” resolution received only 45.9% support at our 2020 Annual Meeting.
Although this vote is advisory and non-binding, the Compensation Committee of our Board of Directors and our entire Board of Directors took these results very seriously. As a consequence of this result, the Company reached out to shareholders representing over 45 million of our outstanding common shares to obtain specific feedback regarding executive compensation-related concerns. This outreach effort involved our Chairman John Allison, Compensation Committee Chair Mike Beebe and Director of Investor Relations Donna Townsell.
In response to this feedback, the Compensation Committee implemented a number of enhancements to our executive compensation programs, and we enhanced our disclosure regarding the factors considered by the Committee in establishing our executive compensation programs, our CEO transition in late 2019 and the history of the compensation paid to our Chairman and CEO.
Following these actions, we were encouraged that our shareholders approved our “say-on-pay” resolution at our 2021 Annual Meeting with 56.6% of votes cast in support of the resolution. While the Compensation Committee values the support that our enhancements to our executive compensation program received in 2021, we are committed to further rebuilding our shareholders’ confidence in our executive compensation practices. As a result of the 2021 outcome, we continue to have ongoing conversations with shareholders to solicit their feedback and advice. The feedback with regard to changes the Company made in its executive compensation programs in 2021 has been largely positive, and the Company continues to implement and refine its incentive programs adopted in 2021, as well as address other areas of interest, including appointing a full-time Director of Corporate Social Responsibility and establishing a management level committee to oversee our environmental, social and governance efforts.
The following chart summarizes the key areas of feedback we received in our shareholder engagement efforts during the past two years and how we have responded.

www.homebancshares.com	36

Compensation Discussion and Analysis

What We Heard	How We Responded
Pay-for-Performance
Develop incentive plans that are performance-based utilizing selected predetermined performance metrics, goals, or payouts formulas. Shareholders and ISS expressed concern that the Company’s annual cash program was entirely discretionary, and that equity awards to the Chairman and CEO were composed solely of time-vesting shares.

✓ Adopted and implemented a performance-based annual cash Executive Incentive Plan for our NEOs for the 2021 performance year utilizing predetermined performance metrics, goals and payout formulas.
✓ Implemented a performance-based equity program for our Chairman and CEO under which two-thirds of his 2021 and future long-term equity incentive awards are subject to predetermined performance goals measured over a 3-year performance period relative to peer performance. One-third consists of time-based restricted shares with 3-year cliff vesting.

Explain the Board’s rationale for selecting specific metrics or goals used in its approach to executive compensation.
✓ The Compensation Committee believes the metrics and goals utilized in its new incentive programs reflect key performance indicators that the Company has long emphasized internally in driving earnings performance and ultimately shareholder return.
✓ The Compensation Committee established the targets for each performance metric to reflect performance levels that it considers superior in the industry while not being assured in light of the business and economic uncertainties from the ongoing COVID-19 pandemic.
✓ Further discussion of these metrics selected and the rationale for selecting such metrics is included in this Compensation Discussion and Analysis.

Compensation Program for Chairman and CEO
Discuss the Board’s decision to reappoint the Chairman as the CEO in November 2019 and its view regarding the resulting CEO pay misalignment in 2019.
✓ The Board renamed our Chairman John Allison to the CEO role upon the retirement of our former holding company CEO in November 2019, while long-term management succession plans remain under consideration.
✓ As co-founder, former CEO until 2009 and strategic leader and visionary for the Company, Mr. Allison’s total compensation is commensurate with his role as executive Chairman after not receiving a salary for the first 10 years of the Company’s history.
✓ Mr. Allison did not receive any new compensation upon reassuming the CEO role.
✓ As a result of this title change, the Board believes the 5-year historical pay-for-performance analysis for the CEO role presents an inaccurate view and is not reflective of the Company’s executive pay program.
✓ Further discussion is provided below in this Compensation Discussion and Analysis.

37	www.homebancshares.com

Compensation Discussion and Analysis

Describe the Compensation Committee’s rationale in determining the size of the equity grant to the Chairman and CEO.
✓ As discussed in this Compensation Discussion and Analysis, the Compensation Committee believes the Chairman’s compensation should be most heavily weighted toward equity (approximately 66.0% of total pay for 2021).
✓ The Committee believes this mix of pay best aligns his interests with those of our shareholders, while appropriately rewarding him for his strategic leadership in the Company’s growth and success, and providing him with total compensation at a level that is generally comparable to the Company’s peers.
✓ Our Chairman and CEO remains the Company’s largest individual shareholder, and thus the Committee believes his interests and perspective remain inherently aligned with our shareholders.

Further describe the Compensation Committee’s rationale for entering into the Chairman’s Agreement in March 2021 and for the compensation provided in the agreement for Mr. Allison’s services as Executive Chairman or as Chairman Emeritus.

✓ The Compensation Committee believes establishing the terms of Mr. Allison’s continued service as an executive of the Company is beneficial to the Company and our shareholders in light of all his experience and history as the Company’s founding Chairman and CEO and our largest individual shareholder, his strategic leadership in our future growth, and being the driving force behind the Company’s discipline in maintaining strong asset quality and being one of the nation’s top-performing bank holding companies in several key performance measures..
✓,The compensation provided under the agreement for Mr. Allison’s service as Executive Chairman is consistent with his compensation in prior years, consisting primarily of long-term incentive compensation in the form of restricted stock awards, with no increase in his annual stock award under the agreement from the prior two years, and with the addition of performance conditions applicable to two-thirds of his annual equity grant.
✓ The Compensation Committee also believes Mr. Allison’s continued service in an advisory capacity in the event he should transition to Chairman Emeritus would provide substantial strategic value to the Company at a level commensurate with the compensation he would receive in such role.

Peer Group
Consider designating a peer group for measuring the Company’s executive compensation and financial performance and describe the Compensation Committee’s methodology for selecting those peers.
✓ For purposes of the relative performance metrics in the Company’s new cash and equity incentive programs, the Compensation Committee has designated a peer group consisting of all U.S. bank holding companies with total assets of ranging from $10 billion to $50 billion, with certain exceptions discussed below.
✓ For purposes of evaluating our Chairman and CEO’s compensation, the Compensation Committee utilized a smaller peer group consisting of six comparable banking organizations selected based on a combination of size, geographic location and certain performance factors.
✓ Further discussion regarding these peer groups and the Committee’s methodology for selecting the peer companies is included in this Compensation Discussion and Analysis.

www.homebancshares.com	38

Compensation Discussion and Analysis

2021 Performance Highlights
Home BancShares, Inc. has consistently been one of the nation’s top-performing bank holding companies according to Forbes. In 2022, for the third time in five years, the Company has been ranked by Forbes as the #1 Best Bank in America and has been listed on the Forbes “America’s Best Banks” list for eight consecutive years (2015-2022).

Forbes
BEST BANKS

America’s Best Banks	World’s Best Banks
2022 - #1	2021
2021	2020
2020
2019 - #1
2018 - #1
2017
2016
2015

Company Records Set in 2021

Our bank subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and New York City. Through our community banking philosophy, we are dedicated to consistently exceeding the expectations of our customers, shareholders and bankers while enriching the communities we serve. Our continued strong performance is reflected in the following annual metrics that represent Company records in 2021:

Record Annual Metrics	12/31/2021
Net Income	$319.0 million
Earnings per share	$1.94/Share
Book Value	$16.90/Share
Tangible Book Value (non-GAAP)(1)	$10.80/Share
Dividends to Shareholders	$0.56/Share
Total Assets	$18.05 billion
Total Deposits	$14.26 billion
Total Equity	$2.77 billion
Total Non-interest Income	$137.6 million
(1) Non-GAAP financial measure. See Appendix A to this Proxy Statement for further information and a reconciliation to the most directly comparable GAAP financial measure.
Listing on the New York Stock Exchange (NYSE)

In November 2021, after sixteen years as a publicly traded company, we transferred our common stock listing from The Nasdaq Global Select Market to the New York Stock Exchange and began trading on the NYSE under our existing ticker symbol of ‘HOMB’. The transfer to NYSE represents a milestone that offers specialists in the way of designated market makers and the prestige of being listed with a landmark American institution that is the global leader in listings.

39	www.homebancshares.com

Compensation Discussion and Analysis

2019 CEO Transition and Pay-for-Performance Alignment
As discussed in our 2021 Proxy Statement, our Chairman of the Board, CEO and President, John W. Allison, co-founded the Company in 1998 and has served as executive Chairman of the Board throughout the Company’s history. Mr. Allison has provided invaluable strategic direction and management of a talented team of bankers leading the Company to exponential growth since its founding, the successful completion of over 20 bank and loan portfolio acquisitions, and sustained strong financial performance that included a period of over 30 consecutive quarters of record quarterly earnings and resulted in Centennial Bank’s recognition in the Forbes’ “Best Banks in America” rankings for 7 years in a row, including the #1 Best Bank in America for 2018 and 2019. In addition to his role as Chairman of the Board, Mr. Allison served as the Company’s Chief Executive Officer from 1998 to 2009.
During the first 10 years of the Company’s history, Mr. Allison declined to receive a salary or bonus as Chairman and CEO and instead relied on dividends and appreciation in the value of his existing stock holdings and stock option awards in an effort to best align his interests with those of our shareholders. Based on a recommendation by the Compensation Committee, the Company began paying Mr. Allison an annual base salary beginning on November 1, 2008, and made him eligible for an annual discretionary cash bonus in light of the Company’s performance under his leadership over those first 10 years. Since 2014, following the Company’s 2013 acquisition of Liberty Bancshares, which represented the then largest ever merger of two Arkansas-based banks, the Compensation Committee has awarded a majority of Mr. Allison’s compensation in the form of equity awards of restricted stock. The purposes of these equity awards have been to maintain alignment of the Chairman’s interests with those of our shareholders, appropriately reward him for his strategic leadership in the Company’s growth and performance, and provide total compensation at a level that is generally comparable to the Company’s peers.
In 2009, Mr. Allison decided to step down from his role in the day-to-day management of the Company, and the Board of Directors promoted C. Randall Sims, then CEO and President of the Company’s bank subsidiary, Centennial Bank, to be the Company’s Chief Executive Officer, while Mr. Allison remained in the executive Chairman’s role. Mr. Sims served as Chief Executive Officer of both the Company and Centennial Bank until January 2015, when Tracy M. French was promoted to President and CEO of Centennial Bank. Mr. Sims remained Chief Executive Officer of the Company until his retirement in November 2019.
Upon Mr. Sims’ retirement, the Board of Directors determined it was in the best interests of the Company and its shareholders to reappoint Mr. Allison as the Company’s CEO and President while the Board continues to evaluate the Company’s long-term management succession plans. Mr. Allison did not receive any additional compensation in connection with his re-assumption of the CEO role. Therefore, while Mr. Allison’s total compensation in 2019 and in the succeeding years is higher than Mr. Sims’ 2018 total compensation, reflecting Mr. Allison’s strategic vision and leadership as the Company’s executive Chairman, the Company believes that certain pay-for-performance analytical models comparing the Company’s CEO compensation over the past five years to the Company’s total shareholder return (TSR) over the same period present an inaccurate picture of the Company’s executive compensation practices. While the Company believes that TSR does not always accurately reflect the performance of the Company or our management team nor take into account macroeconomic factors that are beyond the Company’s control, the Compensation Committee believes that paying the majority of Mr. Allison’s compensation in the form of equity awards aligns his compensation with the returns realized by our shareholders. The graph below shows Mr. Allison’s total compensation in each of the last three years compared to the Company’s total shareholder return during the same period. The Compensation Committee believes Mr. Allison’s compensation appropriately reflects his contributions and responsibilities to the Company’s growth and performance and incentivizes strong future performance in a manner that aligns with shareholder interests.

Mr. Allison’s Total Compensation
$4.4M	$4.6M	$5.1M

www.homebancshares.com	40

Compensation Discussion and Analysis

Aligning Executive Compensation with Metrics that Drive Shareholder Value
Following the 2020 say-on-pay vote results, the Compensation Committee reexamined its efforts to align our executive compensation, particularly for our CEO, with the interests of our shareholders by using a compensation mix of both fixed and variable components, and by delivering value to executives that reward performance. In addition to a fixed base salary with benefits, limited executive perquisites and certain pension benefits and other compensation, the Committee enhanced the variable components of our executive pay program by:
•Formally adopting and implementing an annual cash bonus plan for all NEOs beginning in 2021 with predetermined performance goals and payout formulas,
•Utilizing those metrics for evaluating 2020 performance and setting 2020 annual cash bonuses, and
•Issuing two-thirds of the CEO’s long-term equity incentive compensation for 2021 in the form of performance-based restricted shares which vest at the end of a three-year performance period based on the Company’s performance relative to its peers in certain key financial metrics that the Committee believes drive strong earnings and shareholder value.
As a significant portion of the CEO’s total compensation consists of long-term equity awards (approximately 66% in 2021), these changes have significantly increased the portion of the CEO’s compensation that is variable and at-risk beginning in 2021.

2020 CEO Compensation Elements	2021 CEO Compensation Elements
Salary and Other	Salary and Other
Annual Discretionary Bonus (based on performance metrics)	Annual Incentive Bonus (subject to pre-established performance metrics)
Time-vested Restricted Stock	Performance-based Restricted Stock (67%)
Time-vested Restricted Stock (33%)

Compensation Philosophy
The Compensation Committee recognizes the importance of compensation and performance and seeks to reward performance with cost-effective compensation that aligns employee efforts with the business strategy of the Company and with the interest of the shareholders. The Committee also recognizes that the compensation should assist the Company in attracting and retaining key executives critical to its long-term success.
The following principles guide the Committee:
•Compensation levels should be sufficiently competitive to attract and retain key management for the bank and holding company. The Company hires experienced bank executives that have a track record in the market. Competition is strong for these talented and experienced people. The compensation package must be strong and competitive in that market.
•Compensation should relate directly to performance and responsibility. Compensation should vary with the performance and responsibility of the individual. It should always be proportional to the executive’s contribution to the Company’s success.
•Non-equity incentive compensation should motivate high performance. The Company uses annual cash bonuses to motivate individuals with roles and responsibilities that give them the ability to directly impact the Company’s performance and strategic direction. Annual incentive compensation should not cause the individual to take excessive and unnecessary risks that would threaten the institution.
•The Company’s Stock Option and Performance Incentive Plan should align management with shareholders’ interests. Awards of restricted stock, stock options or other forms of long-term compensation should encourage management to focus on the long-term growth and success of the Company. It should provide management with a meaningful stake in the Company and the prospects of a long-term career.

41	www.homebancshares.com

Compensation Discussion and Analysis

Compensation Committee Role and Decision-Making Process
The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program. The role of the Committee is to oversee the Company’s compensation and benefit plans and policies, administer its stock plans, and review and approve annually all compensation decisions related to the named executive officers and our Board members. The Committee reports its compensation decisions to the Board for their review or recommends such decisions for approval by the Board.
The Committee receives updates on our business results from management and reviews historical and projected financial information as necessary to assess whether executive compensation continues to be properly balanced with and supportive of our business objectives. The Committee may also review various financial and operating data, compensation information, market capitalization and disclosed governance practices regarding comparably-sized bank holding companies in a peer group to assess our comparative performance and compensation structure. The Committee uses management updates and peer information as tools to evaluate the connection between executive compensation and our performance as a business. The Committee has historically reviewed this information in a subjective manner with no direct or formulaic linkage between peer information and our compensation decisions.
The Committee may evaluate various financial performance criteria such as net income, earnings per share, return on assets, growth in assets (including through acquisitions), asset quality, return on equity, net interest margin, efficiency ratio, net cash flow and other metrics, as well as regulatory capital ratios and examination results. The Committee believes that the following metrics in particular are key indicators of the Company’s financial performance and has most closely evaluated these measures, in addition to the overall earnings results and asset growth of the Company, in establishing incentive compensation decisions:
•Return on assets,
•Return on tangible common equity,
•Efficiency ratio,
•Net interest margin, and
•Net charge-off ratio (i.e., asset quality).
Based on these reports and assessments, the Committee annually evaluates both the short-term and long-term performance compensation for the named executive officers to ensure alignment with our business objectives. The Committee also works closely with management regarding long-term equity incentives, including performance-based equity awards, which emphasize shareholder returns while providing enhanced retention value for key executives.
Because the Compensation Committee believes the metrics listed above are key drivers of the Company’s earnings results and value for the Company’s shareholders, the Committee has historically considered these measures in evaluating our named executive officers’ performance, and the Committee utilized these measures specifically in designing the Company’s performance-based incentive programs that were implemented in 2021. While total shareholder return (TSR) can be a useful measure in aligning compensation with shareholder value, the Committee believes that macroeconomic factors, overall market volatility and other external forces which can affect a company’s stock price from period to period substantially limit the effectiveness of TSR in evaluating whether the Company’s performance is in line with its strategic goals.
In comparing the Company’s performance to its peers, the Compensation Committee has designated a broad-based peer group consisting of U.S. banks and bank holding companies with $10 billion to $50 billion in total assets, excluding banks and bank holding companies in Puerto Rico as well as companies and institutions that are not traditional banks primarily offering both depository and lending services. The Committee believes evaluating performance against a larger peer group of comparably-sized institutions aligns with the Company’s expectations of being a strong performing bank nationally, including among institutions with considerably greater assets or market capitalization.
Benchmarking Against A Peer Group
The Committee annually considers the need for a peer analysis and reviews compensation paid to executives in a peer group as the Committee deems necessary. For 2021, the Committee utilized a peer group of six comparable banks and bank holding companies to review and analyze our Chairman and CEO’s compensation as compared to market practices. This group of banking organizations was compiled by considering banks with total assets within a range of approximately $10 billion to $50 billion and selecting a subset based on regional geographic proximity, including two Arkansas-based peers, and financial performance in certain key metrics.
The Company believes this peer group is representative of those companies that are regional leaders in their markets and with which the Company competes for executive talent. The members of this peer group are:

•Bank OZK •Independent Bank Group •PacWest Bancorp	•Renasant Corporation •Simmons First National Corporation •Western Alliance Bancorporation

www.homebancshares.com	42

Compensation Discussion and Analysis
The Compensation Committee did not target 2021 salaries or total compensation to any particular benchmark based on this peer group. However, the Committee believes that the Chairman and CEO’s total compensation should be generally comparable and competitive with other similarly situated banking companies who the Company competes with for customers and executive talent and with whom the Company performs on a comparable level. The Committee analyzed the 2019 compensation amounts and practices of the peer group CEOs and observed that Mr. Allison’s annual total compensation in 2019 and 2020 was below the median of the 2019 annual total compensation of the peer group CEOs. For more accurate comparability, Western Alliance’s Executive Chairman and former CEO, whose 2019 total compensation was less than that of their the current CEO, was substituted in place of Western Alliance’s current CEO. .
For our other named executive officers, the Committee informally reviewed and considered internally-compiled compensation data, the overall performance and achievements of the Company and our bank subsidiary, each executive’s individual performance, experience level and contributions to the Company’s performance, as well as the Chairman’s recommendation for such executive in determining the base salary increases for 2021.
The Compensation Committee did not engage a compensation consultant during 2021 to advise the Committee on setting the compensation of our executive officers.
Employment Agreements
On March 1, 2021, we entered into an employment agreement with our Chairman and CEO, John W. Allison, providing for his continued service as our executive Chairman or Chairman Emeritus over the next 10 years. The agreement sets forth certain compensation and benefits to which Mr. Allison is entitled in his role as executive Chairman and to which he will be entitled upon a decision by Mr. Allison or the Board that he shall no longer serve as executive Chairman, at which time he will be appointed Chairman Emeritus and will continue to serve in an advisory role to the Board. Mr. Allison’s compensation arrangements under the agreement for his service as Chairman are consistent with his recent annual compensation arrangements and include an annual base salary of $500,000 or such higher salary as is determined by the Compensation Committee, eligibility for an annual cash incentive bonus of up to 100% of his base salary, an annual award of up to 150,000 restricted shares of our common stock (with two-thirds of such shares being subject to specified three-year performance targets and the remaining one-third being subject to three-year time-based cliff vesting), and certain benefits and perquisites. In the event he transitions to Chairman Emeritus status, Mr. Allison’s total compensation would be substantially reduced, with a decrease in annual base salary to $400,000, and he would no longer be eligible to participate in any annual cash incentive bonus program or receive any new equity incentive awards. These reductions would have represented an over 75% reduction in his annual total compensation for the 2021 calendar year. See Executive Compensation – Employment Agreements for further discussion of the terms of this agreement.
The Compensation Committee believes that this agreement is necessary to set forth the terms of Mr. Allison’s continued service as executive of the Company in light of all relevant factors, which include his leadership experience and history as the Company’s founding Chairman and CEO and largest individual shareholder, desired terms and conditions of his continued employment, and the strategic importance of his position with the Company, with compensation arrangements consistent with recent prior years. The Committee also believes his continued service in an advisory capacity in the event he should transition to Chairman Emeritus would provide substantial strategic value to the Company at a level commensurate with the compensation he would receive in such role. There are no current plans for Mr. Allison to transition to the Chairman Emeritus role.
We do not currently have an employment agreement with any of our other named executive officers.

Components of Compensation
The key elements of the Company’s executive compensation program are:
•Base salary
•Annual cash incentives (bonuses)
•Equity incentive compensation (restricted stock and stock options)
•Retirement and insurance benefit plans
•Certain defined perquisites
The Company tries to determine the proper mix of base, short-term and long-term incentive compensation. In our markets there are a number of national, regional and community banks. The competition for experienced executives in banking is strong. The Committee understands that being a public company that can offer equity incentives and a community banking philosophy puts the Company in a competitive position for strong management. The public market for the stock and its easily accessible value is a positive factor in aligning management’s interest with that of the shareholders and making them meaningful stakeholders.

43	www.homebancshares.com

Compensation Discussion and Analysis
Base Salary
Base salaries historically have been targeted at comparable levels for peer companies and adjusted to recognize varying levels of responsibility, individual performance, Company performance and internal equity issues. The Committee reviews the base salaries of the executive officers annually. This base salary provides the foundation for a total compensation package that is required to attract, retain and motivate the officers. Generally, base salaries are not directly related to specific measures of performance, but are determined by experience, the scope and complexity of the position, current job responsibilities, and salaries of competing banks. The Committee did not use specific benchmarking but did informally review peer compensation data in determining annual base salaries for 2021 and 2022.
In May 2020, our Chairman and CEO, Mr. Allison, voluntarily reduced his annual base salary by $100,000, or 20%, to $400,000 following the results of our 2020 say-on-pay vote. On March 1, 2021, the Company entered into an employment agreement with Mr. Allison for his continued service as our executive Chairman under which he will receive an annual base salary of $500,000 beginning in 2021 or such greater amount as the Committee may determine from time to time. The terms of the Chairman’s employment agreement (the “Chairman’s Agreement”) are discussed in more detail under Executive Compensation – Employment Agreements below. In approving the Chairman’s Agreement, the Committee decided to restore Mr. Allison’s annual base salary to his initial 2020 base salary level based on his leadership, experience and direction, while maintaining a salary level that is generally below comparable peer group salaries in light of other elements of his total compensation.
In January 2022, the Committee determined that Mr. Allison’s annual base salary should be increased to $650,000 to remain comparable to peer companies in light of the Committee’s decision not to increase his salary in 2021, along with his contributions to the Company’s record financial performance in 2021 and other achievements. In particular, in addition to peer comparisons, the Committee considered his strategic leadership in the Company’s acquisition of Happy Bancshares, Inc., headquartered in Amarillo, Texas, which will increase the Company’s total assets by approximately $6.4 billion and give the Company a strong presence in the state of Texas upon its anticipated completion in April 2022, and in the Company’s initiating and completing the transfer of the listing of its common stock in November 2021 to the New York Stock Exchange and the Company’s successful $300 million underwritten offering of fixed-to-floating rate subordinated notes in January 2022, as well as being the driving force behind the Company’s discipline in maintaining strong asset quality and achieving record financial performance during 2021.

	2020 Base Salary ($)	Increase (%)	2021 Base Salary ($)	Increase (%)	2022 Base Salary ($)
John W. Allison	500,000	—	500,000	30.0	650,000
Brian S. Davis	340,000	2.9	350,000	2.5	358,750
Tracy M. French	559,000	7.3	600,000	8.3	650,000
Kevin D. Hester	393,000	4.3	410,000	2.5	420,250
J. Stephen Tipton	375,000	6.7	400,000	5.0	420,000
Annual Cash Incentives
An annual cash bonus plan is intended to reward individual performance for that year. The Compensation Committee evaluates a number of performance criteria for the Company or the bank and considers the overall profitability of the Company and our bank subsidiary before determining the awards. Specifically, the Committee reviews the individual performance of the officer, along with the goals and performance of the Company and the bank relative to the officer’s role and responsibilities. In evaluating our named executives, the Committee historically has reviewed criteria such as net income, earnings per share, return on assets, growth in assets (including through acquisitions), asset quality, return on equity, net interest margin, efficiency ratio, net cash flow and other metrics, as well as regulatory capital ratios and examination results. The Committee then determines the amount of the awards. In each case, the Committee historically has made the determination at their discretion as to the issuance and amount of any award.
Based on shareholder feedback following our 2020 Annual Meeting, the Compensation Committee reevaluated its approach to annual cash bonus awards and has established an annual cash incentive program based on specific performance criteria and payout formulas utilizing certain performance measures which the Committee and the Company have long viewed as key indicators of the Company’s overall financial strength and performance.
2021 Executive Incentive Plan
On March 1. 2021, the Compensation Committee adopted the Company’s 2021 Performance-Based Executive Incentive Plan (the “Executive Incentive Plan’) which formalized the annual cash incentive program utilized by the Committee in determining the 2020 annual cash bonus awards and established predetermined performance goals for the 2021 performance year. The Executive Incentive Plan utilizes a combination of absolute and relative performance measures focused on certain Company financial metrics as well as an individual performance component. These measures focus on the Company’s annual financial results for return on average assets, return on tangible common equity (a non-GAAP measure), efficiency ratio, net charge-off ratio and net interest margin, with targets that the Committee considered to be achievable but sufficiently rigorous and consistent with the Company’s high financial performance expectations. Relative performance criteria are measured against a peer group consisting of U.S. banks and bank holding companies with

www.homebancshares.com	44

Compensation Discussion and Analysis
$10 billion to $50 billion in total assets, excluding banks and bank holding companies in Puerto Rico as well as companies and institutions that are not traditional banks primarily offering both depository and lending services. Upon completion of the performance period, if the Committee has received the year-end financial results for the Company but year-end financial results for the peer group are not yet available, the Committee may apply the peer comparison performance measures based on the Company’s and the peer group’s performance as of and for the nine-month period ended September 30, 2021 to determine whether each applicable performance target was met. Certain performance measures may be adjusted to exclude unusual or infrequently occurring items and the effects of changes in applicable tax laws or accounting principles as the Committee deems appropriate.
The Executive Incentive Plan provides for potential incentive cash bonuses of up to 100% of 2021 annual base salary for the Chairman and CEO and up to 50% of 2021 annual base salary for each other named executive officer, plus an additional cash bonus amount equal to 10% of base salary for the named executive officers other than the Chairman and CEO if all performance criteria are met, which is payable three years from the beginning of the performance period, subject to the executive’s continued employment with the Company. The additional bonus is designed to serve as an additional long-term incentive for each executive’s continued service with the Company.
The various performance measures for 2021, including the targeted and actual performance level for each component, are provided in the table below. In establishing these pre-determined targets, the Committee chose not to adjust the target performance levels it used in evaluating 2020 performance in light of the economic uncertainties from the ongoing COVID-19 pandemic and how the effects of the pandemic and the various governmental measures adopted or implemented in response to the pandemic would impact the Company’s business during 2021. The Committee viewed the goals as reflecting superior performance in the industry while not being assured in light of the business and economic uncertainties. The Committee will evaluate these incentive metrics and targets as it continues to implement this new incentive program in succeeding years.

Performance Measure	Relative Weighting		Target Performance (Absolute or peer group percentile)	Actual Performance (Absolute or peer group percentile)
	CEO	Other NEOs
Absolute Performance Measures
Return on Average Assets, as adjusted (1)	20%	10%	≥ 1.20%	1.74%
Return on Tangible Common Equity, as adjusted (2)	20%	10%	≥ 10%	19.29%
Efficiency Ratio, as adjusted (3)	20%	10%	Under 47%	42.13%
Net Charge-off Ratio (4)	20%	10%	≤ 1%	0.08%
Individual Performance Component (5)	20%	10%	—	—
Peer Comparison Performance Measures (6)
Return on Average Assets, as adjusted (1)	—	12.5%	50th or above	85th
Return on Tangible Common Equity, as adjusted (2)	—	12.5%	50th or above	84th
Efficiency Ratio, as adjusted (3)	—	12.5%	50th or above	90th
Net Interest Margin (7)	—	12.5%	50th or above	93rd
(1)Return on average assets is calculated by dividing the Company’s net income by average total assets for the year. Return on average assets, as adjusted, is a non-GAAP measure which excludes fair value adjustment for marketable securities, gain on securities, recoveries on historic losses, special dividend from equity investment and merger expenses.
(2)Return on tangible common equity is a non-GAAP measure which is calculated by dividing the Company’s net income by the result of average equity minus average goodwill, core deposits and other intangible assets. Return on tangible common equity, as adjusted, excludes fair value adjustment for marketable securities, gain on securities, recoveries on historic losses, special dividend from equity investment and merger expenses.
(3)Efficiency ratio is calculated by dividing non-interest expense less amortization of core deposit intangibles by the sum of net interest income on a tax equivalent basis and non-interest income. Efficiency ratio, as adjusted, is a non-GAAP measure which is calculated by dividing non-interest expense less amortization of core deposit intangibles by the sum of net interest income on a tax equivalent basis and non-interest income, excluding fair value adjustment for marketable securities; special dividend from equity investment; gain (loss) on OREO; (loss) gain on branches, equipment and other assets, net; gain (loss) on securities; recoveries on historic losses and merger expenses.
(4)Net charge-off ratio equals the percentage of the Company’s net charge-offs (recoveries) to average loans outstanding and is calculated by dividing net charge-offs to average loans outstanding.
(5)The individual performance component is evaluated at the Committee discretion based on the individual’s performance and contributions to the Company during the performance year.
(6)Because the peer group financial results as of December 31, 2021 were not yet available when the Committee met to determine 2021 bonus amounts, the Committee applied these performance measures based on the Company’s and the peer group’s performance as of and for the nine-month period ended September 30, 2021 to determine whether each applicable performance target was met. Actual performance for the peer comparison performance measures is based on peer group data provided by S&P Global Market Intelligence. Peer company financial data does not include certain adjustments included in the Company’s calculation of its performance as described above.
(7)Net interest margin means the Company’s annualized net interest margin on a fully taxable equivalent, or FTE, basis.

45	www.homebancshares.com

Compensation Discussion and Analysis
The following table shows the eligible bonus award for each named executive officer, expressed as a percentage of annual base salary, and actual bonus award earned by each named executive officer based on the level of achievement of the Company’s performance metrics during 2021, in dollar amount and as a percentage of the executive’s base salary.

	Target	2021 EIP Bonus	2021 EIP Bonus Earned
Name	(% of Base Salary)	Earned ($)	(% of Base Salary)
John W. Allison	100%	500,000	100%
Brian S. Davis	60%	170,000	49%
Tracy M. French	60%	360,000	60%
Kevin D. Hester	60%	246,000	60%
J. Stephen Tipton	60%	240,000	60%
In connection with the Committee’s evaluation of 2021 performance and its determination of the incentive cash bonuses earned in 2021, the Committee adjusted the allocation of the long-term portion of the bonus amount payable under the Executive Incentive Plan to each executive officer, other than the Chairman and CEO, to be equal to 10% of the total bonus amount earned rather than 10% of the executive’s annual base salary. This adjustment did not increase or decrease the aggregate amount of the incentive bonus earned, but merely adjusted the allocation of the amount payable immediately versus at the end of the third year following the beginning of the performance period. Based on this adjustment, 90% of the total bonus amount earned for 2021 by each executive, other than the Chairman and CEO, was paid immediately and the remaining 10% will be payable in January 2024, subject to the executive officer’s continued employment. The Committee believes this allocation enhances the overall incentive features of the bonus program.
Clawback. Under the clawback provision of the Executive Incentive Plan, all bonus amounts paid will also be subject to clawback in the event the Company restates its financial statements and the Committee determines that the cash bonus paid to the executive officer would not have been paid had it been based on the restated results, in the Committee’s discretion if the cash bonus award would not have been made had the Committee known of an action or omission by the executive, or otherwise if required under any Company clawback policy in effect from time to time. In addition, if any bonus amounts are awarded based on September 30th peer performance comparisons, any such bonus amounts will be subject to clawback if the Committee determines that the performance measure was not satisfied once the peer companies’ fourth quarter financial results are received.
2021 Special Bonuses
In addition to the incentive bonus amounts earned under the Executive Incentive Plan, in January 2022, the Committee approved special cash bonuses to Messrs. French and Tipton in the amounts of $40,000 and $60,000, respectively, for their individual efforts in connection with the Company’s mergers and acquisition efforts and in the planning and preparation for the Company’s successful $300 million underwritten public offering of fixed-to-floating rate subordinated notes completed in January 2022. These special bonuses are payable in the same manner as the incentive bonuses earned under the Executive Incentive Plan, with 90% of the special bonus amount being paid immediately and the remaining 10% of the special bonus amount being payable in January 2024, subject to the executive’s continued employment.
Equity Incentive Compensation
Consistent with the Company’s philosophy that favors compensation based upon performance, the Compensation Committee believes equity incentive awards are an important component of total compensation. The Committee utilizes the Company’s Amended and Restated 2006 Stock Option and Performance Incentive Plan (the “Plan”) to grant shares of restricted stock and nonqualified stock options to our directors, executive officers and other key employees in an effort to link future compensation to the long-term financial success of the Company. Equity-based awards granted to our executive officers and other key employees and are intended to attract and retain highly qualified officers and key employees, to provide incentives to enhance job performance and encourage those persons to improve our business results, and to enable them to participate in the long-term growth and success of the Company through an equity interest in the Company.
The Company does not have a formal policy, but has an established practice described below, with respect to the granting of equity compensation. The Company does not have a policy or practice of timing option or restricted stock grants to coordinate with the release of material non-public information or timing the release of such information to affect the value of executive compensation. The Committee evaluates opportunities under the Plan along with the annual setting of salaries and awarding bonuses and from time to time considers and grants awards to executive officers and key employees at other times during the calendar year in conjunction with the establishment of new Company-wide strategic goals or other circumstances. The Committee will also consider awards under the Plan, as appropriate, in recruiting new employees.
Historically, the Committee has granted both regular (time-based) and performance-based restricted shares and nonqualified stock options. Awards granted on a regular (or fixed) basis carry a set vesting schedule based on a certain time period as determined by the Committee. Performance-based awards are payable in recognition of achievement of certain annual and/or cumulative performance goals of the Company or our bank subsidiary based on one or more designated performance criteria over a period of time of at least one year.

www.homebancshares.com	46

Compensation Discussion and Analysis
Performance-based equity awards granted by the Committee have historically been based on quarterly, annual and/or cumulative diluted earnings per share or asset growth targets designed to align with corporate strategic goals and incentivize record-setting earnings performance or the successful completion of strategic acquisitions. The Committee may, however, consider various financial performance measures similar to the criteria evaluated in connection with the Company’s annual cash bonus program in establishing performance targets or in determining the size of equity compensation awards. The equity awards (both fixed and performance-based) typically have been based on a vesting period of three to seven years. Under the Plan, the Committee must certify in writing that all performance goals and other material terms of a performance-based award have been met before the named executive officer may receive payment for such award.
Deductibility of Equity Compensation
Prior to 2018, the Company’s stock option grants and certain restricted stock awards to covered employees were generally intended to comply with Section 162(m) of the Internal Revenue Code. Section 162(m) places a limit of $1,000,000 on the compensation that a publicly held corporation may deduct in any one year with respect to its principal executive officer, principal financial officer and the next three most highly compensated executive officers whose compensation is required to be disclosed in the company’s annual proxy statement (referred to as covered employees). Historically, there was an exception to this $1,000,000 limitation for performance-based compensation that meets certain requirements, and the principal financial officer was excluded from the definition of a covered employee. Effective January 1, 2018, the Tax Cuts and Jobs Act amended Section 162(m) to eliminate the exception for performance-based compensation and to make compensation paid to the principal financial officer now subject to the $1,000,000 deduction limitation. The amendments to Section 162(m) include a grandfather clause applicable to compensation paid pursuant to a written binding contract in effect on November 2, 2017 that is not materially modified after such date. The Compensation Committee does not have a specific policy with regard to Section 162(m). However, the Amended and Restated 2006 Stock Option and Performance Incentive Plan contains certain provisions designed to facilitate the deductibility of performance-based compensation in accordance with Section 162(m). The Company generally believes its stock option and performance-based restricted stock awards granted before November 2, 2017 have met those requirements and, as such, are deductible.
Equity Awards to the Chairman and CEO
Generally, the Committee grants awards of restricted shares to our Chairman and CEO, Mr. Allison, on an annual basis in January of each year. As the Company’s founding Chairman and CEO and largest individual shareholder, owning approximately 4.20% of our outstanding common stock, the Committee believes that Mr. Allison’s total compensation should be comprised largely of equity-based compensation.
During the first 10 years of the Company’s history, Mr. Allison declined to receive a salary or bonus as Chairman and CEO of the Company and instead relied on dividends and appreciation in the value of his existing stock holdings and stock option awards in an effort to best align his interests with those of our shareholders. Since 2014, following the Company’s 2013 acquisition of Liberty Bancshares, which represented the then largest ever merger of two Arkansas-based banks, the Compensation Committee has awarded a majority of Mr. Allison’s compensation in the form of equity awards of restricted stock. The purposes of these equity awards have been to maintain alignment of the Chairman’s interests with those of our shareholders, appropriately reward him for his strategic leadership in the Company’s growth and performance, and provide total compensation at a level that is generally comparable to the Company’s peers.
The Committee has historically evaluated the Company’s performance and Mr. Allison’s individual performance for the prior fiscal year in determining the size of the annual restricted stock grant for Mr. Allison. The Committee also considers shareholder return during the past year and Mr. Allison’s overall compensation as part of its analysis. The Committee believes Mr. Allison’s total compensation should be generally comparable to total compensation of other CEOs and Executive Chairmen in the Company’s peer group and that a significant portion of his total pay should consist of stock-based compensation.
The Committee has not increased the size of the annual equity awards to Mr. Allison in the past three years. Mr. Allison received 150,000 restricted shares of our common stock in each of 2021, 2020 and 2019. The Committee also awarded Mr. Allison 150,000 restricted shares on January 21, 2022, two-thirds of which are subject to performance conditions described below and one-third of which is subject to time-based vesting. The Committee believes the size of these awards appropriately reflects Mr. Allison’s continued strong leadership and the Company’s continued high performance levels, as indicated in the annual cash bonus plan metrics described above, while maintaining his total compensation at a level generally comparable to his peers and taking into account the Company’s stock price and total shareholder return during this period.
The annual restricted stock awards to Mr. Allison have historically been granted on a fixed-basis with vesting to occur on a “cliff” basis or in annual installments over a three-year period. In response to shareholder feedback following the 2020 Annual Meeting, the Committee adopted a new performance-based equity compensation program set forth in an Executive Chairman Agreement entered into with Mr. Allison on March 1, 2020 (the “Chairman’s Agreement”). The terms of the Chairman’s Agreement provide that Mr. Allison is eligible to receive annual equity incentive awards beginning in 2021 of up to 150,000 shares of restricted stock. Two-thirds of Mr. Allison’s eligible annual award, or up to 100,000 shares, is subject to the satisfaction of the performance conditions over a three-year performance period with vesting to occur at the end of the performance period. The remaining one-third of the eligible award, or up to 50,000 shares, is time-based with vesting to

47	www.homebancshares.com

Compensation Discussion and Analysis
occur on the third anniversary of the grant date. See Executive Compensation – Employment Agreements for more information regarding the terms of the Chairman’s Agreement.
The performance criteria for each portion of Mr. Allison’s 2021 performance-based shares as provided in the Chairman’s Agreement are similar to the peer comparison performance measures included in the 2021 Executive Incentive Plan, measured over the three-year performance period, with payouts to be determined based on the actual performance level for each metric relative to the peer group. The peer group under the Chairman’s Agreement is the same performance peer group as defined in the Executive Incentive Plan. The Committee believes these metrics closely align with the financial measures the Company emphasizes in driving robust earnings results which bring value to our shareholders. The Committee views these measures as more effective indicators of the Company’s and our Chairman’s performance than total shareholder return (TSR) given the impact that macroeconomic factors, overall market volatility and other external forces beyond the Company’s control can have on TSR. The Committee may, however, in its discretion designate different or additional performance conditions for future annual performance-based restricted stock awards granted to the Chairman after 2021.
Under the performance criteria set forth in the Chairman’s Agreement, the Committee set maximum performance goals at levels more rigorous than the Executive Incentive Plan to further incentivize superior financial performance consistent with the Company’s expectations and set differing vesting periods to provide optimal incentives for both annual and long-term performance. Depending on the extent to which the Company’s percentile rank against the peer group exceeds the minimum threshold for each applicable measure for the performance period, the numbers of shares vesting will be 50%, 75% or 100% of the original shares granted weighted according to each performance measure. The various performance measures and weighting for each component are provided in the table below.

			Performance Goal (Peer Group Percentile) (and Payout %)
Performance Measure (1)	Relative Weighting	Eligible Shares	Threshold (50)%	Target (75)%	Maximum (100)%
Net Interest Margin (2)(3)	25%	25,000	25th	50th	75th
Return on Tangible Common Equity (2)(4)	25%	25,000	25th	50th	75th
Efficiency Ratio (2)(5)	25%	25,000	25th	50th	75th
Return on Average Assets (2)(6)	25%	25,000	25th	50th	75th
(1)If the Committee has received the year-end financial results for the Company but year-end financial results for the peer group are not yet available, the Committee may apply the peer comparison performance measures based on the Company’s and the peer group’s performance as of and for the nine-month period ended September 30 of final year of the performance period to determine the level at which each applicable performance goal was met, if at all.
(2)May be adjusted to exclude unusual or infrequently occurring items and the effects of changes in applicable tax laws or accounting principles as the Committee deems appropriate.
(3)Net interest margin means the Company’s annualized net interest margin on a fully taxable equivalent, or FTE, basis.
(4)Return on tangible common equity is a non-GAAP measure which is calculated by dividing the Company’s net income by the result of average equity minus average goodwill, core deposits and other intangible assets.
(5)Efficiency ratio is calculated by dividing non-interest expense less amortization of core deposit intangibles by the sum of net interest income on a tax equivalent basis and non-interest income.
(6)Return on average assets is calculated by dividing the Company’s net income by average total assets for the year.
Clawback. The Chairman’s Agreement provides that all equity awards granted to Mr. Allison under the agreement are subject to clawback in the event the Company restates its financial statements and the Committee determines that the shares vested to the executive officer would not have vested had the vesting been based on the restated results, if in the Committee’s discretion the stock award would not have been granted or vested had the Committee known of an action or omission of the executive, or otherwise if required under any Company clawback policy in effect from time to time. In addition, if all or any portion of the award vests based on September 30th peer performance comparisons, any such shares will be subject to clawback if the Committee determines that the performance measure was not satisfied once the peer companies’ fourth quarter financial results are received.
Equity Awards to Other NEOs
The Compensation Committee does not have a practice of annual granting equity incentive awards to our named executive officers, other than our Chairman. The Committee issues equity incentive awards to our other named executive officers on a less frequent basis, with its recent practice being to issue substantial equity awards to the executive group approximately every three years and selected awards from time-to-time to individual executives. These awards may be in the form of restricted shares or nonqualified stock options and may be granted on a regular (fixed) basis with time-based vesting or as performance-based awards subject to vesting upon the satisfaction of performance conditions.

www.homebancshares.com	48

Compensation Discussion and Analysis
While equity incentive compensation represents an important component of the Company’s overall executive compensation program and promotes alignment of our executives’ interests with our shareholders, the Committee believes that less frequent, more targeted equity grants to our other executives and key employees, which may be coordinated with specific Company-wide strategic performance initiatives, serve as an effective mechanism to incentivize superior long-term individual and Company performance. The Committee may also issue restricted shares or stock options in connection with an executive’s promotion or to reward or incentive other special performance, such as efforts in connection with a strategic acquisition or other operational initiatives. The Committee also considers recommendations from our Chairman as to awards for our other executive officers.
The last two significant series of equity grants to our named executive officers, other than the Chairman, consisted primarily of performance-based restricted shares and stock options subject to “stretch” performance goals based on the Company’s average or cumulative diluted earnings per share, with additional time vesting requirements upon achievement of the performance goal. These goals were targeted to promote specific performance initiatives to achieve new levels of record Company earnings over at least a four-quarter period and intended to both provide an additional retention and performance incentive for these executives and further align their interests with the interests of our shareholders.
In July 2018, the Committee granted performance-based restricted shares and stock options to our named executive officers, other than the Chairman, and other key Company and bank employees with a performance goal of average adjusted diluted earnings per share of $0.50 per share for four consecutive quarters or $2.00 total adjusted diluted earnings per share over a period of four consecutive quarters. In determining whether the performance goal was met, the calculation of adjusted diluted earnings per share excluded one-time or non-reoccurring gains or losses. The performance goal was met on March 31, 2021. Therefore, the restricted shares will vest over five years in three equal annual installments beginning on March 31, 2024, and the stock options will vest in five equal annual installments beginning on March 31, 2022.
The Committee granted similar performance-based restricted shares and stock options to our named executive officers, other than the Chairman, and key Company and bank employees in August 2015. The performance goal for these awards consisted of average diluted earnings per share of $0.3125 per share for four consecutive quarters or $1.25 total diluted earnings per share over a period of four consecutive quarters. This performance goal was met as of December 31, 2016. As a result, the restricted shares vested over five years in three equal annual installments beginning on December 31, 2019, and the stock options will vest in seven equal annual installments on each anniversary of the grant date, with the first installment vesting on December 31, 2016, the date the performance goal was met. The final installment of these restricted shares vested on December 31, 2021, and the final installment of these stock options will vest on August 24, 2022. The Committee also granted restricted shares subject to time (or fixed) vesting in connection with these performance-based awards. These shares vested over five years in three equal annual installments, with the first installment vesting on August 24, 2018 and the final installment vesting on August 24, 2020.
Additionally, in January 2021, the Board of Directors granted an annual stock award to all directors other than the Chairman. Brian S. Davis and Tracy M. French each received 3,000 shares of restricted stock in January 2021 in connection with their service as directors of the Company. These shares vest in three equal annual installments beginning on January 22, 2022.
Retirement and Insurance Benefits
Post-Termination Benefits. We do not have any employment, salary continuation, or severance agreements currently in effect for any of our executive officers, other than the Chairman’s Agreement described on page 52 of this Proxy Statement.
Chairman’s Retirement Plan. In 2007, our Board of Directors, based on a recommendation by the Compensation Committee, approved a Chairman’s Retirement Plan for our Chairman, John W. Allison. The Chairman’s Retirement Plan provides a supplemental retirement benefit to Mr. Allison of $250,000 per year for 10 consecutive years or until Mr. Allison’s death, whichever occurs later.
The benefits under the plan became 100% vested and commenced on Mr. Allison reaching age 65 in 2011. The vested benefits are payable over 10 years or Mr. Allison’s life, whichever is greater. If Mr. Allison died during the 10 year guaranteed benefit period, his beneficiary would receive the remaining payments due during the guaranteed period. Because the guaranteed benefit period has expired, no further benefits will be paid upon Mr. Allison’s death. The annual benefit is paid in monthly installments.
Supplemental Executive Retirement Plan. Prior to our acquisition of Community Bank in 2003, Community Bank purchased life insurance policies on its President and Chief Executive Officer, Tracy M. French. The policies offset benefit expenses associated with a supplemental annual retirement benefit that grows on a tax-deferred basis. A portion of the benefit is determined by an indexed formula. The balance of the benefit is determined by crediting interest on the accrued balances. The calculation for the benefit expense accrual is: insurance policy income minus opportunity cost plus interest. The opportunity cost is determined by the bank and is equal to the five year average of the one year Treasury Bill rate. The bank (now Centennial Bank) retains the opportunity cost. Prior to Mr. French’s retirement, any earnings in excess of the opportunity costs are accrued to a liability reserve account for his benefit. At retirement, this liability reserve account is amortized with interest and paid out over a period of 15 years. If Mr. French dies while there is a balance in his account, this balance will be paid in a lump sum to Mr. French’s beneficiaries.

49	www.homebancshares.com

Compensation Discussion and Analysis
The life insurance benefit for Mr. French is being provided by an endorsement split dollar life plan. Upon the death of the executive, the death benefit payable is equal to 70% of the net at-risk life insurance portion (total benefit less cash value) of the policies insuring the life of Mr. French. The bank has all ownership rights in the death benefits and surrender values of the insurance policy on Mr. French. Its obligations under the retirement benefit portion of this policy are unfunded; however, the bank has purchased life insurance policies on Mr. French that are actuarially designed to offset the annual expenses associated with the benefit portion of the policy and will, given reasonable actuarial assumptions, offset all of the cost during Mr. French’s lifetime and provide a complete recovery of costs at death.
401(k) Plan. All our full- and part-time employees over the age of 21 are eligible to participate in our 401(k) Plan immediately. We contribute a matching contribution equal to 50% of the participants’ first 6% of deferred compensation contribution. In addition, we may make a discretionary contribution. No discretionary contributions were made during 2021.
Health and Insurance Benefits. Our full-time officers and employees are provided hospitalization and major medical insurance. We pay a substantial part of the premiums for these coverages. All insurance coverage under these plans is provided under group plans on generally the same basis to all of our full-time employees. Also, we provide other basic insurance coverage including dental, life, and long-term disability insurance.
In 2004, First State Bank (now Centennial Bank) adopted an endorsement split-dollar life insurance plan which provides for the purchase of life insurance policies insuring the life of Mr. Allison. Both the bank and Mr. Allison have an interest in each of the policies, and therefore, this is classified as an endorsement split-dollar plan. Mr. Allison’s beneficiaries will be entitled to an amount equal to 50% of the net at-risk insurance portion of the total proceeds. The net at-risk portion is the total proceeds less the cash value of the policy. Mr. Allison recognizes the economic value of this death benefit each year on his individual income tax return. The beneficiaries of the policies are named by Mr. Allison and the bank will receive the remainder of the death benefit. The bank has all ownership rights in the death benefits and surrender values of the policies. The premium paid on June 4, 2004, for the policies was $4.8 million. Effective December 22, 2006, the death benefits payable under these policies split between the bank and Mr. Allison’s beneficiaries. If the death benefits were paid in 2021, approximately $9.2 million would have been paid to the bank and approximately $1.5 million would have been paid to Mr. Allison’s beneficiaries.
Perquisites
The Company provided certain perquisites to executive management in 2021. These perquisites included:
•401(k) contributions
•Country club dues
•Car allowance
•Use of company owned car
The Company owns a used airplane which it purchased in 2017 from Mr. Allison’s company, Capital Buyers. The Company also from time-to-time uses an additional airplane owned by Capital Buyers. Two employees of the Company are pilots and fly the airplanes. Mr. Allison from time-to-time uses the airplanes and the pilots for personal travel, which may or may not occur during working hours. When the Company uses the Capital Buyers plane, Capital Buyers charges the Company for out of pocket expenses and other expenses attributable to use and maintenance of the aircraft.
Director Fees
Mr. Allison receives additional fees for his service as Chairman of the Board of Directors of the Company, which for 2020 included an annual retainer of $10,000, a fee of $6,000 for each holding company Board meeting attended and fees of $750 for each meeting of the Asset/Liability Committee attended. The fees for his service as Chairman of the Board are set by the Board of Directors. In addition, Mr. Allison serves on the board of directors of the Company’s bank subsidiary and each regional board of directors of the bank. He receives fees for his service on the board of directors and each regional board of the bank and certain bank committees. The fees for his service on each board are set by the respective boards of the bank. Mr. Allison earned a total of $164,625 in fees for his service on the Board of Directors of the Company and the board of directors and regional boards of the bank during 2021, including fees for his service on committees of the Company and bank boards.
Because Mr. Allison retained these board and committee responsibilities in addition to resuming the CEO role in November 2019, the Board of Directors believes these director fees appropriately compensate Mr. Allison for his services on the various Company and bank boards and committees on which he serves in addition to his executive responsibilities.
As previously noted, in January 2021, Messrs. Davis and French each received 3,000 shares of restricted stock for their services as directors of the Company. These shares vest in three equal annual installments beginning on the first anniversary of the grant date.

www.homebancshares.com	50

Report of the Compensation Committee of the Board of Directors
Report of the Compensation Committee of the Board of Directors
The following Compensation Committee Report should not be deemed filed or incorporated by reference into any other document, including the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report into any such filing by reference.
In accordance with its written charter, the Compensation Committee evaluates and approves the plans and policies related to the compensation of the Company’s executive officers and directors. A copy of the Compensation Committee charter is published on the Company’s website at www.homebancshares.com under the caption “Investor Relations”/“Overview”/“Governance Documents.”
The Committee met three times in 2021 to discuss, among other items, the salaries, bonuses and other compensation of the senior executive officers and other key employees of the Company.
The Compensation Committee reviewed and discussed with management the information provided in the preceding Compensation Discussion and Analysis section of this Proxy Statement. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the calendar year ended December 31, 2021, for filing with the SEC.
Home BancShares, Inc.
Compensation Committee Members
Mike D. Beebe, Chairman
Milburn Adams
Richard H. Ashley
Jack E. Engelkes
Jim Rankin, Jr.

51	www.homebancshares.com

Executive Compensation
Executive Compensation
The following table sets forth various elements of compensation earned by, awarded or paid to the individuals who served as our CEO, our CFO, and our three other most highly-compensated executive officers during the fiscal year ended December 31, 2021 (collectively, our “named executive officers”), for services rendered in each of the last three years.

Summary Compensation Table

Name and principal position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (3)	Non-equity incentive plan compensation (2)	Change in pension value and non-qualified deferred compensation earnings	All other compensation		Total
John W. Allison, Chairman of the Board, CEO & President	2021	$496,462	$—	$3,381,000	$—	$500,000	$109,140	$638,213	(4)	$5,124,814
	2020	461,506	500,000	2,887,500	—	—	119,935	670,315		4,639,256
	2019	447,885	500,000	2,707,500	—	—	129,903	660,144		4,445,432
Brian S. Davis, Chief Financial Officer and Treasurer	2021	350,346	—	66,540	—	170,000	—	23,973	(5)	610,859
	2020	353,184	204,000	57,750	—	—	—	28,103		643,037
	2019	331,214	165,000	—	—	—	—	35,794		532,008
Tracy M. French, CEO & President of Centennial Bank	2021	599,889	40,000	66,540	—	360,000	54,648	72,872	(6)	1,193,949
	2020	580,615	335,400	57,750	—	—	46,764	76,476		1,097,005
	2019	458,619	205,000	—	—	—	46,764	86,201		796,584
Kevin D. Hester, Chief Lending Officer	2021	410,238	—	—	—	246,000	—	28,231	(7)	684,469
	2020	408,183	235,800	—	—	—	—	33,008		676,991
	2019	383,260	185,000	—	—	—	—	41,170		609,430
J. Stephen Tipton, Chief Operating Officer	2021	400,135	60,000	—	—	240,000	—	48,508	(8)	748,644
	2020	388,196	225,000	—	—	—	—	50,707		663,903
	2019	337,267	175,000	—	—	—	—	39,773		552,040
(1)The 2020 salary amounts earned are higher than the base amount because an extra pay period occurred (27 pay periods versus 26) during fiscal year 2020.
(2)For each named executive officer other than the Chairman and CEO, a portion of the cash bonus earned in 2021 representing 10% of the executive’s 2021 bonus will be paid in January 2024, subject to the executive’s continued employment. All other bonus amounts earned in 2021 were paid in January 2022.
(3)Restricted stock and stock option awards are based on the grant date fair values and are calculated pursuant to the provisions of FASB ASC Topic 718 “Compensation – Stock Compensation” and is based on the probable outcome of any performance-based awards as of the grant date. See Note 13 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the assumptions underlying the valuation of these stock option awards.
(4)Mr. Allison used pilots employed by the Company for personal trips in an airplane owned by Capital Buyers, a company owned by Mr. Allison. The incremental cost of those services was determined to be $4,400, using $800 per trip, current rate for a commercial pilot. Other Compensation also includes Company Board of Directors fees, $46,000; subsidiary bank director and advisory board fees, $12,000; committee fees, $103,025; auto allowance, $20,843; 401(k) contribution, $8,700; country club dues, $8,835; Company-owned life insurance ownership, $13,270; income realized from 2007 supplemental retirement plan, $250,000; income realized from restricted stock dividends, $168,000; and executive gifts, $3,140.
(5)Includes 401(k) contribution, $8,700; executive gifts, $3,140; and income realized from restricted stock dividends, $12,133.
(6)Includes personal use of Company car, $9,807; 401(k) contribution, $8,700; income realized from restricted stock dividends, $49,467; Company-owned life insurance ownership, $1,758; and executive gifts, $3,140. The incremental cost of the car was determined by multiplying the percentage of personal miles times the annual lease value of the car.
(7)Includes country club dues, $4,558; executive gifts, $3,140; and income realized from restricted stock dividends, $20,533.
(8)Includes 401(k) contribution, $8,700; country club dues, $2,401; auto allowance, $15,600; executive gifts, $3,140; and income realized from restricted stock dividends, $18,667.

Employment Agreements
On March 1, 2021, we entered into an employment agreement with our Chairman and CEO in connection with his service as our executive Chairman (the “Chairman’s Agreement”). Under the terms of the Chairman’s Agreement, Mr. Allison will continue to serve as “Executive Chairman” of the Company until such time as either he or the Board determines that he shall no longer serve as Executive Chairman at which time he will be appointed Chairman Emeritus. The Chairman’s Agreement terminates on December 31, 2030, unless earlier terminated under the terms of the agreement.

www.homebancshares.com	52

Executive Compensation
Executive Chairman. In connection with Mr. Allison’s service as our Executive Chairman, Mr. Allison receives an annual base salary of $500,000, or such increased amount as may be determined by the Compensation Committee, and is eligible to receive an annual cash incentive bonus in an amount up to 100% of his base salary, subject to the terms of the Company’s Executive Incentive Plan or any similar annual cash incentive program as may be adopted by the Company from time to time.
Mr. Allison is also eligible to receive equity incentive plan awards on an annual basis representing up to an aggregate of 150,000 shares of restricted stock beginning in 2021. Two-thirds of Mr. Allison’s eligible annual restricted stock award, or up to 100,000 shares, are subject to the satisfaction of performance conditions over a three-year performance period with vesting to occur at the end of the performance period. The remaining one-third of the eligible award, or up to 50,000 shares, is time-based with vesting to occur on the third anniversary of the grant date. The performance measures and goals for Mr. Allison’s 2021 equity incentive award are set forth in the agreement and are similar to the peer comparison performance measures included in the 2021 Executive Incentive Plan. See Compensation Discussion and Analysis – Equity Incentive Compensation above for a description of these performance measures and the applicable payout formula for each measure. The Chairman’s Agreement gives the Compensation Committee discretion to designate different or additional performance conditions for future annual performance-based restricted stock awards granted to Mr. Allison after 2021.
As Executive Chairman, Mr. Allison is also entitled to four weeks of paid vacation and has the right to participate in the Company’s medical and life insurance programs and other customary employee benefit plans.
The compensation and benefits to which Mr. Allison is entitled as Executive Chairman under the Chairman’s Agreement are based solely on his service in such capacity. Mr. Allison’s service as the Company’s CEO or in any other capacity will not entitle him to any additional compensation or benefits, nor will termination of his service in such additional capacity or capacities result in any decrease of his compensation and benefits as Executive Chairman.
Chairman Emeritus. Upon becoming Chairman Emeritus, Mr. Allison will continue to consult with and advise the Board and perform such other tasks and duties as requested by the Board and will be expected, to the extent reasonably practicable, to attend and participate in an advisory capacity in all Board meetings and those committee meetings for which his attendance is requested by the Board. As Chairman Emeritus, he will receive an annual base salary of $400,000 but will no longer be eligible to participate in any annual cash incentive bonus program or receive any new equity incentive awards. Any previously-issued equity incentive awards will continue to vest under the original terms of the awards. As Chairman Emeritus, Mr. Allison will continue to be employed by the Company and participate in the Company’s employee benefit plans and will continue to receive certain perquisites and benefits he received as Executive Chairman, including reimbursement of club dues. He will also continue to have access to his office and an administrative assistant at no cost and have access to the pilots retained by Company at his cost for any personal travel.
Death or Disability. In the event Mr. Allison’s employment is terminated due to his death or disability, Mr. Allison or his estate will be entitled to receive a lump sum payment in an amount equal to two times the Chairman Emeritus annual salary within 90 days after his death or disability. He or his estate will also be entitled to receive any annual cash bonus awards earned but not yet paid, any vested equity incentive awards granted pursuant to the Chairman’s Agreement, and continued group insurance coverage for Mr. Allison’s spouse until she reaches the age of 65. In addition, all unvested shares of restricted stock not subject to performance conditions will automatically vest upon Mr. Allison’s termination due to death or disability unless otherwise determined by the Compensation Committee.
For Mr. Allison’s outstanding performance-based equity incentive awards, a portion of such unvested shares will vest upon his death or disability based on and subject to satisfaction of the applicable performance measures for the completed years in the performance period prior to Mr. Allison’s death or disability as follows, unless otherwise determined by the Compensation Committee. If Mr. Allison’s death or disability occurs after the end of the second year of the performance period but before the end of the third year of the performance period for such award, two-thirds of any unvested shares under such award will automatically vest to the extent that the shares would have vested based on satisfaction of the applicable performance measures for the completed two-year period. If Mr. Allison’s death or disability occurs after the end of the first year of the performance period but before the end of the second year of the performance period for such award, one-third of any unvested shares under such award will automatically vest to the extent that the shares would have vested based on satisfaction of the applicable performance measures for the completed one-year period. If Mr. Allison’s death or disability occurs during the first year of the performance period, all shares under such award will be forfeited in their entirety.
Voluntary Resignation or Termination for Cause. Mr. Allison may voluntarily terminate his employment upon 30 days’ notice to the Board, provided that his resignation as Executive Chairman to become Chairman Emeritus will not be deemed a termination of employment under the Chairman’s Agreement. The Company may also terminate Mr. Allison’s employment at any time for “cause,” as defined in the agreement, by written notice of termination to Mr. Allison. In the event of a termination of Mr. Allison’s employment due to his voluntary resignation or the Company’s termination of his employment for cause, the Chairman’s Agreement will terminate, all unvested equity incentive awards granted under the agreement and unpaid annual cash bonus amounts will be forfeited, and the Company will have no obligation to pay any continued salary (after death or otherwise) or provide continued group insurance for Mr. Allison’s spouse. The agreement includes customary mutual non-disparagement provisions.

53	www.homebancshares.com

Executive Compensation
Clawback. The Chairman’s Agreement contains a clawback provision under which all performance-based cash bonuses and equity incentive awards issued under the Chairman’s Agreement will be subject to clawback (i) in the event the Company restates its financial statements and the Compensation Committee determines that the award paid or issued to Mr. Allison would not have been paid or vested had actual performance been based on the restated results; (ii) if the Committee determines that a performance measure was satisfied based on peer comparison data that does not include fourth quarter data and ultimately it is determined that the such measure was not satisfied once fourth quarter data is received; (iii) if the Committee determines in its reasonable discretion that an award would not have been made or vested had the Committee known of an action or omission of Mr. Allison; and (iv) under any Company clawback policy as may be in effect from time to time which may require the awards to be repaid or forfeited to the Company after they have been paid or issued.
We currently do not have any other employment, salary continuation or severance agreements in effect with any of our named executive officers, other than certain change-in-control agreements with our named executive officers, other than the Chairman, which are described below under Payments Upon Termination or Change-In-Control.

Stock Awards and Stock Option Grants
Prior to its expiration on February 27, 2022, the number of shares authorized for issuance under the Home BancShares, Inc. Amended and Restated 2006 Stock Option and Performance Incentive Plan, as amended (the “2006 Plan”), was 13,288,000. In 2021, there were 15,000 options granted pursuant to the 2006 Plan, and options to purchase 196,485 shares were exercised. The Company granted restricted stock awards representing a total of 215,850 shares of our common stock during 2021. See Compensation Discussion and Analysis – Components of Compensation for more information on the awards granted to our named executive officers under the 2006 Plan. On January 21, 2022, our Board of Directors adopted the Home BancShares, Inc. 2022 Equity Incentive Plan, subject to shareholder approval, which replaces the 2006 Plan. The terms of the 2022 Equity Incentive Plan are described in Proposal Three - Approval of 2022 Equity Incentive Plan on page 62 of this Proxy Statement. Awards outstanding under the 2006 Plan will remain in effect under the 2006 Plan according to its terms.
The following table contains information about awards granted pursuant to the Plan to each of our named executive officers during the fiscal year ended December 31, 2021:

Grants of Plan-Based Awards Table

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units	All other option awards: number of securities under- lying options	Exercise or base price of option awards (per share)	Grant date fair value of stock and option awards(1)
		Threshold	Target	Maximum	Threshold	Target	Maximum
John W. Allison	2/8/2021	—	—	—	—	—	—	50,000	—	—	$1,127,000
	2/8/2021	—	—	—	12,500	75,000	100,000	—	—	—	2,254,000
		100,000	500,000	500,000	—	—	—	—	—	—	—
Brian S. Davis	1/22/2021	—	—	—	—	—	—	3,000	—	—	66,540
		17,500	210,000	210,000	—	—	—	—	—	—	—
Tracy M. French	1/22/2021	—	—	—	—	—	—	3,000	—	—	66,540
		30,000	360,000	360,000	—	—	—	—	—	—	—
Kevin D. Hester		20,500	246,000	246,000	—	—	—	—	—	—	—
J. Stephen Tipton		20,000	240,000	240,000	—	—	—	—	—	—	—
(1)Grant date fair value is calculated pursuant to the provisions of FASB ASC Topic 718 “Compensation – Stock Compensation” and is based on the probable outcome of any performance-based awards as of the grant date. See Note 13 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the assumptions underlying the valuation of these equity awards.

The estimated future payouts under non-equity incentive plan awards represent the amounts which each named executive officer was eligible to receive under the Executive Incentive Plan, subject to the achievement of certain annual absolute and relative performance conditions as described above in Compensation Discussion and Analysis – Annual Cash Incentives. The threshold amounts reported represent the minimum cash bonus amount that each named executive officer could have earned under the plan, which would have occurred if the Company attained one of the absolute performance targets, but no other performance conditions were satisfied under the plan.

The 150,000 restricted shares granted to Mr. Allison on February 8, 2021 consisted of 50,000 restricted shares that will vest in their entirety on February 8, 2024 and 100,000 performance-based restricted shares that will vest in whole or in part after December 31, 2023 upon the certification by the Compensation Committee that certain performance measures have been satisfied over the three-year performance period. These restricted shares include dividend and voting rights prior to vesting. The threshold amount reported for Mr. Allison under estimated future payouts under equity incentive plan awards represents

www.homebancshares.com	54

Executive Compensation
the minimum number of performance-based shares that would vest if only one performance measure is satisfied at the threshold performance level but no other performance conditions were satisfied under the plan. See Compensation Discussion and Analysis – Equity Incentive Compensation above for a description of the performance measures and the applicable payout formula for each measure.

The restricted shares granted to Messrs. Davis and French on January 22, 2021 will vest over three years in 33.3% installments beginning January 22, 2022, and include dividend and voting rights prior to vesting.

Information regarding the vesting upon death, disability, termination of employment or a change in control of the Company of the restricted shares granted to the named executive officers is described below under Payments Upon Termination or Change-In-Control.
As of February 25, 2022, options to purchase 3,016,016 shares remain outstanding under the Plan, and 1,391,510 shares of common stock remain available for future awards under the Plan. The Company does not currently have a policy regarding repricing of stock options.
The following table contains information, on a stock dividend and stock split adjusted basis, about unexercised stock options previously granted to each of our named executive officers that are outstanding as of December 31, 2021:

Outstanding Equity Awards at Fiscal Year-End Table No. 1

Name	Option Awards
	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price	Option expiration date
John W. Allison	100,000	—		—	$8.62	1/17/2023
Brian S. Davis	20,000	—		—	16.77	4/16/2024
	50,000	—		—	16.86	3/11/2025
	85,720	14,280	(1)	—	18.46	8/23/2025
	—	20,000		—	23.32	7/19/2028
Tracy M. French	40,000	—		—	8.62	1/17/2023
	40,000	—		—	9.54	4/17/2023
	100,000	—		—	14.71	1/15/2025
	128,580	21,420	(1)	—	18.46	8/23/2025
	—	150,000		—	23.32	7/19/2028
Kevin D. Hester	85,720	14,280	(1)	—	18.46	8/23/2025
	20,000	—		—	21.25	4/20/2026
	—	60,000		—	23.32	7/19/2028
J. Stephen Tipton	34,288	5,712	(1)	—	18.46	8/23/2025
	—	60,000		—	23.32	7/19/2028
(1)These options will vest on August 24, 2022.
(2)These options will vest in five equal annual installments beginning March 31, 2022.

55	www.homebancshares.com

Executive Compensation
The following table contains information, on a stock split adjusted basis, about the restricted stock awards previously granted to each of our named executive officers that are outstanding as of December 31, 2021:

Outstanding Equity Awards at Fiscal Year-End Table No. 2

Name	Stock Awards
	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested(1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested(1)
John W. Allison	50,000	(2)	$1,217,500	—		$—
	100,000	(3)	2,435,000	—		—
	50,000	(4)	1,217,500	—		—
	—		—	100,000	(5)	2,435,000
Brian S. Davis	—		—	10,000	(6)	243,500
	2,000	(3)	48,700	—		—
	3,000	(7)	73,050	—		—
Tracy M. French	—		—	75,000	(6)	1,826,250
	2,000	(3)	48,700	—		—
	3,000	(7)	73,050	—		—
Kevin D. Hester	—		—	30,000	(6)	730,500
J. Stephen Tipton	—		—	30,000	(6)	730,500
(1)The market value applied to the unvested shares of the named executive officer’s restricted common stock was $24.35 per share based upon the closing price as reported on the New York Stock Exchange on December 31, 2021.
(2)These shares vested on January 18, 2022.
(3)These shares will vest in two equal annual installments beginning January 27, 2022.
(4)These shares will vest on February 8, 2024.
(5)These shares are subject to the satisfaction of performance conditions over a three-year performance period ending December 31, 2023, with vesting to occur at the end of the performance period. The performance measures and goals are set forth in the Chairman’s Agreement.
(6)These performance-based shares will vest over five years in three equal annual installments beginning on the third annual anniversary of the date that the performance goal is met. The performance goal was met on March 31, 2021.
(7)These shares will vest in three equal annual installments beginning January 22, 2022.

Option Exercises and Stock Awards Vested in 2021
The following table contains information about stock options exercised and restricted stock awards vested by each of our named executive officers during 2021.

Option Exercises and Stock Awards Vested Table

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
John W. Allison	—	$—	162,500	$3,476,750
Brian S. Davis	—	—	7,666	184,267
Tracy M. French	—	—	9,334	224,883
Kevin D. Hester	—	—	6,666	162,317
J. Stephen Tipton	—	—	3,333	81,159

www.homebancshares.com	56

Executive Compensation

Pension and Other Benefits
The following table contains information about the actuarial present value, computed as of December 31, 2021, of the accumulated benefit to each of our named executive officers under each plan in which the named executive officer participates that provides for the payment of specified retirement benefits or benefits that will be paid primarily following retirement:

Pension and Other Benefits Table

Name	Plan Name	Number of years credited service	Present value of accumulated benefit	Payments during last fiscal year
John W. Allison	Chairman's Retirement Plan	(1)	$1,287,023	$250,000
Brian S. Davis	N/A	—	—	—
Tracy M. French	Supplemental Executive Retirement Plan	(1)	546,492	—
Kevin D. Hester	N/A	—	—	—
J. Stephen Tipton	N/A	—	—	—
(1)The benefits under the Chairman’s Retirement Plan and the Supplemental Executive Retirement Plan are not dependent on credited years of service. The benefits under the Chairman’s Retirement Plan became fully vested in 2011 when Mr. Allison reached age 65. Mr. French is fully vested in the balance accrued to the liability reserve account for his benefit in connection with the Supplemental Executive Retirement Plan.
The present value of Mr. Allison’s accumulated benefit is calculated based on an 8.00% rate of return over 17.2 years and a $250,000 annual payment. The present value of Mr. French’s accumulated benefit is calculated based on 180 monthly payments to be made once Mr. French retires, and the monthly payment amount will be determined based upon the amount that has been accrued in the corresponding reserve liability account on the bank’s books. Prior to Mr. French’s retirement, this liability account will be increased or decreased based upon the performance of the two life insurance policies, in addition to 8% interest credited to this account. After the liability account has been paid out in full, Mr. French will begin receiving the indexed retirement benefit payable for lifetime. See Compensation Discussion and Analysis – Components of Compensation for more information regarding these retirement plans.

Nonqualified Deferred Compensation
We do not currently have in effect any defined contribution or other plan that provides for the deferral of compensation to any of our named executive officers on a basis that is not tax-qualified.

Payments Upon Termination or Change-In-Control
Change in Control Agreements
On August 6, 2020, we and our bank subsidiary, Centennial Bank, entered into individual change-in-control agreements (each an “Agreement”) with each of our named executive officers (“NEOs”), other than our Chairman and CEO. Because change-in-control agreements have become common among public companies across many industries, including banks and bank holding companies, the Compensation Committee believes the adoption of these Agreement is important component of the Company’s strategic planning process and provides a strong retention incentive for certain key executives that aligns with shareholder interests. The payments to the NEOs set forth in the Agreements are designed to be consistent with the Company’s peers and represent an aggregate value as of December 31, 2021 of less than $10 million, or less than one-half of 1% of the Company’s market capitalization at December 31, 2021.
Under the terms of each Agreement, in the event of a change in control of the Company or Centennial Bank, the NEO will be entitled to a lump sum cash payment payable within 30 days following the date of the change-in-control event. The payment amount each NEO is entitled to receive is equal to 2.99 times the average annual compensation paid to such NEO by the Company and Centennial Bank that was includible in the NEO’s gross income for the most recent five taxable years ending before the date on which the change-in-control event occurs. The Agreements contain a cutback provision that reduces the compensation payable under the Agreement to the extent necessary to not cause the Company or Centennial Bank to have paid an “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended). In addition, the cash payment will be further reduced if total compensation and benefits payable to the NEO upon a change-in-control event exceeds $7,000,000 (in the case of Tracy French) and $6,000,000 (in the case of Brian Davis, Kevin Hester and Stephen Tipton), even if such cash amount or benefit would not be deemed an excess parachute payment.

57	www.homebancshares.com

Executive Compensation
The Agreements define “change-in-control” as the first occurrence of any of the following:
•one person (or more than one person acting as a group) acquires the beneficial ownership of stock of Centennial Bank or the Company that, together with the stock held by such person or group, constitutes more than 40% of the total fair market value or total voting power of the stock of Centennial Bank or the Company;
•a majority of the members of the board of directors of the Company are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the board of directors of the Company before the date of appointment or election; or
•one person (or more than one person acting as a group) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from Centennial Bank or the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Centennial Bank or the Company immediately before such acquisition(s).
The Agreement terminates if the NEO resigns or if the NEO’s employment is terminated prior to a change in control event. However, if the NEO’s employment is terminated without cause, the NEO will be entitled to receive the change-in-control payment if a change-in-control occurs within 12 months after the NEO’s termination without cause.
Accelerated Vesting of Equity Awards
Our equity incentive plan awards to our named executive officers are subject to accelerated vesting of the awards upon a termination of employment in certain circumstances and upon a change in control of the Company.
Our Amended and Restated 2006 Stock Option and Performance Incentive Plan, as amended, generally provides that, unless the Compensation Committee provides otherwise in the applicable award agreement, upon an employee’s death, any unvested stock options and unvested shares of restricted stock held by the employee at the time of his or her death will vest immediately and any unvested shares of restricted stock subject to performance conditions will vest immediately to the extent the performance conditions have been met.
The award agreements for stock options granted to our named executive officers also generally provide that any unvested stock options will vest immediately upon the executive’s death or disability, except that the stock options granted in 2018 that are subject to performance conditions will vest only to the extent the performance goal has been met as of the date of the executive’s death or disability. For stock options granted before 2018, the stock option agreements also provide that any unvested options will vest immediately if the executive’s employment is terminated by the Company without cause. In addition, each of the Company’s outstanding stock option agreements also provides that any unvested options will vest immediately upon a change in control of the Company or a sale or merger of the Company in which the Company is not the surviving entity.
With respect to shares of restricted stock granted to our named executive officers, the Company’s outstanding award agreements similarly provide that any unvested restricted shares will vest immediately upon the executive’s termination due to death or disability, except that any restricted shares that are subject to performance conditions will only vest to the extent the performance goal has been met as of the date of death or disability. For Mr. Allison’s 2021 equity award, the unvested performance-based shares will vest based on the Company’s performance during the completed years in the performance period prior to Mr. Allison’s death or disability, unless otherwise determined by the Compensation Committee. If Mr. Allison’s death or disability occurs after the end of the second year of the performance period but before the end of the third year of the performance period, two-thirds of the unvested performance-based shares will automatically vest to the extent that the shares would have vested based on satisfaction of the applicable performance measures for the completed two-year period. If Mr. Allison’s death or disability occurs after the end of the first year of the performance period but before the end of the second year of the performance period, one-third of the unvested performance-based shares will automatically vest to the extent that the shares would have vested based on satisfaction of the applicable performance measures for the completed one-year period. If Mr. Allison’s death or disability occurs during the first year of the performance period, all performance-based shares under such award will be forfeited in their entirety.
If an executive’s employment is terminated for any other reason, the Company’s outstanding restricted stock award agreements generally provide that all unvested shares will be forfeited. For purposes of Mr. Allison’s outstanding awards, his transition to Chairman Emeritus will not result in a termination of employment and no shares will be forfeited. The award agreements also provide that any unvested shares will vest immediately upon a change in control of the Company, except that with respect to the performance-based restricted shares granted in 2018 and Mr. Allison’s performance-based restricted shares granted in 2021, the shares will vest only to the extent the performance goal has been met on the date of the change in control.

www.homebancshares.com	58

Executive Compensation
The following table summarizes, on a stock split adjusted basis, the estimated value for each named executive officer of the accelerated vesting of outstanding equity awards upon a termination of the named executive officer’s employment or upon a change in control of the Company. In accordance with SEC regulations, the table assumes that the termination or change in control occurred on December 31, 2021, and the value applied to the shares of common stock is $24.35 per share based on the closing price as reported on that date on the New York Stock Exchange.

Potential Payments Upon Termination or Change-In-Control Table

Name	Type of Compensation	Death	Disability	Termination Without Cause	Other Termination(1)	Change in Control
John W. Allison	Stock options(2)	$—	$—	$—	$—	$—
	Restricted shares	7,305,000	7,305,000	—	—	7,305,000
	Total	7,305,000	7,305,000	—	—	7,305,000
Brian S. Davis	Stock options(2)	104,709	104,709	104,709	—	104,709
	Restricted shares	365,250	365,250	—	—	365,250
	Cash (3)	—	—	—	—	1,988,048
	Total	469,959	469,959	104,709	—	2,458,007
Tracy M. French	Stock options(2)	280,664	280,664	280,664	—	280,664
	Restricted shares	1,948,000	1,948,000	—	—	1,948,000
	Cash (3)	—	—	—	—	2,688,735
	Total	2,228,664	2,228,664	280,664	—	4,917,399
Kevin D. Hester	Stock options(2)	145,909	145,909	145,909	—	145,909
	Restricted shares	730,500	730,500	—	—	730,500
	Cash (3)	—	—	—	—	1,889,108
	Total	876,409	876,409	145,909	—	2,765,517
J. Stephen Tipton	Stock options(2)	95,444	95,444	95,444	—	95,444
	Restricted shares	730,500	730,500	—	—	730,500
	Cash (3)	—	—	—	—	1,509,694
	Total	825,944	825,944	95,444	—	2,335,638

(1)Includes, without limitation, termination for cause, voluntary resignation or retirement.
(2)Assumes the immediate vesting of all unvested stock options and the associated cash proceeds resulting from a same day exercise and sale of only those previously unvested stock options that are in-the-money using the fair market value of our common stock at December 31, 2021, of $24.35.
(3)Represents the net cash payment that would have been received by the named executive officer after deducting applicable cutback amounts for benefits that exceed the limits imposed by Section 280G of the Internal Revenue Code as described in the above narrative description of the change-in-control agreements with our named executive officers. The cutback amounts would have been as follows: Mr.Davis, $117,258; Mr. French, $805,795; Mr. Hester, $317,236; and Mr. Tipton, $314,859.

Compensation Risk Assessment
The Committee takes the view that appropriate connections between compensation and performance objectives can encourage our executives to make decisions that will result in significant positive short-term and long-term returns for our business and our shareholders without providing an incentive either to take unnecessary risks or to avoid opportunities to achieve long-term benefits even though they may reduce short-term benefits for the named executive officers, the business or our shareholders.
The Compensation Committee and management conducted an assessment of the risks associated with our compensation policies and practices during 2020, including our compensation arrangements for both executives and non-executive employees. That assessment included a review of policies and procedures relating to the components of our compensation program, a review of incentive-based equity and cash compensation features, identification of any compensation design features that could potentially encourage excessive or imprudent risk taking, and consideration of the presence or absence of controls, oversight or other factors that mitigate potential risk.

59	www.homebancshares.com

Executive Compensation
During the review, the Committee and management concluded that several factors and controls relating to our compensation policies and practices mitigate against the potential for risks that could materially and adversely affect the Company. These factors and controls include:
•the Company’s lack of involvement in activities regarded as having significant inherent risk, such as mortgage-backed securities and proprietary trading;
•management’s review of compensation arrangements of employees of the Company or our bank subsidiary having compliance, risk, credit quality, quality assurance and finance roles;
•oversight of incentive compensation by the Compensation Committee, which is made up of independent directors;
•effective internal controls over financial reporting for the Company;
•appropriate segregation of duties; and
•restrictions on awards that align the interests of the employee with the interests of the shareholders.
Based upon this assessment, we do not believe that our employee compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Act, we are providing the following information about the relationship of the annual total compensation of our “median employee” and the annual total compensation of our CEO.
For 2021, our last completed fiscal year, the median of the annual total compensation of all employees of the Company (other than our CEO) was $37,831, and the annual total compensation of our CEO was $5,124,814. Based on this information, for 2021 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 135.5 to 1.
Item 402 of Regulation S-K generally requires us to identify the “median employee” only once every three years. The Company last identified its median employee for fiscal year 2020. For fiscal year 2020, we determined the median of the annual total compensation of all employees of the Company (other than our CEO) by identifying our total employee population as of December 31, 2020, which consisted of approximately 2,031 individuals. Of these employees, approximately 1,873 individuals were full-time equivalent employees, with the remainder employed on a part-time (less than 40 hours per week) basis.
To identify the “median employee” we conducted a full analysis of this employee population, without the use of statistical sampling. We determined our median employee using “total compensation” for the full year 2020. “Total compensation” consisted of base pay, bonuses, commissions, fringe benefits, incentives, severance and vacation payout. Using this methodology, we determined that the median employee was a branch manager.
With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We also calculated our CEO’s annual total compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, as provided in the Summary Compensation Table on page 52 of this Proxy Statement.

www.homebancshares.com	60

Proposal Two - Advisory (Non-Binding) Vote Approving Executive Compensation
Proposal Two – Advisory (Non-Binding) Vote Approving Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. This vote is commonly known as a “say-on-pay” vote. At our Annual Meeting in 2018, our shareholders voted to recommend that the Company hold future “say-on-pay” votes annually until the Company is next required to hold an advisory vote on the frequency with which the Company will hold future “say-on-pay” votes, which will be in 2024. Accordingly, the Company presents the resolution set forth below for approval by the shareholders in accordance with the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934.
At our Annual Meeting in 2021, our “say on pay” proposal received a “For” vote of 56.6% of the shares voted, representing a positive improvement over the results of our “say on pay” proposal at our Annual Meeting in 2020, which received a “For” vote of 45.9% of the shares voted. Although the “say on pay” vote is advisory and non-binding, the Compensation Committee of our Board of Directors and our entire Board of Directors took these results very seriously. The Company’s previous “say-on-pay” votes have generally shown strong support for the Company’s executive compensation programs, with our 2019 say-on-pay vote, for example, receiving the support of 92.4% of our shareholders. In response to the 2020 and 2021 say-on-pay votes, we have reached out to our shareholders and listened to their concerns regarding our executive compensation and governance practices.
After hearing from shareholders and proxy advisors following the 2020 Annual Meeting and reviewing recent corporate governance developments, the Company implemented a number of enhancements to its executive compensation and governance programs. In addition, we enhanced our disclosure regarding the transition of our Chairman back into the Chief Executive Officer role in late 2019 and the factors considered by the Compensation Committee in establishing our executive compensation programs.
We believe that our compensation policies and procedures are competitive, and that the changes that we have made in response to the shareholder feedback we received following the 2020 and 2021 Annual Meetings enhance the focus of our executive compensation program on pay for performance principles that are strongly aligned with the long-term interests of our shareholders. The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program and monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with shareholder interests.
We encourage you to closely review our Compensation Discussion and Analysis and the tabular disclosure which follows it in this Proxy Statement, including the footnotes and narratives which accompany each table, as they describe our compensation policies and procedures and the components and amounts comprising the compensation paid to our named executive officers.
The following resolution gives you as a shareholder the opportunity to endorse or not endorse the compensation we pay to our named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement:
“RESOLVED, that the shareholders of Home BancShares, Inc. (the “Company”) approve the compensation of the Company’s executives named in the Summary Compensation Table of the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related disclosure contained in the Proxy Statement.”
Because your vote is advisory, it will not be binding upon the Board of Directors and may not be construed as overruling any decision by the Board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.
Our Board of Directors and our Compensation Committee believe that our commitment to responsible compensation practices as described in this Proxy Statement justifies a vote by shareholders FOR the resolution approving the compensation of our executives as disclosed in this Proxy Statement.
The Board of Directors Recommends that Shareholders Vote
FOR
the Advisory (Non-binding) Resolution Approving
the Company’s Executive Compensation

61	www.homebancshares.com

Proposal Three - Approval of 2022 Equity Incentive Plan
Proposal Three – Approval of 2022 Equity Incentive Plan
On January 21, 2022, our Board of Directors adopted, subject to shareholder approval, the Home BancShares, Inc. 2022 Equity Incentive Plan (the “Plan”). The Plan replaces the Company’s Amended and Restated 2006 Stock Option and Performance Incentive Plan (the “2006 Plan”), which expired on February 27, 2022. The Plan carries forward the approximate 1,391,510 shares of common stock that remained available for issuance under the 2006 Plan and includes an increase of 1,500,000 additional shares. The Board of Directors is submitting the Plan to our shareholders for approval.

The following is a summary of the material provisions of the Plan, as proposed to be approved by the shareholders. This summary is qualified in its entirety by reference to the complete text of the Plan, which is attached as Appendix B to this Proxy Statement and incorporated by reference into this proposal.

2022 Equity Incentive Plan

In January 2022, our Board of Directors adopted the Plan to replace the Company’s 2006 Plan. The purpose of the Plan is to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate those persons to improve our business results.

Following the approval of the Plan by the Company’s shareholders, no new awards may be granted under the 2006 Plan. However, awards outstanding under the 2006 Plan will remain in effect under the 2006 Plan according to its terms. To the extent that any such award is forfeited, terminates, expires or lapses without shares of common stock being issued (to the extent applicable), or to the extent that any award is settled for cash, the shares of common stock subject to such award not delivered as a result of such event will again be available for awards under this Plan. The types of awards available under the Plan are the same as the 2006 Plan and include stock options (incentive and non-qualified), stock appreciation rights, and restricted stock, unrestricted stock, and performance shares and units.

Administration. The Plan is administered by our Compensation Committee. Subject to the terms of the Plan, the Compensation Committee may select participants to receive awards, determine the types of awards, determine the terms and conditions of awards, and interpret provisions of the Plan.

Shares Available. The total number of shares of the Company’s common stock authorized for the grant of awards under the Plan is 14,788,000 shares (representing 13,288,000 shares approved for issuance under the 2006 Plan plus 1,500,000 shares added as a result of the approval of this Plan). The common stock to be issued under the Plan may consist of authorized but unissued shares or treasury shares.

Share Recycling. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the Plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for future grants under the Plan. However, any shares surrendered in connection with the net exercise of an award or to satisfy a participant’s tax withholding obligations in connection with an award will no longer be available for future awards under the Plan. In addition, shares repurchased by the Company with proceeds from a participant’s exercise of stock options may not be reissued under the Plan. Shares issued in connection with awards that are assumed, converted, or substituted pursuant to a merger, acquisition or similar transaction will not reduce the number of shares available for issuance under the Plan.

If any stock appreciation right is settled in stock, the shares available under the Plan will be reduced by the number of shares subject to the award (as opposed to the actual number of shares issued to the participant in settlement of the award). However, to the extent an award is settled in cash, the shares underlying the award (to the extent not issued) will be available to be reissued under the Plan.

Limitation of the Plan. Benefits granted to any plan participant in any one year may not exceed 10% of the total shares of common stock authorized for issuance under the Plan (i.e., 10% of 14,788,000 shares).

Eligibility. Awards may be made under the Plan to all employees, officers, directors, consultants and other key persons. In determining to whom awards will be granted, the committee will take into account the nature of the services, potential contributions, and other relevant factors. As of December 31, 2021, there were approximately 2,024 employees, 8 officers, 77 Company, subsidiary bank and regional directors, and no consultants and other key persons eligible to participate in the Plan.

www.homebancshares.com	62

Proposal Three – Approval of 2022 Equity Incentive Plan
Minimum Vesting Period. Equity-based awards granted under the Plan must be subject to a minimum vesting period of one year. However, the Plan allows the Compensation Committee to grant awards without regard to the minimum vesting requirement with respect to a maximum of 5% of the total shares authorized for issuance under the Plan. Except for awards granted under this de minimis exception or in the case of death or disability of the participant, an outstanding award could not be accelerated before the expiration of the one-year minimum vesting period.

Options. The Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”) (qualified stock options) and stock options that do not qualify as incentive stock options (non-qualified stock options). The exercise price of each stock option may not be less than 100% of the fair market value of our common stock on the date of grant. If we were to grant qualified stock options to any 10% shareholder, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant. We may grant options in substitution for options held by employees of companies that we may acquire. The fair market value of our common stock on February 25, 2022, based upon the closing price as reported on the New York Stock Exchange on that date, was $23.62.

The term of each stock option will be fixed by the Compensation Committee and may not exceed ten years (or five years for qualified stock options) from the date of grant. The committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The exercisability of options may be accelerated by the Compensation Committee. In general, an optionee may pay the exercise price of an option by cash or cash equivalent, or, if permitted by the committee, by tendering shares of our common stock (which if acquired from us have been held by the optionee for at least six months) or by a “net exercise” arrangement where the Company will reduce the number of shares issued upon exercise by the largest whole number of shares with a fair market value not exceeding the total exercise price, or by a combination of the foregoing methods.

Stock options granted under the Plan may not be sold, transferred, pledged, or assigned other than by will or under applicable laws of descent and distribution.

Restricted Shares. The Plan permits the granting of shares of our common stock which are subject to certain restrictions as determined by the Compensation Committee. Restricted shares may be granted in the form of performance-based or fixed awards. The restricted period during which restricted shares are subject to forfeiture must be at least one year under the minimum vesting period requirement described above.

Other Awards. The Compensation Committee may also award under the Plan:
•unrestricted shares of common stock, which are shares of our common stock issued at no cost or for a purchase price determined by the Compensation Committee and which are free from any restrictions under the Plan, subject to the de minimis exception limit under the Plan’s minimum vesting period requirement;
•stock appreciation rights, tandem or non-tandem, which are a right to receive a number of shares or, in the discretion of the committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the Compensation Committee; and
•performance shares and performance units, ultimately payable in our common stock or cash, as determined by the Compensation Committee, and which are subject to achievement of specified goals tied to business criteria.

Forfeiture; Clawback. The Compensation Committee may cause a forfeiture of any realized gains by an award recipient who breaches any agreement with or obligation to the Company or who violates any Company policy or procedure. Awards may be annulled for any employee who is terminated for cause. All awards are subject to mandatory repayment if the participant becomes subject to any clawback or recoupment under Company policy or applicable law. The Compensation Committee may also rescind or clawback an award if the award would not have been paid or vested had the committee known of an action or omission of the participant or, in the event that the Company restates its financial statements, had the payment or vesting been based on the restated results.

Adjustments for Stock Dividends and Similar Events. The Compensation Committee may make appropriate adjustments in outstanding awards and the number of shares available for issuance under the Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits, spin-offs and other similar events.

Amendment or Termination of the Plan. While our Board of Directors may suspend, terminate or amend the Plan at any time, no amendment may adversely impair the rights of grantees with respect to outstanding awards. In addition, an amendment will be contingent on approval of our shareholders to the extent required by law. Unless terminated earlier, the Plan will automatically terminate on January 20, 2032.

63	www.homebancshares.com

Proposal Three - Approval of 2022 Equity Incentive Plan

Federal Income Tax Consequences of Options and Stock Awards Under the Plan

THE FOLLOWING IS A GENERAL SUMMARY OF THE TYPICAL FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS, STOCK APPRECIATION RIGHTS OR AWARDS OF RESTRICTED STOCK UNDER THE PLAN. IT DOES NOT DESCRIBE APPLICABLE FOREIGN, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR STOCK APPRECIATION RIGHTS OR OF THE GRANT OF RESTRICTED STOCK. THIS SUMMARY IS BASED UPON THE PROVISIONS OF THE INTERNAL REVENUE CODE, APPLICABLE TREASURY REGULATIONS, ADMINISTRATIVE RULINGS AND JUDICIAL DECISIONS, ALL AS IN EFFECT AS OF THE DATE OF THIS PROXY STATEMENT. THERE CAN BE NO ASSURANCE THAT FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CHANGES COULD APPLY RETROACTIVELY, WILL NOT AFFECT THE ACCURACY OF THIS SUMMARY.

Stock Awards. Generally, unless a recipient makes an election under Section 83(b) of the Code to be taxed at grant, a recipient of a stock award will have taxable income in the amount equal to the excess of the fair market value of the stock on the date it “vests” over any consideration paid for the common stock (the “spread”). Stock vests either (i) when it is no longer subject to a “substantial risk of forfeiture” (such as a requirement that the recipient retransfer shares at cost or some other material discount from fair market value upon cessation of employment) or (ii) when it is freely transferable. An election under Section 83(b) of the Code must be made within 30 days of the grant date. The taxable income recognized by the recipient constitutes wages subject to income and employment tax withholding, and the Company receives a corresponding income tax deduction. If no Section 83(b) election is made, the recipient will have a basis in his or her shares equal to the value of the shares on the date they vest, at which time the holding period for the shares will begin. If a Section 83(b) election is made, the recipient will have a basis in his or her shares equal to the value of the shares at the time of grant and the recipient’s holding period begins at grant. In general, a sale of the shares will produce capital gain or loss which will be long-term or short-term depending on the period of time included in the recipient’s holding period. A recipient who makes a Section 83(b) election will not be entitled to deduct any loss or receive credit for any taxes paid should the shares subsequently be forfeited back to the Company while such shares are substantially unvested.

Options. Generally, the grant of an option has no federal income tax effect on the optionee. Upon exercise of the option, unless the option was qualified as an incentive stock option as discussed below, the optionee is treated in the same manner as a recipient of a stock award. Special federal income tax rules apply if our common stock is used to pay all or part of the option exercise price whether or not the options qualify as incentive stock options.

Incentive Stock Options. The recipient of an “incentive stock option” does not recognize any taxable income on the grant of the option. Unlike other transferees of shares, however, the optionee does not recognize income for tax purposes at the time the option is exercised. If the optionee does not dispose of the incentive stock option shares until at least one year after the date the incentive stock option was exercised and two years after the date the incentive stock option was granted, the only gain or loss the optionee will recognize for regular tax purposes will be the long-term capital gain or loss on the difference between the sale price and the exercise price realized upon the sale of the shares. However, if the optionee sells or otherwise disposes of the shares before both of the holding period requirements have been met (a “disqualifying disposition”) the optionee will be required to recognize ordinary income in an amount up to the excess of the fair market value of the stock at the time of option exercise over the exercise price of such option (the “option spread”). Any additional gain realized upon a disqualifying disposition will be treated as capital gain or loss and as long-term or short-term depending on the holding period for the stock.

In addition to the regular tax consequences discussed above, the exercise of an incentive stock option can have material alternative minimum tax consequences. In general, the transfer of the shares pursuant to the incentive stock option will create alternative minimum taxable income in the same way that the exercise of other options would create regular taxable income. As a result, the exercise of an incentive stock option can result in substantial alternative minimum tax. The Company is not entitled to a federal income tax deduction in connection with incentive stock options, except to the extent that the optionee is required to recognize taxable ordinary income on a disqualifying disposition.

Stock Appreciation Rights. Upon the grant of a stock appreciation right, the recipient will not recognize ordinary income. However, upon the exercise of a stock appreciation right, the recipient will, in general, recognize ordinary income in an amount equal to the amount of cash (or the value of the shares) distributed to the recipient. Such income will be treated as wages subject to income and employment tax withholding. The Company will have a deduction equal to the income to the recipient.

Limitation on Deduction of Certain Compensation. A publicly held corporation may not deduct compensation of over a certain amount that is paid in any year to one of its covered employees (as defined under Section 162(m) of the Code) unless the compensation was awarded under a written binding contract in effect on November 2, 2017 that is not materially modified after such date and constitutes “qualified performance-based” compensation under the Code.

www.homebancshares.com	64

Proposal Three – Approval of 2022 Equity Incentive Plan

Plan Benefits

Awards under the Plan are granted at the discretion of the Compensation Committee or the Administrator, and accordingly, the amount of any such awards that may be granted to any individual is not yet determinable. Benefits under the Plan depend on a number of factors, including the fair market value of our common stock on future dates, our actual performance against performance goals established with respect to performance awards and decisions made by the participants, and accordingly, are also not yet determinable. No individual awards have been granted to any participant under the Plan that are contingent on the approval of the Company’s shareholders. For information regarding awards issued to the Company’s directors and named executive officers during 2021, please see the Director Compensation Table and the Summary Compensation Table, respectively, in this Proxy Statement.

Equity Compensation Plan Information

The Company does not currently have any existing equity compensation plans or arrangements other than the Plan. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the Plan as of December 31, 2021.

	Number of securities to be issued upon exercise of outstanding options, warrants and right	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by the shareholders	3,015,016	$ 20.0	1,625,136
Equity compensation plans not approved by the shareholders	--	--	--

Required Vote

The approval of the Plan requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present.

The Board of Directors Recommends that Shareholders Vote
FOR
the Approval of the Company’s
2022 Equity Incentive Plan

65	www.homebancshares.com

Proposal Four – Ratification of Appointment of Independent Registered Public Accounting Firm
 Proposal Four – Ratification of Appointment of Independent Registered Public Accounting Firm
Our consolidated financial statements as of and for the fiscal year ended December 31, 2021, were audited by BKD, LLP, an independent registered public accounting firm. In 2021, the Audit and Risk Committee of the Board of Directors and our shareholders approved the engagement of BKD, LLP to be our independent registered accounting firm for fiscal year 2021. The Audit and Risk Committee intends to approve the re-engagement of BKD, LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2022, subject to the ratification of the appointment by our shareholders at the Annual Meeting and our formal acceptance of an engagement letter from BKD, LLP after the Annual Meeting.
Shareholders’ ratification of the selection of BKD, LLP to be our independent registered public accounting firm for fiscal year 2022 is not required by our Bylaws or otherwise. However, the Board is submitting the selection of the independent registered public accounting firm to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection of BKD, LLP, the Audit and Risk Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Risk Committee may, at its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such change is in the best interests of the Company and our shareholders.
Representatives of BKD, LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
The Board of Directors Recommends that Shareholders Vote
FOR
the Ratification of the Appointment of BKD, LLP
as the Company’s Independent Registered Public Accounting Firm
for the 2022 Calendar Year

www.homebancshares.com	66

Report of the Audit Committee of the Board of Directors
Report of the Audit Committee of the Board of Directors
In accordance with its written charter, the Audit and Risk Committee (the “Audit Committee”) assists the Board in, among other things, oversight of our accounting and financial reporting processes, our compliance with legal regulatory requirements, the qualifications and independence of the independent auditors and the performance of the internal and independent auditors. A copy of the Audit Committee charter is published on the Company’s website at www.homebancshares.com under the caption “Investor Relations”/“Overview”/“Governance Documents.”
Our Board of Directors has determined that all six members of the Committee are independent based upon the independence requirements of the SEC and NYSE, and that our Chairman, Mr. Engelkes, and Ms. Garrett each satisfies the criteria of an “audit committee financial expert” as defined by the regulations of the SEC.
Management is responsible for the preparation, presentation, and integrity of our financial statements, for the appropriateness of our accounting principles and reporting policies and for implementing and maintaining internal control over financial reporting. Our independent auditors are responsible for auditing the financial statements and internal controls over financial reporting and for reviewing our unaudited interim financial statements. The Audit Committee’s responsibility is to monitor and review these processes and procedures. Except for Mr. Engelkes and Ms. Garrett, the members of the Audit Committee have not been engaged in the practice of accounting or auditing and are not professionals in those fields. The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management that the financial statements have been prepared with integrity and objectivity and on the representations of management and the opinion of the independent auditors that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States.
During 2021, the Audit Committee held four regularly scheduled meetings and one special meeting. The Audit Committee’s regular meetings were conducted in order to encourage communication among the members of the Audit Committee, management, the internal auditors, and our independent auditors, BKD, LLP. Among other things, the Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee separately met with each of the internal and independent auditors, with and without management, to discuss the results of their examinations and their observations and recommendations regarding our internal controls. The Audit Committee also discussed with our independent auditors all matters required by auditing standards generally accepted in the United States of America, including those described in Public Company Accounting Oversight Board Auditing Standard 1301, “Communications with Audit Committees.”
The Audit Committee reviewed and discussed our audited consolidated financial statements as of and for the year ended December 31, 2021, with management, the internal auditors, and our independent auditors. Management’s discussions with the Audit Committee included a review of critical accounting policies.
The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between us and our auditors that might bear on the auditors’ independence consistent with Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee has reviewed and approved the amount of fees paid to BKD, LLP for audit and non-audit services. The Audit Committee concluded that the provision of services by BKD, LLP is compatible with the maintenance of BKD’s independence.
Based on the above-mentioned review and discussions with management, the internal auditors, and the independent auditors, and subject to the limitations on our role and responsibilities described above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the calendar year ended December 31, 2021, for filing with the SEC.
Home BancShares, Inc.
Audit and Risk Committee Members
Jack E. Engelkes, Chairman
Milburn Adams
Karen E. Garrett
James G. Hinkle
Alex R. Lieblong
Thomas J. Longe
Larry W. Ross

67	www.homebancshares.com

Audit and Non-Audit Fees
Audit and Non-Audit Fees
The following table represents aggregate fees billed for professional audit services rendered by BKD, LLP to provide the audit of our annual consolidated financial statements for the years ended December 31, 2021, and December 31, 2020, respectively.

	2021	2020
Audit fees (1)	$1,014,500	$984,500
Audit-related fees (2)	56,375	73,325
Tax fees	—	—
All other fees (3)	34,932	31,951
(1)Audit fees consisted of the annual audit and quarterly review services and consent for and review of a registration statement filed by the Company with the SEC.
(2)Audit-related fees consisted primarily of other audit services provided in connection with acquisition, reporting and compliance matters.
(3)Other fees related to fees paid by the Company on behalf of the Company’s retirement plan for third-party administration of the Company’s defined contribution plan.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
The Audit Committee has the responsibility of appointing, setting compensation for and overseeing the work of the independent auditor, and has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.
Prior to engagement of the independent auditor for next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.
(1)Audit services include audit work performed in the preparation of our consolidated financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services, and consultation regarding financial accounting and/or reporting standards.
(2)Audit-related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.
(3)Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the consolidated financial statements, and includes fees in the areas of tax compliance, tax planning and tax advice.
(4)Other fees are those associated with services not captured in the other categories. Other than the services for the third-party administration of the Company’s defined contribution plan, we generally do not request such services from the independent auditor.
Prior to the engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.
The Audit Committee may delegate pre-approval authority to one or more of its members. The members to whom such authority is delegated must report, for informational purposes only, the pre-approval decisions to the Audit Committee at its next scheduled meeting.

www.homebancshares.com	68

Submission of Shareholder Proposals
Submission of Shareholder Proposals
In order for a proposal by a shareholder to be included in the Company’s proxy statement and proxy form for an annual meeting of the Company’s shareholders, the proposal must: (1) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, including our Bylaws and Rule 14a-8 of the Securities Exchange Act of 1934; and (2) be received by the Company at its home office, 719 Harkrider Street, Suite 100, Conway, Arkansas 72032, Attention: Donna J. Townsell, Secretary, not less than 120 calendar days before the anniversary of the date of the previous year’s proxy statement, or November 4, 2022, in the case of the Annual Meeting of Shareholders in 2023. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, the proposal will be considered timely if received within a reasonable time before the Company begins to print and mail its proxy materials. Such shareholder proposals must also comply with the additional requirements of Rule 14a-8 of the Exchange Act (or any successor rule) to be eligible for inclusion in the proxy statement for the Annual Meeting of Shareholders in 2023.
The Company’s Bylaws provide that only such nominations of persons for the election of directors and such other business that have been properly brought before a shareholder meeting will be conducted. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a shareholder, the shareholder must give written notice to the Secretary at the Company’s principal executive offices of the Company, and such notice must be received by the Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is held on a day not more than 30 days before and not later than 60 days after the anniversary of the previous year’s annual meeting. With respect to any other annual meeting of shareholders, including in the event that the Company did not hold an annual meeting the previous year, the shareholder’s notice is timely only if it is delivered to the Secretary at the Company’s principal executive offices no earlier than the close of business on the 120th day prior to the annual meeting and no later than the later of the 90th day prior to the annual meeting and the 10th day after the Company publicly announces the date of the current year’s annual meeting. To be in proper written form, a shareholder’s notice to the Company’s Secretary must comply with all requirements contained in the Company’s Bylaws, a copy of which may be obtained upon written request to the Secretary of the Company.
Accordingly, in connection with our Annual Meeting of Shareholders in 2023, a shareholder intending to introduce a proposal or nominate a director but not intending the proposal or nomination to be included in the Company’s proxy materials for such Annual Meeting must provide written notice to the Secretary at the Company’s home office, 719 Harkrider Street, Suite 100, Conway, Arkansas 72032, Attention: Donna Townsell, Secretary, and such notice must be received by the Secretary not earlier than the close of business on December 22, 2022 and not later than the close of business on January 21, 2023. The persons appointed by our Board to act as proxy holders for such Annual Meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal properly presented for a vote at such meeting.
Where You Can Find More Information
We file reports, proxy statements, and other information with the SEC. You may view and print reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company, from the SEC website at www.sec.gov.
SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE
MEETING ARE URGED TO VOTE BY TELEPHONE,
MAIL OR INTERNET.
IF YOU VOTE BY TELEPHONE OR THE INTERNET,
DO NOT RETURN YOUR PROXY CARD

By Order of the Board of Directors

JOHN W. ALLISON
Chairman and Chief Executive Officer

69	www.homebancshares.com

Appendix A
Appendix A

Reconciliation of Non-GAAP Financial Measures
Our accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, this Proxy Statement contains financial information determined by methods other than in accordance with GAAP, including tangible book value per share. We believe this non-GAAP measure, when taken together with the corresponding GAAP measure, provides meaningful supplemental information regarding our performance. We believe investors benefit from referring to this non-GAAP measure in assessing our financial condition, and when planning and forecasting future periods. However, this non-GAAP measure should be considered in addition to, and not as a substitute for or preferable to, the corresponding measure prepared in accordance with GAAP. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure is included in the following table.
Table 1: Tangible Book Value Per Share
(In thousands)

2021
Book value per share: A/B	$16.90
Tangible book value per share: (A-C-D)/B	10.80
(A) Total equity	$2,765,721
(B) Shares outstanding	163,699
(C) Goodwill	973,025
(D) Core deposit and other intangibles	25,045

We had $998,070 total goodwill, core deposit intangibles and other intangible assets as of December 31, 2021. Because of our level of intangible assets and related amortization expenses, management believes tangible book value per share is useful in evaluating our company.

A-1	www.homebancshares.com

Appendix B
Appendix B

2022 Equity Incentive Plan
HOME BANCSHARES, INC.
2022 EQUITY INCENTIVE PLAN

ARTICLE 1
ESTABLISHMENT AND PURPOSE
1.1 Adoption and Effective Date. Home BancShares, Inc., an Arkansas corporation (the “Company”), hereby adopts the Home BancShares, Inc. 2022 Equity Incentive Plan (the “Plan”). The Plan shall become effective on January 21, 2022 (the “Effective Date”), subject to the approval of the Company’s stockholders at the 2022 Annual Meeting. Upon approval of the Plan by the Board of Directors of the Company (the “Board”), awards may be made as provided herein, subject to stockholder approval of the Plan, provided that no shares of Common Stock may be issued and no award may be exercised prior to such stockholder approval.
1.2 Purpose. The Company desires to attract and retain the best available executive and key Employees for itself and its subsidiaries and to encourage the highest level of performance by such Employees in order to serve the best interests of the Company and its stockholders. The Plan is expected to contribute to the attainment of these objectives by offering eligible Employees (as defined in Article 4 below) the opportunity to acquire stock ownership interests in the Company, and other rights with respect to stock of the Company, and to thereby provide them with incentives to put forth maximum efforts for the success of the Company and its subsidiaries.
1.3 Prior Plan. Following the approval of the Plan by the stockholders of the Company, no new awards may be granted under the Company’s Amended and Restated 2006 Stock Option and Performance Incentive Plan (the “2006 Plan”), as subsequently amended, it being understood that (i) awards outstanding under the 2006 Plan shall remain in full force and effect under the 2006 Plan according to its terms, and (ii) to the extent that any such award is forfeited, terminates, expires or lapses without shares of Common Stock being issued (to the extent applicable), or to the extent that any award is settled for cash, the shares of Common Stock subject to such award not delivered as a result thereof shall again be available for Awards under this Plan.

ARTICLE 2
AWARDS
2.1 Form of Awards. Awards under the Plan may be granted in any one or all of the following forms: (i) stock options designated as incentive stock options (“Incentive Stock Options”) and meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) stock options that by their terms do not qualify or are not intended to qualify as Incentive Stock Options (“Non-Qualified Stock Options”) (unless otherwise indicated, references in the Plan to “Options” shall include both Incentive Stock Options and Non-Qualified Stock Options); (iii) stock appreciation rights (“Stock Appreciation Rights”), as described in Article 7, which may be awarded either in tandem with Options (“Tandem Stock Appreciation Rights”) or on a stand-alone basis (“Nontandem Stock Appreciation Rights”); (iv) shares of Common Stock (as defined below) which are restricted as provided in Article 8 (“Restricted Stock”); (v) shares of Common Stock or share units based upon the performance of the Company during a performance period, as described in Article 9 (“Performance Awards”); and (vi) shares of unrestricted Common Stock (“Unrestricted Shares”) (all of which are sometimes generally referred to herein as “Awards”). The Committee may grant other awards, either alone or in tandem with the Awards described in this Section 2.1, in such amounts and subject to such conditions as the Committee shall determine in its sole discretion. Each Award shall be evidenced by an “Award Agreement” and shall be subject to such conditions, not inconsistent with the Plan, as may be reflected in the applicable Award Agreement.
2.2 Maximum Shares Available. Subject to adjustment in accordance with Article 11, the total number of shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), authorized for the grant of Awards under the Plan, shall be 14,788,000 (representing 13,288,000 shares approved for issuance under the 2006 Plan plus the 1,500,000 shares added as a result of the approval of this Plan). Shares of Common Stock issued pursuant to the Plan may be either authorized and unissued shares or issued shares reacquired by the Company. If an Award expires or becomes unexercisable without having been exercised in full or, with respect to Restricted Stock, Performance Units or Performance Shares, is canceled, forfeited or terminated due to failure to vest, the unpurchased shares of Common Stock (or for Awards other than Options or Stock Appreciation Rights the canceled, forfeited, terminated, or unissued shares of Common Stock), which were subject thereto will become available for future grant under the Plan. With respect to Stock Appreciation Rights, the total number of shares of Common Stock subject to such Stock Appreciation Rights (and not the net number of shares of Common Stock actually issued pursuant to such Stock Appreciation Rights) will cease to be available under the Plan. Shares of Common Stock that have actually been issued under the Plan under any Award (other than unvested Restricted

B-1	www.homebancshares.com

Appendix B
Stock) will not be returned to the Plan and will not become available for future distribution under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant under the Plan. In addition, shares of Common Stock repurchased by the Company with the proceeds of the exercise prices for any Options may not be reissued under the Plan. To the extent an Award under the Plan is paid out in cash rather than shares of Common Stock, such cash payment will not result in reducing the number of shares of Common Stock available for issuance under the Plan. In addition, shares of Common Stock issued in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its subsidiaries shall not reduce the number of shares of Common Stock available for issuance under the Plan.
2.3 Limitation of Awards. Awards granted to any Employee (as defined in Article 4 hereof) in any one year shall be limited to ten percent (10%) of the total shares of Common Stock authorized for grant under the Plan (i.e., 10% of 14,788,000). Subject to adjustment in accordance with Article 11, no more than 14,788,000 shares of Common Stock may be issued in the aggregate pursuant to the exercise of Incentive Stock Options. To the extent that the aggregate Fair Market Value of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Employee during any calendar year (under all plans of the Company and any subsidiary) exceeds One Hundred Thousand Dollars ($100,000), such Options or portions thereof which exceed such limit will be treated as Non-Qualified Stock Options. For purposes of this Section 2.3, Incentive Stock Options will be taken into account in the order in which they were granted, the Fair Market Value of the shares of Common Stock will be determined as of the time the Option with respect to such shares of Common Stock is granted, and calculation will be performed in accordance with Section 422 of the Code.
2.4 Return of Prior Awards. As a condition to any subsequent award, the Committee shall have the right, at its discretion, upon replacement with a new award of a substantially similar monetary amount, to require Employees to return to the Company awards previously granted under this Plan. Subject to the provisions of this Plan, such new award shall be upon such terms and conditions as are specified by the Committee at the time the new award is granted to the extent permitted by Rule 16b-3 (or any successor to Rule 16b-3) promulgated under the Securities Exchange Act of 1934 (the “Act”).

ARTICLE 3
ADMINISTRATION
3.1 Committee. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board or, in the Board’s sole discretion, the Board. Except as otherwise determined by the Board, each member of the Committee shall be a “non-employee director” (within the meaning of Rule 16b-3(b)(3)(i) under the Act) and an independent director within the meaning of applicable New York Stock Exchange (NYSE) listing standards.
3.2 Powers of Committee. Subject to the express provisions of the Plan, the Committee shall have the power and authority (i) to grant Options and to determine the purchase price of the Common Stock covered by each Option, the term of each Option, the number of shares of Common Stock to be covered by each Option and any performance objectives or vesting standards applicable to each Option, (ii) to designate Options as Incentive Stock Options or Non-Qualified Stock Options and to determine which Options, if any, shall be accompanied by Tandem Stock Appreciation Rights; (iii) to grant Tandem Stock Appreciation Rights and Nontandem Stock Appreciation Rights and to determine the terms and conditions of such rights; (iv) to grant Restricted Stock and to determine the term of the restricted period and other conditions and restrictions applicable to such shares; (v) to grant Performance Awards and to determine the performance objectives, performance periods and other conditions applicable to such shares or units; (vi) to grant Unrestricted Shares; (vii) to grant other equity Awards; and (viii) to determine to whom, and the time or times at which, Options, Stock Appreciation Rights, Restricted Stock, Performance Awards, Unrestricted Shares and other equity Awards shall be granted.
3.3 Delegation. The Committee may delegate to one or more of its members or to any other person or persons such ministerial duties as it may deem advisable; provided, however, that the Committee may not delegate any of its responsibilities hereunder if such delegation will cause transactions under the Plan to fail to comply with Section 16 of the Act. The Committee may also employ attorneys, consultants, accountants or other professional advisors and shall be entitled to rely upon the advice, opinions or valuations of any such advisors. The Committee shall not incur any liability for any action taken in good faith in reliance upon the advice of such counsel or other persons.
3.4 Interpretations. The Committee shall have sole discretionary authority to interpret the terms of the Plan and any Award Agreement, to adopt and revise rules, regulations and policies to administer the Plan and to make any other factual determinations which it believes to be necessary or advisable for the administration of the Plan. All actions taken and decisions, interpretations and determinations made by the Committee shall be final and binding upon the Company, all Employees who have received Awards under the Plan and all other interested persons.
3.5 Liability; Indemnification. No member of the Committee, nor any Employee to whom ministerial duties have been delegated, shall be personally liable for any action, interpretation or determination made with respect to the Plan or awards made thereunder. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by applicable laws, the Committee (and each member thereof) shall be fully

B-2	www.homebancshares.com

Appendix B
indemnified and protected by the Company against the reasonable expenses, including attorney's fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee (and/or its members) may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee (and/or its members) in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee (and/or its members) in satisfaction of a judgment in any such action, suit or proceeding. Without in any way limiting the foregoing, each member of the Committee shall be fully indemnified and protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided in the Company’s Articles of Incorporation and Bylaws, as amended from time to time.

ARTICLE 4
ELIGIBILITY; MINIMUM VESTING
4.1 Eligibility. Awards may be granted to officers, employees, directors, consultants, and other key persons of the Company and its subsidiaries (herein referred to collectively as “Employees”). In determining to whom awards shall be granted and the number of shares to be covered by each award, the Committee shall take into account the nature of the services rendered by such person, their present and potential contributions to the success of the Company and its subsidiaries and such other factors as the Committee in its sole discretion shall deem relevant. As used in this Plan, the term “subsidiary” shall mean any corporation which at the time qualifies as a subsidiary of the Company under the definition of “subsidiary corporation” set forth in Section 424(f) of the Code, or any successor provision hereafter enacted.
4.2 Minimum Vesting. Equity-based Awards granted under the Plan shall vest no earlier than the first (1st) anniversary of the date the Award is granted (excluding, for this purpose, any replacement awards issued pursuant to Section 2.4); provided, that, the Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 2.2 (subject to adjustment under Article 11). Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Awards in the event of the Participant’s death or Disability.

ARTICLE 5
DEATH, DISABILITY, CONTINUOUS SERVICE AND FORFEITURE

5.1 Award Agreements Generally. Each Award Agreement shall set forth the terms and conditions, as determined by the Committee in its discretion and not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Committee will determine. Each Award Agreement may further set forth the extent to which the Employee shall have the right to exercise and/or retain an Award following the Employee’s termination of Continuous Service with the Company or its subsidiaries, including, without limitation, upon death or Disability. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among Award Agreements issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
5.2 Disability. For purposes of this Plan and unless the applicable Award Agreement says otherwise, “Disability” shall mean that the Employee to whom an Award was granted cannot substantially perform any of his or her job duties by reason of any medically determinable physical or mental impairment for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; provided, however, that the determination of whether an individual has a Disability shall be determined under procedures established by the Committee, and the Committee may rely on any determination that the Employee is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any of its affiliate in which the Employee participates. Notwithstanding the foregoing, with respect to an Incentive Stock Option, the term Disability shall mean “permanent and total disability,” as defined in Section 22(e)(3) of the Code.
a.Continuous Service. “Continuous Service” means that the Employee’s service with the Company or an affiliate, whether as an employee, director, consultant or other key person, is not interrupted or terminated. An Employee’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Employee renders service to the Company or an affiliate or a change in the entity for which the Employee renders such service, provided that there is no interruption or termination of the Employee’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an employee of the Company to a director of an affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave

B-3	www.homebancshares.com

Appendix B
of absence. The Committee or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs an Employee, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and such decision shall be final, conclusive and binding.
b.Forfeiture Events. The Committee may specify in an Award Agreement that the Employee’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Employee, a termination of the Employee’s Continuous Service for cause, or other conduct by the Employee that is detrimental to the business or reputation of the Company and/or its affiliates.
ARTICLE 6
STOCK OPTIONS
6.1 Grant of Options. Options may be granted under this Plan for the purchase of shares of Common Stock. The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Option. Options shall be granted in such form and upon such terms and conditions, including the satisfaction of corporate or individual performance objectives and other vesting standards, as the Committee shall from time to time determine. The Company shall have no liability to any Employee or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code.
6.2 Option Price. The option price of each Option to purchase Common Stock shall be determined by the Committee at the time of grant and set forth in the applicable Award Agreement, but shall not be less than 100 percent (100%) of the Fair Market Value of the Common Stock subject to such Option on the date of grant. The option price so determined shall also be applicable in connection with the exercise of any Tandem Stock Appreciation Right granted with respect to such Option. In no event may any Option granted under this Plan be amended, other than pursuant to Article 11, to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new Option with a lower exercise price, or otherwise be subject to any action that would be treated, under the applicable exchange listing standards or for accounting purposes, as a “repricing” of such Option, unless such amendment, cancellation, or action is approved by the Company’s stockholders.
6.3 Term of Options. The term of each Option granted under the Plan shall not exceed ten (10) years from the date of grant, subject to earlier termination as provided in Articles 11 and 12, except as otherwise provided in Section 6.9 with respect to ten (10) percent stockholders of the Company and except as provided in prior grants.
6.4 Exercise of Options. An Option may be exercised, in whole or in part, at such time or times as the Committee shall determine. Subject to the provisions of Section 4.2, the Committee may, in its discretion, accelerate the exercisability of any Option at any time. Options may be exercised by an Employee by giving written notice to the Committee stating the number of shares of Common Stock with respect to which the Option is being exercised and tendering payment therefor. Payment for the Common Stock issuable upon exercise of the Option shall be made in full (a) in cash, (b) by certified check, (c) if the Committee, in its sole discretion, permits (i) in shares of Common Stock (valued at Fair Market Value on the date of exercise and which shall have been held for more than six (6) months) or (ii) pursuant to a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate option price; provided, however, that the Company shall accept a cash or other payment from the Employee to the extent of any remaining balance of the aggregate option price not satisfied by such reduction in the number of whole shares to be issued, or (d) by a combination of any of the foregoing methods. As soon as reasonably practicable following such exercise, evidence of issuance of the shares of Common Stock purchased, registered in the name of the Employee, shall be delivered to the Employee.
6.5 Cancellation of Tandem Stock Appreciation Rights. Upon exercise of all or a portion of an Option, any related Tandem Stock Appreciation Rights shall be canceled with respect to an equal number of shares of Common Stock.
6.6 No Transferability. No Option may be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except as provided by will or the applicable laws of descent and distribution, and no Option shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option not specifically permitted herein shall be null and void and without effect. Except as may be otherwise set forth in the applicable Award Agreement, an Option may be exercised only by the Employee during his or her lifetime, or following his or her death pursuant to Section 6.8.

B-4	www.homebancshares.com

Appendix B
6.7 Exercise after Termination of Continuous Service. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Employee’s Continuous Service terminates (other than upon the Employee’s death), the Employee may exercise his or her Option (to the extent that the Employee was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (a) the date three (3) months following the termination of the Employee’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Employee does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate. “Cause” shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Employee and the Company or its subsidiaries; provided, however, that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Agreement, “Cause” shall mean any of the following acts by the Employee, as determined by the Committee: gross neglect of duty, prolonged absence from duty without the consent of the Company, material breach by the Employee of any published Company code of conduct or code of ethics; or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company. With respect to an Employee’s termination of directorship, “Cause” means an act or failure to act that constitutes cause for removal of a director under applicable Arkansas law. The determination of the Committee as to the existence of “Cause” shall be conclusive on the Employee and the Company.
6.8 Death of Employee. Except as may be otherwise set forth in the applicable Award Agreement, if an Employee to whom an Option has been granted under the Plan shall die while employed by the Company or one of its subsidiaries or within three (3) months after the termination of such Employee’s Continuous Service, such Option (to the extent that the Employee was entitled to exercise such Option as of the date of such Employee’s death) shall be exercisable by the Employee’s estate or by the person who acquires the right to exercise such Option upon his or her death by bequest or inheritance. Such exercise may occur at any time within one (1) year after the date of the Employee’s death or such other period as the Committee may at any time provide, but in no event later than the date on which the Option would otherwise terminate.
6.9 Ten Percent Stockholder. Notwithstanding any other provision of this Plan to the contrary, no person may receive an Incentive Stock Option under the Plan if such person, at the time the award is granted, owns (after application of the rules contained in Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its subsidiaries, unless (i) the option price for such Incentive Stock Option is at least 110 percent (110%) of the Fair Market Value of the Common Stock subject to such Incentive Stock Option on the date of grant and (ii) such Option is not exercisable after the date that is five (5) years from the date such Incentive Stock Option is granted.
6.10 Limitations on Time of Grants. No grant of an Incentive Stock Option shall be made under this Plan after the Termination Date (as defined in Section 12.1 hereof) of the Plan.

ARTICLE 7
STOCK APPRECIATION RIGHTS
7.1 Grants of Stock Appreciation Rights. Tandem Stock Appreciation Rights may be awarded by the Committee in connection with any Option granted under the Plan, either at the time the Option is granted or thereafter at any time prior to the exercise, termination or expiration of the Option. Nontandem Stock Appreciation Rights may also be granted by the Committee at any time. At the time of grant of a Nontandem Stock Appreciation Right, the Committee shall specify the number of shares of Common Stock covered by such right and the base price of shares of Common Stock to be used in connection with the calculation described in Section 7.4 below. The base price of a Nontandem Stock Appreciation Right shall be not less than 100 percent of the Fair Market Value of a share of Common Stock on the date of grant. Stock Appreciation Rights shall be subject to such terms and conditions not inconsistent with the other provisions of this Plan as the Committee shall determine. In no event may any Stock Appreciation Right granted under this Plan be amended, other than pursuant to Article 11, to decrease the base price thereof, be cancelled in conjunction with the grant of any new Stock Appreciation Right with a lower exercise price, or otherwise be subject to any action that would be treated, under the applicable exchange listing standards or for accounting purposes, as a “repricing” of such Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Company’s stockholders.
7.2 Limitations on Exercise. A Tandem Stock Appreciation Right shall be exercisable only to the extent that the related Option is exercisable and shall be exercisable only for such period as the Committee may determine (which period may expire prior to the expiration date of the related Option). Upon the exercise of all or a portion of Tandem Stock Appreciation Rights, the related Option shall be canceled with respect to an equal number of shares of Common Stock. Shares of Common Stock subject to Options or portions thereof, surrendered upon exercise of a Tandem Stock Appreciation Right, shall not be available for subsequent awards under the Plan. A Nontandem Stock Appreciation Right shall be exercisable during such period as the Committee shall determine. Subject to the provisions of Section 4.2, the Committee may, in its discretion, accelerate the exercisability of any Stock Appreciation Rights at any time.

B-5	www.homebancshares.com

Appendix B
7.3 Surrender or Exchange of Tandem Stock Appreciation Rights. A Tandem Stock Appreciation Right shall entitle the grantee to surrender to the Company unexercised the related Option, or any portion thereof, and to receive from the Company in exchange therefor that number of shares of Common Stock having an aggregate Fair Market Value equal to (A) the excess of (i) the Fair Market Value of one (1) share of Common Stock as of the date the Tandem Stock Appreciation Right is exercised over (ii) the option price per share specified in such Option, multiplied by (B) the number of shares of Common Stock subject to the Option, or portion thereof, which is surrendered. Cash shall be delivered in lieu of any fractional shares.
7.4 Exercise of Nontandem Stock Appreciation Rights. The exercise of a Nontandem Stock Appreciation Right shall entitle the grantee to receive from the Company that number of shares of Common Stock having an aggregate Fair Market Value equal to (A) the excess of (i) the Fair Market Value of one (1) share of Common Stock as of the date on which the Nontandem Stock Appreciation Right is exercised over (ii) the base price of the shares covered by the Nontandem Stock Appreciation Right, multiplied by (B) the number of shares of Common Stock covered by the Nontandem Stock Appreciation Right, or the portion thereof being exercised. Cash shall be delivered in lieu of any fractional shares.
7.5 Settlement of Stock Appreciation Rights. As soon as is reasonably practicable after the exercise of a Stock Appreciation Right, the Company shall (i) issue, in the name of the grantee, the total number of full shares of Common Stock to which the grantee is entitled pursuant to Section 7.3 or Section 7.4 hereof and cash in an amount equal to the Fair Market Value, as of the date of exercise, of any resulting fractional shares, and (ii) if the Committee causes the Company to elect to settle all or part of its obligations arising out of the exercise of the Stock Appreciation Right in cash pursuant to Section 7.6, deliver to the grantee an amount in cash equal to the Fair Market Value, as of the date of exercise, of the shares of Common Stock the Company would otherwise be obligated to deliver pursuant to this Section 7.5.
7.6 Cash Settlement. The Committee, in its discretion, may cause the Company to settle all or any part of its obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash in lieu of all or part of the shares of Common Stock it would otherwise be obligated to deliver in an amount equal to the Fair Market Value of such shares on the date of exercise.
7.7 No Transferability. No Stock Appreciation Right may be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except as provided by will or the applicable laws of descent and distribution, and no Stock Appreciation Right shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge hypothecation or other disposition of a Stock Appreciation Right not specifically permitted herein shall be null and void and without effect. Except as may be otherwise set forth in the applicable Award Agreement, a Stock Appreciation Right may be exercised only by the Employee during his or her lifetime, or following his or her death pursuant to Section 7.9.
7.8 Exercise after Termination of Continuous Service. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Employee’s Continuous Service terminates (other than upon the Employee’s death), the Employee may exercise his or her Stock Appreciation Rights (to the extent that the Employee was entitled to exercise such Stock Appreciation Rights as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (a) the date three (3) months following the termination of the Employee’s Continuous Service or (b) the expiration of the term of the Stock Appreciation Right as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Stock Appreciation Rights (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Employee does not exercise his or her Stock Appreciation Rights within the time specified in the Award Agreement, the Stock Appreciation Rights shall terminate.
7.9 Death of Employee. Except as may be otherwise set forth in the applicable Award Agreement, if an Employee to whom a Stock Appreciation Right has been granted under the Plan shall die while employed by the Company or one of its subsidiaries or within three (3) months after the termination of such Employee’s Continuous Service, such Stock Appreciation Right (to the extent that the Employee was entitled to exercise such Stock Appreciation Right as of the date of such Employee’s death) shall be exercisable by the Employee’s estate or by the person who acquires the right to exercise such Stock Appreciation Right upon his or her death by bequest or inheritance. Such exercise may occur at any time within one (1) year after the date of the Employee’s death or such other period as the Committee may at any time provide, but in no event later than the date on which the Stock Appreciation Right would otherwise terminate.

B-6	www.homebancshares.com

Appendix B
ARTICLE 8
RESTRICTED STOCK

8.1 Grant of Restricted Stock. The Committee may from time to time cause the Company to grant Restricted Stock under the Plan to Employees, subject to such restrictions, conditions and other terms as the Committee may determine.
8.2 Restrictions.
a.At the time a grant of Restricted Stock is made, the Committee shall establish a period of time (the “Restricted Period”) applicable to such Restricted Stock. Each grant of Restricted Stock may be subject to a different Restricted Period but except as set forth in subsection (b) hereof in no event shall the Restricted Period be less than the minimum Restricted Period set forth in Section 4.2. The Committee may, in its sole discretion, at the time a grant is made, prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives which may be applicable to all or any portion of the Restricted Stock.
b.Subject to the provisions of Section 4.2, the Committee may, in its sole discretion, shorten or terminate the Restricted Period or waive any other restrictions applicable to all or any portion of a Restricted Stock award (i) upon the death of the holder of Restricted Stock, (ii) upon the Disability of the holder of Restricted Stock, or (iii) as permitted under Article 12 hereof. No shares of Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Restricted Stock.
8.3 Restricted Stock Certificates. If the Committee deems it necessary or appropriate, the Company may issue, in the name of each Employee to whom Restricted Stock has been granted, stock certificates representing the total number of shares of Restricted Stock granted to the Employee, provided that such certificates bear an appropriate legend or other restriction on transfer. If the Restricted Stock is certificated, the Secretary of the Company shall hold such certificates, properly endorsed for transfer, for the Employee’s benefit until such time as the restrictions lapse or such shares of Restricted Stock are forfeited to the Company.
8.4 Rights of Holders of Restricted Stock. Except as determined by the Committee either at the time shares of Restricted Stock are awarded or at any time thereafter prior to the lapse of the restrictions, holders of Restricted Stock shall not have the right to vote such shares of Restricted Stock or the right to receive any dividends with respect to such shares of Restricted Stock. All distributions, if any, received by an Employee with respect to shares of Restricted Stock as a result of any stock split-up, stock distribution, a combination of shares, or other similar transaction shall be subject to the restrictions of this Article 8.
8.5 Delivery of Shares of Restricted Stock. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the Restricted Stock shall lapse and the number of shares of Restricted Stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, to the Employee or the Employee’s beneficiary or estate, as the case may be.
8.6 Performance-Based Objectives. At the time of the grant of Restricted Stock to an Employee, and prior to the beginning of the Performance Period (defined in Article 9 below) to which Performance Objectives (defined in Article 9 below) relate, the Committee may establish Performance Objectives based on any one or more performance measures established by the Committee in connection with the grant of an Award. Any such performance measures shall have a minimum performance standard below which no payments will be made.
8.7 Forfeiture of Restricted Stock. Except as the Committee may at any time provide either at the time shares of Restricted Stock are awarded or at any time thereafter prior to the lapse of the restrictions, any Restricted Stock granted to an Employee pursuant to the Plan shall be forfeited if the Employee’s Continuous Service with the Company or its subsidiaries terminates prior to the expiration or termination of the Restricted Period and the satisfaction of any other conditions applicable to such Restricted Stock (including without limitation if such termination of Continuous Service is as a result of death or Disability). With respect to an award of Restricted Stock, upon such forfeiture, the Secretary of the Company shall either cancel or retain in its treasury the shares of Restricted Stock that are forfeited to the Company.

B-7	www.homebancshares.com

Appendix B
ARTICLE 9
PERFORMANCE AWARDS
9.1 Performance Awards. For each Performance Period (as defined in Section 9.2). Performance Awards may be granted under the Plan to such Employees of the Company and its subsidiaries as the Committee shall determine. Each Performance Award so granted shall be subject to the conditions set forth herein and as may be reflected in the applicable Award Agreement. The Committee shall have the discretion to determine (i) the number of shares of Common Stock (“Performance Shares”) or stock-denominated units (“Performance Units”) subject to a Performance Award; (ii) the Performance Period applicable to any Performance Award; (iii) the conditions that must be satisfied for an Employee to earn an Award; and (iv) the other terms, conditions and restrictions of the Award. Performance Shares and Performance Units granted to an Employee shall be credited to an account (a “Performance Award Account”) established and maintained for such Employee.
9.2 Performance Period. “Performance Period” shall mean such period of time as shall be determined by the Committee in its sole discretion. Different Performance Periods may be established for different Employees receiving Performance Awards. Performance Periods may run consecutively or concurrently.
9.3 Value of Performance Shares/Performance Units. Each Performance Share shall have a value equal to the Fair Market Value of a share of Common Stock. Each Performance Unit shall have an initial value that is established by the Committee on or before the date of grant, which shall be specified in the Award Agreement. The Award Agreement covering any Performance Unit shall also set forth a formula for determining the value of each Performance Unit at the time of payment.
9.4 Earning Performance Awards. With respect to each Performance Award under this Plan, the Committee shall specify performance objectives (the “Performance Objectives”) or other vesting provisions in its discretion, which, depending on the extent to which they are met, will determine the number of the Performance Shares or Performance Units, as applicable, or the value of the Performance Award that will be paid out to the Employee. After the applicable Performance Period has ended, the holder of a Performance Award will be entitled to receive a payout of (i) the number of Performance Shares or Performance Units earned by the Employee over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Objectives or other vesting provisions have been achieved, or (ii) if the Committee shall so specify at the time of grant, an amount equal to the difference between (a) the value of the Performance Shares or Performance Units, as applicable, on the payment date and (b) the value of the Performance Shares or Performance Units, as applicable, on the grant date. Subject to the provisions of Section 4.2, after the grant of a Performance Award, the Committee, in its sole discretion, may reduce or waive any Performance Objectives or other vesting provisions for such Performance Award and may accelerate the time at which any restrictions will lapse or be removed.
9.5 Payment for Performance Award. As soon as practicable following the end of a Performance Period, the Committee shall determine whether the Performance Objectives for the Performance Period have been achieved and shall certify in writing the extent to which such Performance Objectives have been achieved. Payment of earned Performance Awards will be made as soon as practicable after the Committee’s certification or as otherwise provided in the applicable Award Agreement or as required by applicable law. The Committee, in its sole discretion, may pay earned Performance Awards in the form of cash, in shares of Common Stock (which have an aggregate Fair Market Value equal to the value of the earned Performance Award at the close of the applicable Performance Period) or in a combination thereof.
9.6 Voting and Dividend Rights. Unless and until Common Stock is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) in respect of earned Performance Awards, no Employee shall be entitled to any voting rights, to receive any dividends, or to have his or her Performance Award Account credited or increased as a result of any dividends or other distributions with respect to Common Stock that may be subject to Performance Awards. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Common Stock is issued, except as provided in Section 11 of the Plan. Notwithstanding the foregoing, within sixty (60) days after the date of payment of a dividend by the Company on its shares of Common Stock, the Committee, in its discretion, may credit an Employee’s Performance Award Account with additional Performance Shares or Performance Units, as applicable, having an aggregate fair market value equal to the dividend per share paid on the Common Stock multiplied by the number of Performance Shares or Performance Units, as applicable credited to his or her account at the time the dividend was declared (“Dividend Equivalent Units”). Any such Dividend Equivalent Units on Performance Shares or Performance Units may be earned in shares of Common Stock or cash but will be subject to the same restrictions on transferability and forfeitability as the Performance Award with respect to which they relate, and if the Performance Shares or Performance Units, as applicable, are forfeited to the Company, such Dividend Equivalent Units shall also be forfeited.

B-8	www.homebancshares.com

Appendix B
9.7 Forfeiture. On the date set forth in the Award Agreement, all unearned or unvested Performance Awards will be forfeited to the Company and again will be available for grant under the Plan. Except as the Committee may at any time provide either at the time a Performance Award is awarded or at any time thereafter prior to the satisfaction of the Performance Objectives, any Performance Award granted to an Employee pursuant to the Plan shall be forfeited if the Employee’s Continuous Service with the Company or its subsidiaries terminates prior to the satisfaction of the Performance Objectives and any other conditions applicable to such Performance Award (including without limitation if such termination of Continuous Service is as a result of death or Disability).

ARTICLE 10
UNRESTRICTED SHARES
10.1 Award of Unrestricted Shares. The Committee may cause the Company to grant Unrestricted Shares to Employees at such time or times, in such amounts and for such reasons as the Committee, in its sole discretion, shall determine. Except as required by applicable law, no payment shall be required for Unrestricted Shares.
10.2 Delivery of Unrestricted Shares. The Company shall issue, in the name of each Employee to whom Unrestricted Shares have been granted, that number of shares of Common Stock representing the total number of Unrestricted Shares granted to the Employee, and shall deliver evidence of such issuance to the Employee as soon as reasonably practicable after the date of grant or on such later date as the Committee shall determine at the time of grant.

ARTICLE 11
ADJUSTMENT PROVISIONS
11.1 Adjustment in the Event of a Company Transaction. In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of a subsidiary or affiliate, or similar event affecting the Company or any of its subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Section 2.2, Section 2.3, and Section 4.2 upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Awards.
11.2 Adjustment in the Event of a Share Change. In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Company, separation or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property to the Company’s stockholders (each, a “Share Change”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Section 2.2, Section 2.3, and Section 4.2 upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Awards.
11.3 Manner of Adjustment. In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards (or the cancellation of any out-of-the money Option or Stock Appreciation Right without any consideration being paid in connection with such cancellation), as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which stockholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); and (2) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares subject to outstanding Awards. The Committee shall also make appropriate adjustments and modifications in the terms of any outstanding Awards to reflect, or related to, any such events, adjustments, substitutions or changes, including modifications of Performance Objectives and changes in the length of Performance Periods, to reflect, among other items: (i) any unusual and/or non-recurring items, (ii) the after-tax impact of any bargain purchase gains, acquisition-related costs, liquidation charges related to contract terminations, information technology systems deconversion and conversion costs, and any other similar costs or expenses, (iii) the effects of changes in international, federal and state tax law, accounting principles or other such laws or provisions affecting reported results, (iv) the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action, or (v) other similar events.

B-9	www.homebancshares.com

Appendix B
11.4 Section 409A. Notwithstanding the foregoing: (i) any adjustments made pursuant to this Article 11 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; and (ii) any adjustments made pursuant to this Article 11 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustments, either (A) the Awards continue not to be subject to Section 409A of the Code or (B) there does not result in the imposition of any penalty taxes under Section 409A of the Code in respect of such Awards.

ARTICLE 12
TERM; AMENDMENT; AND TERMINATION
12.1 Term of Plan. Unless earlier terminated pursuant to this Article 12, the Plan shall terminate on January 20, 2032 (or such earlier date as may apply under Section 422 of the Code) (the “Termination Date”). No Awards shall be granted under the Plan following the Termination Date. Awards outstanding as of the Termination Date shall not be affected or impaired by the termination of the Plan.
12.2 Amendment of Plan. The Board or the Committee may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Employee with respect to a previously granted Award without such Employee’s consent, except such an amendment made to comply with applicable law, including without limitation Section 409A of the Code, applicable exchange listing standards or accounting rules. In addition, no amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or the listing standards of the applicable exchange on which the Company’s stock is listed, as may be required on or after the date hereof.
12.3 Amendment of Awards. Subject to Section 6.2, the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall materially impair the rights of any Employee with respect to an Award without the Employee’s consent, except such an amendment made to cause the Plan or Award to comply with applicable law, applicable exchange listing standards or accounting rules.

ARTICLE 13
WRITTEN AGREEMENT
Each Award shall be evidenced by a written (or electronic) Award Agreement, executed by the Employee and the Company, and containing such restrictions, terms and conditions, if any, as the Committee may require. In the event of any conflict between a written agreement and the Plan, the terms of the Plan shall govern.

ARTICLE 14
MISCELLANEOUS PROVISIONS
14.1 Fair Market Value. “Fair Market Value” for purposes of this Plan, shall be the closing price of the Common Stock as reported on the principal exchange on which the shares are listed for the date on which the grant, exercise or other transaction occurs, or if there were no sales on such date, the most recent prior date on which there were sales.
14.2 Tax Withholding. The Company shall have the right to require Employees or their beneficiaries or legal representatives to remit to the Company an amount sufficient to satisfy federal, state and local tax withholding requirements, or to deduct from all payments under this Plan, amounts sufficient to satisfy all tax withholding requirements (in addition to the Company’s right to withhold from any compensation paid to the Employee by the Company). Whenever payments under the Plan are to be made to an Employee in cash, such payments shall be net of any amounts sufficient to satisfy all federal, state and local tax withholding requirements. The Committee may, in its discretion, permit an Employee to satisfy his or her tax withholding obligation either by (i) surrendering shares of Common Stock owned by the Employee or (ii) having the Company withhold from shares of Common Stock otherwise deliverable to the Employee. Shares of Common Stock surrendered or withheld shall be valued at their Fair Market Value as of the date on which income is required to be recognized for income tax purposes. In the case of an award of Incentive Stock Options, the foregoing right shall be deemed to be provided to the Employee at the time such award is granted.
14.3 Securities Law Compliance.
a.Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Employee has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act of 1933, as amended, the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the

B-10	www.homebancshares.com

Appendix B
Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.
b.In the case of Employees who are or may be subject to Section 16 of the Act, it is the intent of the Company that any award granted hereunder satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3, so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Act and will not be subjected to liability thereunder. If any provision of the Plan or any award would otherwise conflict with the intent expressed herein, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Employees who are or may be subject to Section 16 of the Act.
14.4 Forfeiture; Clawback. The Committee reserves the right to cause a forfeiture of the gain realized by the Employee with respect to any Award granted hereunder on account of actions taken by, or failed to be taken by, such Employee in violation or breach of or in conflict with any (a) employment agreement, (b) confidentiality obligation with respect to the Company, (c) non-competition agreement, (d) agreement prohibiting solicitation of employees or customers of the Company or any subsidiary, (e) Company policy or procedure, (f) other agreement, or (g) any other obligation of such Employee to the Company, as and to the extent specified in such agreement. The Committee may annul an outstanding award if the Employee thereof is terminated for Cause. Notwithstanding anything contained herein to the contrary, all Awards granted hereunder shall be subject to (a) any Company “clawback” policy as may be in effect from time to time which may require the Awards to be repaid or forfeited to the Company after they have been paid or issued to the Employee, (b) the Committee’s right to rescind or clawback an Award in its reasonable discretion on the basis that the Award would not have been paid or have vested, as applicable, had the Committee known of an action or omission of the Employee, or (c) clawback in the event the Company restates its financial statements and the Committee determines that the Award paid or issued to the Employee would not have been paid or have vested, as applicable, had it been based on the restated results. The action permitted to be taken by the Committee under this Section 14.4 is in addition to, and not in lieu of, any and all other rights of the Committee, Board and/or the Company under applicable law.
14.5 Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and businesses of the Company. In the event of any of the foregoing, the Committee may, at its discretion prior to the consummation of the transaction, cancel, offer to purchase, exchange, adjust or modify any outstanding awards, at such time and in such manner as the Committee deems appropriate and in accordance with applicable law.
14.6 Unfunded Status of Plan; General Creditor Status. It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan. Employees shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Employee or beneficiary or legal representative of such Employee. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.
14.7 No Right to Employment. Nothing in the Plan or in any written agreement entered into pursuant to Article 13, nor the grant of any award, shall confer upon any Employee any right to continue in the employ of the Company or a subsidiary or to be entitled to any remuneration or benefits not set forth in the Plan or such written agreement or interfere with or limit the right of the Company or a subsidiary to modify the terms of or terminate such Employee’s employment at any time.
14.8 Acceleration of Exercisability and Vesting. Subject to the provisions of Section 4.2, the Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.
14.9 Notices. Notices required or permitted to be made under the Plan shall be sufficiently made if sent by registered or certified mail addressed (a) to the Employee at the Employee’s address as set forth in the books and records of the Company or its subsidiaries, or (b) to the Company or the Committee at the principal office of the Company.

B-11	www.homebancshares.com

Appendix B
14.10 Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
14.11 Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Arkansas.
14.12 Plan Compliance with Section 409A. The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that the Plan be administered in all respects in accordance with Section 409A of the Code. Each payment under any Award shall be treated as a separate payment for purposes of Section 409A of the Code. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A shall be amended to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A. In the case of amounts not intended to be deferrals of compensation subject to Section 409A, such as, but not limited to, annual incentive Awards, payment or settlement of amounts under such Awards shall occur not later than March 15 of the year following the year in which the Employee has a legally-binding right to payment or settlement. In the case of amounts intended to be deferrals of compensation subject to Section 409A, the initial deferral election shall be made and become irrevocable no later than December 31 of the year immediately preceding the year in which the Employee first performs services related to such compensation, provided that the timing of such initial deferral election may be later as provided in Section 409A with respect to initial participation in the Plan and for “performance-based compensation” as defined under Section 409A. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, in the event that an Employee is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following an Employee’s “separation from service” within the meaning of Section 409A of the Code (“Separation from Service”) shall instead be paid or provided on the first business day after the date that is six (6) months following the Employee’s Separation from Service. If the Participant dies following the Separation from Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Employee’s estate within thirty (30) days after the date of the Employee’s death. With respect to any Award that is not exempt from Section 409A, all references in this Plan to a termination of employment or service or a “separation from service” shall mean a cessation or reduction in the Employee’s services for the Company (and any other affiliated entities that are deemed to constitute a “service recipient” as defined in Treasury Regulation § 1.409A-1(h)(3)) that constitutes a “Separation from Service” as determined under Section 409A of the Code, taking into account all of the facts, circumstances, rules and presumptions set forth in Treasury Regulation § 1.409A-1(h).
14.13 Employees Deemed to Accept Plan. By accepting any benefit under the Plan, each Employee and each person claiming under or through any such Employee shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan.
14.14 Right of Offset. The Company and any of its subsidiaries shall have the right to offset against the obligations to make payment or issue any shares of Common Stock to any Employee under the Plan, any outstanding amounts (including tax withholding amounts paid by the employer or amounts repayable to the Company or any of its subsidiaries pursuant to other employee programs) such Employee then owes to the Company or any of its subsidiaries.

B-12	www.homebancshares.com

HOME BANCSHARES

VOTE

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Central Daylight Time, on April 21, 2022.

Online
Go to **www.envisionreports.com/HOMB** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/HOMB

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - John W. Allison	☐	☐	02 - Brian S. Davis	☐	☐	03 - Milburn Adams	☐	☐
04 - Robert H. Adcock, Jr.	☐	☐	05 - Richard H. Ashley	☐	☐	06 - Mike D. Beebe	☐	☐
07 - Jack E. Engelkes	☐	☐	08 - Tracy M. French	☐	☐	09 - Karen E. Garrett	☐	☐
10 - James G. Hinkle	☐	☐	11 - Alex R. Lieblong	☐	☐	12 - Thomas J. Longe	☐	☐
13 - Jim Rankin, Jr.	☐	☐	14 - Larry W. Ross	☐	☐	15 - Donna J. Townsell	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

1 U P X 5 3 0 9 3 6

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03L94A

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/HOMB

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — HOME BANCSHARES, INC.

The undersigned constitutes and appoints Brian S. Davis and Jennifer C. Floyd or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock of Home BancShares, Inc. which the undersigned is entitled to vote at the Annual Meeting of shareholders of the Company to be held on April 21, 2022, at 10:00 a.m. (CDT) at the Home BancShares corporate office, located at 719 Harkrider Street, Conway, Arkansas 72032, for the purposes stated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES LISTED AND FOR PROPOSALS 2, 3 and 4.

C Non-Voting Items

Change of Address — Please print new address below.